Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ENERGY FUELS INC.,
AN ONTARIO CORPORATION,

ENERGY FUELS HOLDINGS CORP.,
A DELAWARE CORPORATION,

MESTEÑA, LLC,
A TEXAS LIMITED LIABILITY COMPANY,

JONES RANCH MINERALS UNPROVEN, LTD.,
A TEXAS LIMITED PARTNERSHIP,

&

MESTEÑA UNPROVEN, LTD.,
A TEXAS LIMITED PARTNERSHIP,

DATED AS OF MARCH 4, 2016

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TABLE OF CONTENTS

Page

SCHEDULE 3.28	5

SCHEDULE 4.07	5

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of March 4, 2016 (the “Execution Date”), by and among:

ENERGY FUELS INC., an Ontario, Canada corporation (“EFI”), and ENERGY FUELS HOLDINGS CORP., a Delaware corporation (the “Purchaser”),

and

MESTEÑA, LLC, a Texas limited liability company (“Mesteña”), JONES RANCH MINERALS UNPROVEN, LTD., a Texas limited partnership (“Jones Unproven”), and MESTEÑA UNPROVEN, LTD., a Texas limited partnership (“Mesteña Unproven”).

EFI and the Purchaser may be referred to herein collectively as the “EFI Parties” and individually as an “EFI Party.” Mesteña, Jones Unproven and Mesteña Unproven may be referred to herein collectively as the “Sellers” and individually as a “Seller.” EFI, the Purchaser, Mesteña, Jones Unproven and Mesteña Unproven may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Sellers together own all of the limited liability company membership interests (“Membership Interests”) in each of three Texas limited liability companies: Mesteña Uranium, L.L.C., Leoncito Plant, L.L.C., and Leoncito Project, L.L.C. (each an “Acquired Company” and together the “Acquired Companies”);

WHEREAS, the Acquired Companies together own and control the Mesteña Assets, as defined and described more particularly in Appendix A of this Agreement; and

WHEREAS, on the terms and conditions set forth herein, the Purchaser wishes to purchase the Membership Interests from the Sellers, and the Sellers wish to sell the Membership Interests to the Purchaser.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. In addition to the terms defined throughout this Agreement, the capitalized terms used herein that are not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.02 References and Rules of Construction.

(a)     All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of or to this Agreement unless expressly provided otherwise. The Exhibits, Schedules and Appendices referred to herein are attached to and by this reference incorporated herein for all purposes.

(b)     Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.

(c)     The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) shall be deemed to include the terms “including, without limitation,” and “including, but not limited to.” Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)     Any representation or warranty qualified to the “knowledge of the Mesteña Entities” or “the Mesteña Entities’ knowledge” or with any similar knowledge qualification is limited to matters actually known by the respective managers and officers of each of the Sellers and the Acquired Companies.

(e)     All references to “$” shall be deemed references to U.S. Dollars.

(f)     If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.01 Agreement to Purchase and Sell Membership Interests. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell and the Purchaser shall purchase the Membership Interests in each of the Acquired Companies for the consideration specified in Section 2.02. The Sellers shall transfer the Membership Interests in each of the Acquired Companies to the Purchaser through the execution and delivery of assignments in the form attached hereto as Exhibit 1.

Section 2.02 Purchase Consideration. At the Closing, the Purchaser shall pay or cause to be paid to the Sellers the following consideration (the “Purchase Consideration”) in exchange for the Sellers’ sale and transfer of the Membership Interests to the Purchaser under Section 2.01:

(a)     The Purchaser shall cause EFI to issue to or to the direction of the Sellers a total of 4,551,284 common shares of EFI (the “Energy Fuels Shares”), inclusive of any Energy Fuels Shares issued under paragraph (b) below, which have a value of $11 million based on the Volume Weighted Average Price of EFI’s common shares on the NYSE MKT for the 10 trading days ending on the last trading day prior to the Execution Date (subject to the caveat that, notwithstanding the Volume Weighted Average Price described herein, the total number of Energy Fuels Shares to be issued to the Sellers shall not be fewer than 3.85 million shares or more than 5.0 million shares), to be allocated as follows:

(i)	2,887,304 Energy Fuels Shares to or to the direction of Mesteña;

(ii)	212,359 Energy Fuels Shares to or to the direction of Jones Unproven; and

(iii)	1,203,369 Energy Fuels Shares to or to the direction of Mesteña Unproven.

(b)     Subject to Section 6.01(l) and Section 7.03(d), at the direction of the Sellers, the Purchaser shall cause EFI to issue to Juneau Uranium Exploration, L.L.C. a total of 248,252 Energy Fuels Shares (from among the total number of Energy Fuels Shares issued pursuant to paragraph (a) above) which have a value of $600,000 based on the Volume Weighted Average Price of EFI’s common shares on the NYSE MKT for the 10 trading days ending on the last trading day prior to the Execution Date.

(c)     Subject to the Sellers’ compliance with the requirements of Section 6.01(f) regarding amendments to the Uranium Lease and the Uranium Option (each as defined in Section 3.13(a) below), the Purchaser shall pay to Jones Unproven, Mesteña Unproven, Jones Ranch Minerals Proven, Ltd., a Texas limited partnership (“Jones Proven”) and Mesteña Proven, Ltd., a Texas limited partnership (“Mesteña Proven,” and together with Jones Unproven, Mesteña Unproven and Jones Proven, the “Royalty Holders”) a royalty (the “Uranium Royalty”) on uranium oxide (U3O8) produced and sold from the Mesteña Assets pursuant to the terms and conditions set forth in the forms of amended Uranium Lease and amended Uranium Option set out in Exhibit 2 and Exhibit 3, respectively.

Section 2.03 Individual and Collective Benefit from Consideration. For purposes hereof: (a) EFI, as the parent corporation of the Purchaser, has and shall be deemed to have benefited from the consideration received by the Purchaser hereunder, and the Purchaser, as a subsidiary corporation of EFI, has and shall be deemed to have benefitted from the consideration received by EFI hereunder; and (b) each Seller, as an affiliate of the other two Sellers, has and shall be deemed to have benefited from the consideration received by either or both of the other two Sellers, and each Seller has and shall be deemed to have benefitted from any portion of the consideration received hereunder by any of its Affiliates, including Jones Proven and Mesteña Proven.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant the following to the EFI Parties, acknowledging that the EFI Parties are relying upon such representations and warranties in connection with their execution, delivery and performance of this Agreement: Section

3.01 Organization and Qualification of the Sellers. Mesteña is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of Jones Unproven and Mesteña Unproven is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of the Sellers has all necessary organizational power and authority to carry on its business as it is now being conducted and is qualified to do business under the Laws of each jurisdiction in which it carries on its business. Section

3.02 Organization and Qualification of Acquired Companies. Each of the Acquired Companies is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and has all necessary organizational power and authority to carry on its business as it is now being conducted and is qualified to do business under the Laws of each jurisdiction in which it carries on its business.

Section 3.03 Authorization and Enforceability. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and the contracts, agreements, documents and instruments executed and delivered in connection with this Agreement (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary organizational action on the part of each Seller. This Agreement has been duly executed and delivered, and all Ancillary Documents will be duly executed and delivered as required hereunder. This Agreement constitutes, and each of the Ancillary Documents will constitute, a valid and binding obligation of each Seller, enforceable in accordance with its terms.

Section 3.04 Powers of Attorney. No Person has any power of attorney to act on behalf of any Acquired Company in connection with its business or any of the Mesteña Assets that it holds other than such powers to so act as normally pertain to the managers or officers of such Acquired Company.

Section 3.05 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Documents by each of the Sellers will not (a) violate any provision of the organizational documents of any Seller or Acquired Company; (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Seller or Acquired Company is a party or which affects in any material respect any of the Mesteña Assets; or (c) conflict with or violate in any material respect any Law or Governmental Order applicable to any Seller or Acquired Company or any of the Mesteña Assets.

Section 3.06 Capitalization. The Membership Interests in each Acquired Company constitute all of the issued and outstanding equity interests of such Acquired Company and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances, in the following percentages:

Mesteña Uranium, L.L.C.

Jones Unproven:	85%

Mesteña Unproven:	15%

Leoncito Plant, L.L.C.

Mesteña:	100%

Leoncito Project, L.L.C.

Mesteña:	100%

Other than the Membership Interests, no other classes, groups or categories of limited liability company ownership interests have been established or exist for any Acquired Company. There are no options, warrants, conversion privileges or other rights, member rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character requiring or which may require the sale or transfer of any membership interest, or any other equity interest in, any of Acquired Company. All Membership Interests have been duly authorized and validly issued, and are fully paid and non-assessable. All Membership Interests have been issued in compliance with all applicable Laws. There are no outstanding contractual or other obligations of any Acquired Company to repurchase, redeem or otherwise acquire all or any portion of the Membership Interests. Other than the Company Agreements, there are no limited liability company, operating, ownership, voting or similar agreements with respect to any of the Acquired Companies to which any of the Sellers is a party. None of the Acquired Companies has any subsidiaries.

Section 3.07 Books and Records. The books of account and other records of the Acquired Companies are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True and complete copies of all such books and records have been made available to the EFI Parties and, at the Closing, the originals of all such books and records will be in the possession of the Acquired Companies.

Section 3.08 Financial Information; Accounts Receivable.

(a)     True and complete copies of (i) the unaudited financial statements of the Acquired Companies as of December 31, 2013 and 2014 (collectively, the “Financial Statements”), and (ii) the unaudited financial statement of the Acquired Companies as of December 31, 2015 (the “Interim Financial Statement”) have been delivered to the EFI Parties.

(b)     The Financial Statements and Interim Financial Statement (i) were prepared in accordance with the books of account and other records of the Acquired Companies (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the financial condition and results of operations of the Acquired Companies as of the dates thereof or for the periods covered thereby, and (iii) were prepared in a manner and on a basis consistent with the past practices of the Acquired Companies except as expressly disclosed therein.

(c)     All accounts receivable of the Acquired Companies arose only from bona fide transactions in the ordinary course of business.

Section 3.09 Absence of Certain Changes. Since the date of the Acquired Companies’ most recent balance sheets, the Acquired Companies have conducted their operations in the ordinary course of business in all material respects, and except as otherwise contemplated by this Agreement, there has not been:

(a)     any change in any method of accounting or accounting practice by any of the Acquired Companies;

(b)     any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into, modified or terminated between any of the Acquired Companies on the one hand, and any manager, officer or employee of any of the Acquired Companies (or any amendment to any such existing agreement) on the other, (ii) grant of any severance or termination pay to any manager, officer or employee of any of the Acquired Companies for which any of the Acquired Companies is liable after the Closing Date, (iii) change (other than in connection with hiring or firing managers, officers or employees) in compensation or other benefits payable by any of the Acquired Companies to any manager, officer or employee of any of the Acquired Companies other than any changes in the ordinary course of business, or (iv) hiring or firing any employee other than in the ordinary course of business, except in each case for changes made with respect to all employees under any employee Benefit Plan;

(c)     any sale, assignment, conveyance, license, sublease or other disposition of any Mesteña Assets or imposition of any Encumbrance (other than Permitted Encumbrances) on any of the foregoing except in the ordinary course of business or as contemplated in this Agreement;

(d)     any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

(e)     any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the ordinary course of business;

(f)     any write-down or write-off of the value of any material asset, except for write-downs or write-offs of accounts receivable or inventories in the ordinary course of business or otherwise that would be required for the preparation of audited balance sheets or obsolete or surplus property not needed for operation of the Project;

(g)     any other transaction or commitment made, or any contracts entered into, by any of the Acquired Companies relating to their assets or business or the Project, other than transactions, commitments and contracts in the ordinary course of business and those contemplated by this Agreement;

(h)     any action taken by the Sellers, any of their Affiliates or any of the Acquired Companies or, to the knowledge of the Mesteña Entities, by another Person on behalf of the Sellers, any of their Affiliates or any of the Acquired Companies that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement in any material respect;

(i)     or any agreement, whether or not in writing, to do any of the foregoing by any of the Sellers, any of their Affiliates or any of the Acquired Companies.

Section 3.10 Absence of Undisclosed Indebtedness. The Acquired Companies have no outstanding Indebtedness (whether absolute, accrued, contingent or otherwise) and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the Indebtedness of any Person (whether absolute, accrued, contingent or otherwise) other than Indebtedness (a) reflected or reserved against on the balance sheet included in the Interim Financial Statement, (b) disclosed in Schedule 3.10, or (c) incurred since the date of the Interim Financial Statement in the ordinary course of business of the Acquired Companies and not material to any of the Acquired Companies.

Section 3.11 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Mesteña Entities’ knowledge, threatened against any of the Sellers or their Affiliates or the Acquired Companies which, if determined adversely, may result in a Material Adverse Effect.

Section 3.12 Compliance with Laws; Permits.

(a)     Each Acquired Company has complied and continues to comply in all material respects with all applicable Laws, and, to the Mesteña Entities’ knowledge, there are no existing, pending or threatened conditions or circumstances that might constitute or cause any violation of any applicable Laws by any Acquired Company.

(b)     The Acquired Companies possess all Permits necessary to enable them to conduct their business, own the Mesteña Assets and operate the Project. All such Permits are disclosed on Schedule 3.12. All such Permits are in full force and effect, and no action, claim or proceeding exists or is pending or, to the knowledge of the Mesteña Entities, threatened to suspend, revoke, terminate or prevent the exercise of rights under, or renewal of, any such Permit or to declare any such Permit invalid. Each Acquired Company is in compliance in all material respects with all such Permits, and, to the Mesteña Entities’ knowledge, there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit. The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any such Permit or cause a cancellation of or otherwise materially adversely affect such Permit, and, to the Mesteña Entities’ knowledge, no other Permits are required in order to conduct the Acquired Companies’ business, own the Mesteña Assets or operate the Project. There are no Permits held by any of the Sellers or (other than the Acquired Companies) any of their respective Affiliates relating to any of the Mesteña Assets or the Project.

Section 3.13 Mesteña Contracts.

(a)     All of the contracts, leases, mortgages, deeds, licenses, instruments, notes, commitments, undertakings, indentures and other agreements included among the Mesteña Assets, to which any of the Acquired Companies is a party or that materially impact or involve any of the Acquired Companies or the Mesteña Assets or the operation of the Project (the “Mesteña Contracts”) are described on Schedule 3.13, including but not limited to the following agreements:

•	Uranium Solution Mining Lease, dated June 1, 2004, by and between Mesteña Unproven, Ltd., Jones Ranch Minerals Unproven, Ltd., and Mesteña Proven Ltd. (as Lessors) and Leoncito Project, Ltd. (as Lessee) (referred to herein as the “Uranium Lease”)

•	Uranium Testing Permit and Lease Option Agreement, dated August 1, 2006, by and between Mesteña Unproven, Ltd., Jones Ranch Minerals Unproven, Ltd., and Mesteña Proven Ltd. (together as Grantor) and Leoncito Project, Ltd. (as Grantee), as amended by that certain First Extension of Uranium Testing Permit and Lease Option Agreement, dated March 10, 2014, by and among the same parties as Grantor and Grantee (referred to herein as the “Uranium Option”)

•	Nine separate Surface Use Agreements by and between the Acquired Companies and certain surface estate owners concerning lands subject to mineral exploration and development activities under the Uranium Lease and the Uranium Option, listed more particularly on Schedule 3.13 (referred to herein as the “Surface Use Agreements”)

•	Six separate conveyance documents granting to Mesteña Unproven, Ltd. and Jones Ranch Minerals Unproven, Ltd. for a term of years all rights, titles and interests in and to all Minerals and oil and gas in, on and under all of the lands subject to mineral exploration and development activities under the Uranium Lease and the Uranium Option, listed more particularly on Schedule 3.13 (referred to herein as the “Term Conveyances”)

(b)     As of the Closing Date, the Sellers have made available to the EFI Parties true and complete copies of each Mesteña Contract and all amendments or modifications thereto.

(c)     All of the Mesteña Contracts are in full force and effect and, subject to Section 6.01(f) and Section 6.01(l), will remain in full force and effect at Closing. No action, claim or proceeding exists or is pending or, to the knowledge of the Mesteña Entities, threatened to terminate or prevent the enjoyment or exercise of the Acquired Companies’ rights under any Mesteña Contract or to declare any Mesteña Contract invalid or unenforceable. Each Acquired Company is in compliance in all material respects with all Mesteña Contracts, and, to the Mesteña Entities’ knowledge, there are no circumstances or events which, with notice or lapse of time or both, would result in or constitute a breach or default under any Mesteña Contract. The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any Mesteña Contracts or cause a breach or default under or otherwise materially adversely affect any Mesteña Contracts.

(d)     Except as expressly disclosed on Schedule 3.13, none of the Mesteña Assets or Acquired Companies is subject to or burdened by any contract that can be reasonably expected to result in payments to or receipts of revenue by the Sellers or any of the Sellers’ Affiliates (other than the Acquired Companies) or any Third Party during the current or any subsequent calendar year, including (i) any operating agreement, transportation agreement, exploration agreement, joint development agreement, participation agreement and processing or similar contract or sales, purchase or exchange contract or call on production or (ii) any indenture, mortgage, loan, deed of trust, note purchase agreement, credit or sale-leaseback, guaranty, bond, letter of credit or similar contract that will not be terminated with respect to the Mesteña Assets on or before Closing.

Section 3.14 Mesteña Real Property. Schedule 3.14 sets forth a complete list of all real property included among the Mesteña Assets (the “Mesteña Real Property”) and the ownership thereof, which real property will remain the real property of the Acquired Companies through Closing. Each Acquired Company owns Defensible Title to the Mesteña Real Property that such Acquired Company is listed as owning on Schedule 3.14, free and clear of all Encumbrances, except for the Permitted Encumbrances.

Section 3.15 Mesteña Personal Property. Schedule 3.15 sets forth a complete list of all personal property included among the Mesteña Assets (the “Mesteña Personal Property”) and the ownership thereof, which personal property will remain the personal property of the Acquired Companies through Closing. Each Acquired Company owns Defensible Title to the Mesteña Personal Property that such Acquired Company is listed as owning on Schedule 3.15, free and clear of all Encumbrances, except for the Permitted Encumbrances.

Section 3.16 Bank Accounts. Schedule 3.16 sets forth a true, correct and complete list and description of all bank accounts owned and/or used by the Acquired Companies (including the name of each Person with signing authority or access thereunder), which accounts will remain the accounts of the Acquired Companies following the Closing.

Section 3.17 Taxes and Assessments.

(a)     All Taxes related to the Acquired Companies or Mesteña Assets that have become due and payable have been properly paid.

(b)     All Tax Returns with respect to Taxes that are required to be filed by any of the Acquired Companies in respect of the Mesteña Assets or otherwise have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)     No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to any of the Acquired Companies or the Mesteña Assets, and none of the Sellers or Acquired Companies has received notice of any pending claim against it from any applicable Governmental Authority for assessment of Taxes and no such claim has been threatened.

(d)     No audit, litigation or other proceeding with respect to Taxes related to any of the Acquired Companies or the Mesteña Assets has been commenced or is presently pending. None of the Sellers or Acquired Companies has been granted an extension or waiver of the statute of limitations applicable to any Tax related to any of the Acquired Companies or the Mesteña Assets, which period has not yet expired.

(e)    None of the Sellers or Acquired Companies is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to any of the Acquired Companies or the Mesteña Assets.

(f)     None of the Acquired Companies or Mesteña Assets is subject to tax partnership reporting for federal or state income tax purposes.

(g)     None of the Mesteña Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)     All of the Mesteña Assets that are subject to property Taxes have been properly listed and described on the property tax rolls of the appropriate Governmental Authority for all assessment dates prior to Closing.

(i)     The Sellers and the Acquired Companies, as applicable, have complied with all escheat or unclaimed property Laws with respect to funds or property received in connection with owning or operating the Mesteña Assets.

Section 3.18 Environmental Matters.

(a)     Except as set forth on Schedule 3.18:

(i)

with respect to the Mesteña Assets, the Acquired Companies are, and, to the knowledge of the Mesteña Entities, the Acquired Companies have been, operating in full compliance with all Environmental Laws;

(ii)

the Acquired Companies hold, and at the Closing will hold, all Permits (as set forth on Schedule 3.12) necessary to conduct the Project, and all such Permits are, and at the Closing will be, valid and in full force and effect;

(iii)

none of the Sellers or Acquired Companies or their Affiliates has entered into, nor is any of the Sellers or Acquired Companies or their Affiliates subject to any Governmental Order that relates to the present or future use of any of the Mesteña Assets or requires any material change in the present Environmental Condition of any of the Mesteña Assets;

(iv)

no Governmental Order or other action is pending, and, to the Mesteña Entities’ knowledge, no Governmental Order or other action has been threatened, by any Governmental Authority or Third Party concerning any alleged violation of or Environmental Liability under any Environmental Law;

(v)

none of the Sellers or Acquired Companies or their Affiliates has received written notice from any Governmental Authority or Third Party alleging any current or past violation or potential violation of any Environmental Law in respect of any of the Mesteña Assets;

(vi)

no Hazardous Substance has been used, generated, manufactured, refined, treated, transported, stored, handled, disposed of, transferred, produced or processed at, on, under or from any of the Mesteña Assets except in compliance with all Environmental Laws; and

(vii)

no Hazardous Substance has been discharged, dumped, pumped, deposited, spilled, leaked, emitted or released by any Person (or, to the knowledge of the Mesteña Entities, is otherwise present) at, on, under or from any of the Mesteña Assets in such manner or quantity that exceeds applicable limitations, criteria or standards under any Environmental Law or that would require investigation and/or remediation under any Environmental Law.

(b)     The Acquired Companies currently satisfy all financial assurance obligations relating to the Project through (i) cash collateral totaling approximately $4.4 million and (ii) an irrevocable standby letter of credit totaling approximately $6.5 million. At the Closing, the Acquired Companies shall retain the cash collateral but not the irrevocable standby letter of credit, which shall be replaced as provided in Section 5.05.

Section 3.19 Bankruptcy; Solvency. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to the knowledge of the Mesteña Entities, threatened against any Seller, Acquired Company or any Affiliate thereof. No Seller is entering into this Agreement with actual intent to hinder, delay or defraud any creditor. Each of the Sellers and Acquired Companies and their Affiliates is currently solvent and will be solvent immediately after the Closing after giving effect to (i) the transactions contemplated in this Agreement and the Ancillary Documents and (ii) any other transactions contemplated by the Sellers or any of their respective Representatives on or after the Closing, which would be taken into account in determining whether any of the transactions contemplated hereby were invalid or illegal under, in violation of, or can be set aside or give rise to, any award or damages, sanctions or other Liability against the EFI Parties or any of their respective Affiliates or Representatives under applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other similar Laws.

Section 3.20 Consents, Approvals or Waivers. Schedule 3.20 sets forth any and all consents, approvals and waivers of any nature that any of the Sellers or the Acquired Companies or any of their respective Affiliates or Representatives must obtain from any Person, including any Governmental Authority, in order to consummate the transactions contemplated under this Agreement (and under any Ancillary Document required to be executed and delivered by the Sellers hereunder) (collectively, “Required Consents”). Except as set forth on Schedule 3.20, each Seller’s execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the Sellers hereunder) is not and will not be subject to any Required Consents. Schedule 3.20 describes, for each Required Consent, (i) the Governmental Authority or other Person from which each Required Consent must be obtained, and (ii) the agency contact information for the Governmental Authority from which each Required Consent must be obtained.

Section 3.21 Governmental Authorization. Provided that each of the Required Consents set forth on Schedule 3.20 is obtained at or before the Closing, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which each Seller will become a party, including the sale, transfer and conveyance of the Acquired Companies and any related or resulting changes in control of any of the Mesteña Assets, will not (i) violate or conflict with any Law, including any Environmental Law, or any Governmental Order, or (ii) require the approval of any Governmental Authority, except where the violation, conflict or failure to obtain the approval would not have a Material Adverse Effect.

Section 3.22 Royalty Obligations. Except as set forth in the Uranium Lease and Uranium Option, no Person is currently entitled to any royalty, net profits interest, carried interest or any other interests based on the production and/or sale of Minerals from the Mesteña Assets, including any advance royalties. Following the Closing, no such interest shall exist other than as set forth in the amended Uranium Lease and the amended Uranium Option as provided under Section 6.01(f).

Section 3.23 Employment and Benefit Matters.

(a)     Other than as disclosed in Schedule 3.23 and except as required by Laws, the Acquired Companies are not party to or bound by any oral or written contract or commitment providing for (i) severance, notice of termination or pay in lieu of notice of termination or termination, severance, retention or similar payments or (ii) cash or other compensation or benefits to any employees (which, for purposes of this Section, includes managers and officers), consultants or agents of the Acquired Companies upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)     The Acquired Companies have not made any agreement with, or commitment to, any labor union, employee association or other similar entity or made commitments to or conducted negotiations with any labor union or employee association or similar entity with respect to any future agreements. No trade union, employee association or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees of the Acquired Companies.

(c)     There has been no and, to the knowledge of the Mesteña Entities, there is no threat of any (A) strike, lock-out, work stoppage, work slowdown or labor dispute in the past three years, or (B) material outstanding labor or employment proceedings or processes of any kind (including unfair labor practice complaints, grievances, arbitrations, worker’s compensation claims or applications for declaration of related or successor employer) in respect of any current or former employees of the Acquired Companies.

(d)     Schedule 3.23 contains a complete and accurate list of all Benefit Plans. To the extent required, all of the Benefit Plans have been approved by the appropriate authorities. All obligations of the Acquired Companies required to be performed in connection with the Benefit Plans and funding media established therefor, including the making or payment of contributions or premiums, have been performed, and there are no outstanding defaults or violations by the Acquired Companies. There are no outstanding liabilities under any Tax Laws with respect to the Benefit Plans. Other than as disclosed in Schedule 3.23, no Benefit Plan provides benefits to retirees or to employees of the Acquired Companies after termination of employment or provides for retroactive charges or premium increases. There are no participants or other individuals entitled to participate in any Benefit Plan other than current or former employees of the Acquired Companies.

(e)      Schedule 3.23 contains a complete and accurate list of (i) the name, position and 2014 and 2015 monthly gross rate of pay of all employees of the Acquired Companies, and (ii) all presently outstanding loans and advances (other than routine travel advances) made by the Acquired Companies to any employee and the current status thereof. The Acquired Companies are in compliance in all material respects with all applicable Laws with respect to its employees, including, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labor charges and social security and other payments under any applicable Laws. As of the Closing Date, any and all employee compensation (e.g., salaries, wages, bonuses, dividends, profit distribution or sharing, pay increases, payment of sales commissions, Benefit Plans and the corresponding payment of any labor charges and social security and other payments under any applicable Laws) that is owed to any employees of the Acquired Companies in respect of any period of time prior to the Closing Date has been fully paid to such employees.

(f)     The Acquired Companies do not have any labor-related liability (whether absolute, accrued, contingent or otherwise) to former or retired employees (being only those no longer employed on the date hereof), including without limitation, liabilities for accrued bonuses, vacations and/or sales commissions, all of which have been paid prior to the date hereof.

(g)     The Acquired Companies are not subject to any determination under applicable Laws to the effect that any individuals currently directly or indirectly performing services for the Acquired Companies are entitled to benefits granted to employees under applicable Laws or should otherwise be treated as employees for tax purposes or otherwise. The Acquired Companies have not any accrued liabilities with regard to their consultants or other service providers or outsourced contractors or subcontractors other than in the ordinary course of business.

Section 3.24 Expropriation. No part of the Mesteña Assets has been taken, condemned or expropriated by any Governmental Authority nor has any written notice or proceeding in respect thereof been given or commenced nor do the Sellers or the Acquired Companies know of any intent or proposal to give such notice or commence any such proceedings.

Section 3.25 Insurance. Schedule 3.25 sets forth a complete and accurate list of each insurance policy under which the Acquired Companies has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time or relating to any of the Mesteña Assets during the past three years. The Sellers have made available or will make available prior to the Closing Date to the Purchaser a true and complete copy of each such policy that is in effect as of the date of this Agreement. With respect to each such policy, none of the Acquired Companies, nor, to the Sellers’ knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Sellers do not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or allow termination, modification or acceleration under the policy. None of the Acquired Companies or Sellers has received any notice that any of such policies cannot be renewed in the ordinary course of business, and has no knowledge of any reasonable basis for any such non-renewal. All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed any of the Acquired Companies or Sellers of any denial of coverage or reservation of rights thereto. Schedule 3.25 also describes any self-insurance arrangements affecting any of the Acquired Companies or Mesteña Assets.

Section 3.26 Energy Fuels Shares, Securities Matters. In connection with the delivery of the Energy Fuels Shares to the Sellers:

(a)     The Sellers have had the opportunity to ask questions of and receive answers from EFI regarding the acquisition of the Energy Fuels Shares, and have received all the information regarding EFI that they have requested;

(b)     The Sellers acknowledge that the Energy Fuels Shares are highly speculative in nature and the Sellers have such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Energy Fuels Shares, the Sellers have not relied upon EFI for investment, legal or tax advice, or other professional advice, and have in all cases sought or elected not to seek the advice of their own personal investment advisers, legal counsel and tax advisers. The Sellers are able, without impairing the financial condition of any of them, to bear the economic risk of, and withstand a complete loss of the investment and they can otherwise be reasonably assumed to have the capacity to protect their own interests in connection with their investment in the Energy Fuels Shares.

(c)     The Sellers acknowledge that EFI may be required to file a report of trade with applicable Canadian securities regulators containing personal information about the Sellers and that EFI may also be required pursuant to applicable securities laws to file this Agreement on SEDAR and EDGAR. By executing this Agreement, the Sellers authorize the indirect collection of the information described in this Section by all applicable securities regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable securities regulators and (ii) the filing of this Agreement on SEDAR and EDGAR; and

(d)     The Sellers acknowledge that the Energy Fuels Shares will be issued to the Sellers on a “private placement” basis in Canada and that (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Energy Fuels Shares, (ii) it has not been provided with an offering memorandum (as defined in any applicable Canadian securities laws) or any similar document in connection with the issuance of the Energy Fuels Shares, and (iii) it is purchasing the Energy Fuels Shares for investment only, and not with a view to resale or distribution.

(e)     The Sellers acknowledge that the Energy Fuels Shares have not been and will not be registered under the Securities Act), or applicable state securities laws, and the Energy Fuels Shares are being offered and sold to the Sellers in reliance upon Rule 506(b) of Regulation D and/or Section 4(a)(2) under the Securities Act.

(f)     Each Seller is an Accredited Investor as defined in Rule 501(a) of Regulation D under the Securities Act.

(g)     The Sellers acknowledge that they are not acquiring the Energy Fuels Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(h)     The Sellers acknowledge that the Energy Fuels Shares are “restricted securities”, as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the Securities Act and applicable state securities laws, and each Seller agrees that if it decides to offer, sell, pledge or otherwise transfer, directly or indirectly, any of the Energy Fuels Shares absent such registration, it will not offer, sell, pledge or otherwise transfer, directly or indirectly, any of the Energy Fuels Shares, except;

(i)     to EFI; or

(ii)     outside the United States in an “offshore transaction” in compliance with the requirements of Rule 904 of Regulation S under the 1933 Act, if available, and in compliance with applicable local laws and regulations; or

(iii)     in compliance with an exemption from registration under the 1933 Act provided by (a) Rule 144 or (b) Rule 144A thereunder, if available, and in accordance with any applicable state securities or “Blue Sky” laws; or

(iv)     in a transaction that does not require registration under the Securities Act or any applicable state securities laws;

(v)     and, in the case of subparagraph (iii)(a) or (iv), it has furnished to EFI an opinion of counsel of recognized standing in form and substance satisfactory to EFI to such effect.

(i)     The Sellers acknowledge that the certificates representing the Energy Fuels Shares shall bear a legend in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO ENERGY FUELS INC., (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO ENERGY FUELS INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO ENERGY FUELS INC. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

And if the certificates representing the Energy Fuels Shares have been held for a period of at least six months and if Rule 144 under the Securities Act is applicable (there being no representations by the EFI Parties that Rule 144 is applicable), and subject to the restrictions set forth the Section 5.08 hereof, the Sellers may make sales of the Energy Fuels Shares only under the terms and conditions prescribed by Rule 144 of the Securities Act or other exemptions therefrom, and if requested by the Sellers, EFI shall use its commercially reasonable efforts to cause its transfer agent to remove the restrictive legend set forth above and provide the Sellers with one or more certificates for the Energy Fuels Shares as instructed by the Sellers free from any restrictive legends.

Section 3.27 Accurate Information Disclosed. To the Sellers’ knowledge, all information disclosed to the EFI Parties by or on behalf of the Sellers regarding the Acquired Companies, the Mesteña Assets and the Project, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.28 Brokers. Except as set forth on Schedule 3.28, no broker, finder, investment banker or other agent is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers or the Acquired Companies. The Sellers shall be solely responsible for payment of any such fee or commission, and the EFI Parties shall have no direct or indirect responsibility or liability for any such fee or commission.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE EFI PARTIES

Except to the extent one or more of the following representations and warranties are expressly limited to one of the EFI Parties, the EFI Parties, jointly and severally, represent and warrant to the Sellers the following: Section

4.01 Existence and Qualification. EFI is a corporation, validly existing and in good standing under the laws of the Province of Ontario, Canada. The Purchaser is a corporation, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of Texas.

Section 4.02 Power. Each EFI Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Documents by each EFI Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

Section 4.03 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by each EFI Party at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each EFI Party. This Agreement has been duly executed and delivered by each EFI Party (and all Ancillary Documents required hereunder to be executed and delivered by each applicable EFI Party at Closing will be duly executed and delivered by each applicable EFI Party) and this Agreement constitutes, and at the Closing such Ancillary Documents will constitute, the valid and binding obligations of each EFI Party, enforceable in accordance with their terms.

Section 4.04 No Conflicts. The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by each EFI Party at Closing, and the performance of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of either EFI Party, (b) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which either EFI Party is a party or which affects the Energy Fuels Shares, or (c) violate any judgment, order, ruling or regulation applicable to any EFI Party as a party in interest.

Section 4.05 Litigation. There are no actions, claims, suits, demands or proceedings pending, or, to the knowledge of the EFI Parties, being contemplated or threatened in writing by a Person, before any Governmental Authority, arbitrator or mediator to which either EFI Party is a party which would impair the EFI Parties’ ability to perform their obligations under this Agreement or any Ancillary Document required to be executed and delivered by one or more of the EFI Parties at Closing.

Section 4.06 Consents and Preferential Purchase Rights. None of the Energy Fuels Shares is subject to any preferential right to purchase or requires the consent of a Third Party or an Affiliate which may be applicable to the transactions contemplated by this Agreement.

Section 4.07 Consents, Approvals or Waivers. Except as set forth on Schedule 4.07, each EFI Party’s execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the EFI Parties at Closing) is not and will not be subject to any consent, approval or waiver from any Governmental Authority or Person.

Section 4.08 EFI Securities Matters. As of the Closing, the Energy Fuels Shares will be validly issued, fully paid and outstanding.

Section 4.09 EFI Public Filings. As of the Closing,

(a)     EFI has timely filed with or furnished to the U.S. Securities Exchange Commission (“SEC”), and has heretofore made available to Sellers true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed, furnished or submitted by it with the SEC or mailed to its shareholders pursuant to the Securities Act, the Exchange Act or rules promulgated thereunder since January 1, 2014 (collectively, the “EFI SEC Reports”). As of their respective dates (or, if any EFI SEC Reports were amended, as of the date such amendment was filed with the SEC), each EFI SEC Report, including any financial statements or schedules included therein and as amended, if amended, (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     Copies of EFI’s prospectuses, financial statements, management discussion & analysis, annual information forms, management information circulars, material change reports and other public disclosure documents (including exhibits and amendments thereto, and documents incorporated by reference therein) filed with or furnished to the securities regulatory authorities in the Provinces of Canada in which EFI is a “reporting issuer” or equivalent (“Canadian Securities Regulatory Authorities”) since January 1, 2014 (collectively, the “EFI SEDAR Reports”) are available online through SEDAR. EFI has timely filed each of the EFI SEDAR Reports required to be filed or submitted by it or mailed to its shareholders pursuant to the applicable securities legislation (including any rules and regulation promulgated thereunder) of each of the Provinces of Canada in which EFI is a “reporting issuer” or equivalent. As of their respective dates (or, if any EFI SEDAR Reports were amended, as of the date such amendment was filed on SEDAR), each EFI SEDAR Report, including any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of such applicable securities legislation and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.01 Access to Records. Between the Execution Date and the Closing Date, the Sellers and their Affiliates shall give the EFI Parties and their Representatives reasonable access to the Records pertaining to the Acquired Companies and the Mesteña Assets and the right to copy, at the EFI Parties’ sole cost and expense, such Records, for the purpose of conducting a confirmatory review of the Acquired Companies and the Mesteña Assets. The Sellers and their Affiliates shall cooperate with the EFI Parties and their Representatives in their efforts to obtain such additional information relating to the Acquired Companies and the Mesteña Assets as the EFI Parties or their Representatives may reasonably request.

Section 5.02 Government Reviews. In a timely manner, the Sellers, the Acquired Companies and the EFI Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby and (b) provide such information as each Party may reasonably request to make such filings, prepare such applications and conduct such negotiations. To the extent necessary, each Party shall reasonably cooperate with and assist the other Parties in pursuing such filings, applications and negotiations. Each Party shall be responsible for and shall make any governmental filings required to be made by such Party to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.03 Public Announcements; Confidentiality.

(a)     The Sellers understand and agree that EFI will make a public announcement concerning the execution of this Agreement and the transactions contemplated hereunder immediately following the Execution Date, and the Sellers shall not object to such announcement being made; provided, however, EFI shall consult with the Sellers regarding the contents of such public announcement prior to its issuance. Otherwise, no Party shall make any other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party, except that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates; provided, that, in each case, each Party shall consult with the other Party regarding the contents of any disclosure regarding the execution of this Agreement or the Closing of the transactions contemplated hereby prior to making such disclosure, and that each Party shall use its reasonable efforts to consult with the other Parties regarding the contents of any other disclosure.

(b)     Except as required by Law or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates, the Parties shall be bound by the terms, conditions and obligations set forth in the Confidentiality Agreement, the terms of which shall be deemed to be incorporated by reference into this Agreement. Each Party hereto hereby agrees to be bound by the terms and provisions of the Confidentiality Agreement as though it were a “Party” to the Confidentiality Agreement.

Section 5.04 Operation of Business; Pre-Closing Holding Costs; Insurance Premium Loans.

(a) From the Execution Date until the Closing Date, the Sellers and the Acquired Companies shall:

(i)     conduct any business related to the Acquired Companies and the Mesteña Assets in the ordinary course consistent with their recent activities and prudent industry practice and in compliance with all Laws and shall use commercially reasonable efforts to preserve intact the Acquired Companies’ business organizations and goodwill, including, keeping available the services of the Acquired Companies’ officers, employees and consultants and maintaining reasonably satisfactory relationships with vendors, customers and others having business relationships with the Acquired Companies, subject to the terms of this Agreement;

(ii)     not commit to any new operation on or involving the Mesteña Assets, or incur any contractual obligation or Liability in respect of the Acquired Companies or the Mesteña Assets, requiring future capital expenditures in excess of $10,000;

(iii)    maintain insurance coverage for the Acquired Companies and on the Mesteña Assets in the amounts and of the types presently in force;

(iv)    maintain all Permits, approvals, bonds and guaranties affecting the Mesteña Assets, and make all filings that the Acquired Companies or their Affiliates are required to make under applicable Law with respect to such Mesteña Assets;

(v)     not transfer, sell, hypothecate, encumber or otherwise dispose of any interest in the Acquired Companies or portion of the Mesteña Assets;

(vi)    not create any lien, security interest or other Encumbrance with respect to the Acquired Companies or the Mesteña Assets, nor (i) enter into any agreement for the sale, disposition or encumbrance of any interest in the Acquired Companies or portion of the Mesteña Assets, nor (ii) dedicate, sell, encumber or dispose of any Minerals produced from the Mesteña Assets, if any;

(vii)    not issue any equity or equity-like securities, or securities convertible into or exchangeable or exercisable for equity or equity-like securities, or grant any preferential right or other right to purchase or agree to require the consent of any Person not otherwise required to consent to the transfer and conveyance of the Acquired Companies to the Purchaser;

(viii)    not voluntarily abandon any of the Mesteña Assets other than as required pursuant to applicable Law;

(ix)     not (1) incur or assume any Indebtedness except Indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $10,000 in the aggregate, (2) modify the terms of any Indebtedness, (3) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $10,000 in the aggregate, or (4) make any loans, advances or capital contributions to, or investments in, any other Person (other than short-term investments of cash in the ordinary course of business);

(x)     not increase the compensation payable or to become payable or the benefits provided to the Acquired Companies’ directors, managers, officers or employees;

(xi)     not grant, or change, any severance or termination pay, other than with respect to employment agreements entered into with new employees in the ordinary course of business and consistent with past practice;

(xii)     not take any action that would result in the breach of any representation and warranty of Sellers hereunder (except for representations and warranties made as of a specific date) such that the EFI Parties would have the right to terminate this Agreement; and

(xiii)    not enter into any agreement with respect to any of the foregoing.

Any requests for approval of any action restricted by this Section 5.04(a) shall be delivered to the EFI Parties in accordance with the notice provisions of Section 11.02. The EFI Parties’ approval of any action restricted by this Section 5.04(a) shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the notice to the EFI Parties) after the notice to the EFI Parties requesting such consent unless the EFI Parties provide notice to the contrary during that period. In the event of an emergency, the Sellers and Acquired Companies may take such action as a reasonably prudent Person would take and shall notify the EFI Parties of such action promptly thereafter.

(b)     Upon completion of the Closing hereunder, the EFI Parties agree to reimburse the Sellers for all necessary and reasonable costs that the Sellers incur to hold and maintain the Mesteña Assets and the business operations of the Acquired Companies in accordance with the limitations and requirements of Section 5.04(a) for the period of time between the Effective Date and the Closing Date. However, the Sellers shall retain full responsibility for any costs incurred by the Sellers or the Acquired Companies on or before the Closing Date in violation of any limitations or requirements of Section 5.04(a). In addition, the reimbursement under this section shall not apply to any costs for which the Sellers are otherwise expressly responsible under this Agreement, including but not limited to costs under Section 6.01(k) and Section 11.03. Within thirty (30) days after the Closing Date, the Sellers shall deliver to the EFI Parties an itemized invoice of costs eligible for reimbursement under this section. The invoice shall include copies of timesheets, billing statements, vendor invoices, receipts and other documentation necessary to substantiate each cost item. The EFI Parties shall pay the Sellers’ invoice within thirty (30) days of receipt by wire transfer to an account designated by the Sellers. If the EFI Parties object to all or any portion of the Sellers’ invoice, they shall as soon as reasonably possible notify the Sellers of the objection. In such case, the EFI Parties shall be entitled to withhold payment of any amounts in dispute pending resolution of the matter between the Parties, but shall effect payment of any amounts not in dispute.

(c)     To the extent that any portion of the outstanding balance on the Effective Date hereof under First Insurance Funding Quote No. 5326947 and First Insurance Funding Quote No. 5983010, each identified in Schedule 3.10, relates to insurance coverage provided prior to the Effective Date hereof, such portion will be for the account of the Sellers. To the extent that such outstanding balance relates to insurance coverage provided after the Effective Date hereof, such amount will be for the account of the EFI Parties. Any amounts payable by the Sellers under this Section 5.04(c) may be applied to the total costs invoiced by the Sellers under Section 5.04(b) or may be settled under a statement of adjustments at the Closing.

Section 5.05 Bonds, Letters of Credit and Guaranties. The Acquired Companies currently satisfy all financial assurance obligations relating to the Project through (i) cash collateral totaling approximately $4.4 million and (ii) an irrevocable standby letter of credit totaling approximately $6.5 million. At the Closing, the Acquired Companies shall retain the cash collateral but not the irrevocable standby letter of credit. On or before the Closing, the Purchaser shall obtain, or cause to be obtained in the name of the Acquired Companies, a replacement for the irrevocable standby letter of credit to the extent such replacement is necessary to permit the cancellation of the irrevocable standby letter of credit.

Section 5.06 Financial Statements. Each Party acknowledges that the other Party or its Affiliates may be required to include (either directly or through incorporation by reference, or both) statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in a prospectus, a prospectus supplement or registration statement, as applicable, and that such financial statements may be required to be audited.

Section 5.07 Non-Solicitation and Acquisition Proposals.

(a)     Each of the Sellers agrees that neither it nor any of the Acquired Companies nor any of the Sellers’ or Acquired Companies’ respective Affiliates or Representatives shall, and the Sellers shall cause the Acquired Companies and the Sellers’ and Acquired Companies’ respective Affiliates and Representatives not to:

(i)     solicit, assist, initiate, knowingly encourage or facilitate (including by way of discussion (other than to state they are not permitted to have discussions)), negotiate, furnish information, permit any visit to any facilities or properties of the Acquired Companies, or enter into any form of written or oral agreement, arrangement or understanding with respect to any inquiries, proposals or offers regarding, or that may reasonably be expected to lead to, any Acquisition Proposal;

(ii)     engage or participate in any discussions (other than to state they are not permitted to have discussions) or negotiations regarding, or provide any information with respect to or otherwise cooperate in any way with any person (other than the EFI Parties and their Representatives) regarding any Acquisition Proposal or Potential Acquisition Proposal (defined below);

(iii)     accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal; or

(iv)     release any person from or waive or otherwise forebear in the enforcement of any confidentiality or standstill agreement or any other agreement with such person that would facilitate the making or implementation of any Acquisition Proposal.

(b)     The Sellers shall, and shall cause the Acquired Companies and the Sellers’ and Acquired Companies’ respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing solicitation, discussion, negotiation, encouragement or activity with any Person (other than the EFI Parties or any of their Representatives) by Sellers, the Acquired Companies or any of their respective Affiliates or Representatives with respect to any Acquisition Proposal or any Potential Acquisition Proposal. Sellers and the Acquired Companies and their respective Affiliates and Seller Representatives shall immediately cease providing any Person (other than the EFI Parties or any of their Representatives) with access to information concerning the Acquired Companies or the Mesteña Assets in respect of any Acquisition Proposal or any Potential Acquisition Proposal, and request the return or destruction of all confidential information provided to any Person (other than the EFI Parties or any of their Representatives) that has entered into a confidentiality agreement with any of the Sellers or Acquired Companies relating to any Acquisition Proposal or Potential Acquisition Proposal to the extent provided for in such confidentiality agreement and shall use all commercially reasonable efforts to ensure that such requests are honored.

(c)     The Sellers shall ensure that the Acquired Companies and the Sellers’ and Acquired Companies’ respective Affiliates and Representatives are aware of the prohibitions in this Section 5.07 and shall be responsible for any breach of this Section 5.07 by any such Persons.

(d)    The Sellers shall, and shall cause the Acquired Companies to, promptly (and in any event within 24 hours) notify the EFI Parties, at first orally and then in writing, of any proposal, inquiry, offer or request received by any of the Sellers or Acquired Companies or their respective Affiliates or Representatives: (i) relating to an Acquisition Proposal or a potential Acquisition Proposal or inquiry that could reasonably lead or be expected to lead to an Acquisition Proposal (a “Potential Acquisition Proposal”); (ii) for discussions or negotiations in respect of an Acquisition Proposal or Potential Acquisition Proposal; or (iii) for non-public information relating to the Acquired Companies or any of their respective Affiliates or the Mesteña Assets, or access to properties, books and records or a list of shareholders or members of any of the Acquired Companies. Such notice shall include the identity of the person making such proposal, inquiry, offer or request and a description of the terms and conditions thereof, and the Sellers and the Acquired Companies shall provide a copy of any Acquisition Proposal and all written communications with such person and such details of the proposal, inquiry, offer or request that the EFI Parties may reasonably request. The Sellers and the Acquired Companies shall keep the EFI Parties promptly and fully informed of the status, including any change to the material terms, of such proposal, inquiry, offer or request and shall respond promptly to all inquiries by the EFI Parties with respect thereto.

Section 5.08 Sales of Energy Fuels Shares.

(a)     The Sellers agree that, subject to Rule 144 being available, any sales of Energy Fuels Shares by the Sellers after Closing shall be restricted to the following schedule:

(i)	25% of the Energy Fuels Shares will be available for sale 180 days after issuance;

(ii)	an additional 25% of the Energy Fuels Shares will be available for sale 270 days after issuance;

(iii)	an additional 25% of the Energy Fuels Shares will be available for sale 360 days after issuance; and

(iv)	an additional 25% of the Energy Fuels Shares will be available for sale 450 days after issuance;

(b)     The total number of Energy Fuels Shares sold by the Sellers during any one trading day shall not exceed 50,000; and

(c)     At the Sellers’ written request, EFI may, in its sole discretion, taking into consideration market conditions at the time, permit the Sellers to sell Energy Fuels Shares from time to time on a more expedited schedule than the schedule set out in paragraphs (a)(ii) – (iv) and (b) above.

Section 5.09 Further Assurances. After the Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any Ancillary Document delivered pursuant to this Agreement.

Section 5.10 The Mesteña Name. The EFI Parties agree that all rights to the “Mesteña” company name shall be retained by the Sellers. To that end, the EFI Parties shall cause Mesteña Uranium, L.L.C. to change its name promptly after the Closing. The Sellers agree that the EFI Parties may use or include the name “Alta Mesa” or “Leoncito” in any new name selected for Mesteña Uranium, L.L.C. or any other Affiliate of Mesteña Uranium, L.L.C. after the Closing.

Section 5.11 Post-Closing Payment for Slurry. The Mesteña Assets include an inventory of yellowcake slurry stored at the Leoncito Plant processing facility. On the basis that the slurry contains at least 6,500 dry lbs. of uranium oxide (U3O8) (as the Sellers have indicated), the EFI Parties agree to pay the Sellers $177,000.00 for the slurry inventory; provided, however, if and to the extent the slurry contains less than 6,500 dry lbs. of uranium oxide, the EFI Parties agree to pay a proportionately reduced sum for the slurry inventory based on the actual number of dry lbs. of U3O8 contained in the slurry. Any such payment shall be paid to an account designated by the Sellers within 30 days after the slurry has been processed and its mineral content measured.

ARTICLE VI.
CONDITIONS TO CLOSING

Section 6.01      EFI Parties’ Conditions to Closing.      The obligations of the EFI Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the EFI Parties) of each of the following conditions precedent on or before the Closing:

(a)      Representations and Warranties. The representations and warranties of each Seller set forth in Article III that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date;

(b)      Performance. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)      No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d)      Governmental Consents. All consents and approvals of any Governmental Authority and stock exchange required for the issuance of the Energy Fuels Shares to the Sellers as contemplated by this Agreement shall have been granted. Further, all consents and approvals of any Governmental Authority required for the transfer of the Acquired Companies from the Sellers to the Purchaser and any related or resulting changes of control of any of the Mesteña Assets as contemplated by this Agreement, including the consents and approvals listed on Schedule 3.20, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted by the applicable Governmental Authority;

(e)      Third-Party Consents. The Sellers shall have obtained all Required Consents and shall have delivered or caused to be delivered to the EFI Parties satisfactory documentation or other evidence thereof;

(f)      Amendments to Uranium Lease, Uranium Option, Surface Use Agreements, and Term Conveyances. The Sellers shall have obtained the fully executed and delivered amended Uranium Lease, amended Uranium Option and amended Surface Use Agreements, substantially in the forms set out in Exhibits 2, 3 and 4, respectively; further, the Sellers shall have obtained fully executed and delivered amended Term Conveyances, amended in form and substance acceptable to the EFI Parties in their sole discretion, providing for the continuation of all rights, titles and interests of Mesteña Unproven, Ltd. and Jones Ranch Minerals Unproven, Ltd. in and to all Minerals in, on and under all of the lands subject to mineral exploration and development activities under the Uranium Lease and the Uranium Option for so long as the Grantee under the amended Uranium Option has the right to acquire a Uranium Mining Lease covering all or any portion of the optioned lands;

(g)      CFIUS Approval. CFIUS approval shall have been obtained;

(h)      Sellers’ Closing Deliveries. The Sellers shall have delivered, or caused to be delivered, to the EFI Parties the documents listed in Section 7.03;

(i)      Cash Collateral and Zero Working Capital Balance. As at the time of Closing:

(i)

the Acquired Companies shall have an amount equal to approximately $4.4 million in deposit or trust as cash collateral for the reclamation obligations relating to the Mesteña Assets as described under Section 3.18(b); and

(ii)	the Acquired Companies shall have a zero working capital balance; and

(j)      EFI Board Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of EFI.

(k)      Title Due Diligence. The EFI Parties shall have completed due diligence to their satisfaction regarding title to all “Leased Substances” and “Leased Premises” under the Uranium Lease, all “Subject Minerals” and “Premises” under the Uranium Option, and all “Property” under the Surface Use Agreements and shall have found no material defects or deficiencies relating to title (other than defects or deficiencies which the Sellers agree to resolve or cure, at their own cost, in a manner and within a timeframe reasonably acceptable to the EFI Parties).

(l)      Termination of JUX Agreement. The Sellers shall have caused Leoncito Project, L.L.C. to terminate that certain Uranium Exploration, Development and Processing Agreement by and between Juneau Uranium Exploration, L.L.C. and Leoncito Project, L.L.C. dated June 8, 2012 (as partially released down to PAA-7 on January 9, 2013) and any other related agreements (collectively the “JUX Agreement”), and shall have obtained from Juneau Uranium Exploration, L.L.C. (i) a full release and waiver by Juneau Uranium Exploration, L.L.C. of any and all further or remaining rights, interests and claims under the JUX Agreement; and (ii) a duly executed agreement by Juneau Uranium Exploration, L.L.C. containing representations, acknowledgments and covenants substantively equivalent to those of the Sellers under Section 3.26 and Section 5.08 hereof in respect of the issuance of Energy Fuels Shares to Juneau Uranium Exploration, L.L.C. under Section 2.02(b).

Section 6.02      Sellers’ Conditions to Closing.      The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers) of each of the following conditions precedent on or before the Closing:

(a)      Representations and Warranties. The representations and warranties of each EFI Party set forth in Article IV that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date;

(b)      Performance. Each EFI Party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)      No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d)      Governmental Consents. All consents and approvals of any Governmental Authority or stock exchange required for the issuance of the Energy Fuels Shares to the Sellers as contemplated by this Agreement shall have been granted;

(e)      Third Party Consents. The EFI Parties shall have obtained the approval of any Person whose consent is required in order to complete the transactions contemplated hereby, and the EFI Parties shall have delivered or caused to be delivered to the Sellers satisfactory documentation or other evidence of the approvals required under this paragraph;

(f)      Replacement of Irrevocable Standby Letter of Credit. The Purchaser shall have arranged for a replacement for the irrevocable standby letter of credit that partially secures the reclamation obligations of the Acquired Companies relating to the Mesteña Assets (as described under Section 3.18(b)) and shall have arranged for the existing irrevocable standby letter of credit to be returned to the Sellers for cancellation at the time of Closing;

(g)      Listing of Energy Fuels Shares. The Energy Fuels Shares to be issued at the Closing pursuant to Section 2.02(a) and Section 2.02(b) shall have been approved (or conditionally approved, as applicable) for listing on the NYSE MKT and the TSX, subject to official notice of issuance or customary conditions;

(h)      EFI Parties Closing Deliveries. The EFI Parties shall have delivered, or caused to be delivered, to the Sellers the documents listed in Section 7.02 hereof; and

(i)      Sellers’ Director/Manager Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Boards of Directors and/or Managing Partners (or equivalent governing bodies, as applicable) of the Sellers.

Section 6.03      Frustration of Closing Conditions.      No Party may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 6.01 or Section 6.02, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE VII.
CLOSING

Section 7.01      Time and Place of the Closing.      Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Parties, take place by conference call and electronic transfer of signature pages and deliverables on or before May 4, 2016, or if all conditions in Article VI to be satisfied on or before the Closing have not yet been satisfied or waived as of such time, then within five (5) Business Days of such conditions having been satisfied or waived, subject, in each case, to the rights of the Parties under Article VIII. As used herein, the “Closing Date” shall mean the date on which the Closing actually occurs.

Section 7.02      Obligations of the EFI Parties at the Closing.      At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 7.03, the EFI Parties shall deliver or cause to be delivered to the Sellers the following:

(a)      certificate(s) issued in the name of the Sellers (as specified in Section 2.02(a)(i), (ii) and (iii)) representing in the aggregate the Energy Fuels Shares to be issued to the Sellers pursuant to Section 2.02(a), and certificate(s) issued in the name of Juneau Uranium Exploration, L.L.C. representing in the aggregate the Energy Fuels Shares to be issued to Juneau Uranium Exploration, L.L.C. pursuant to Section 2.02(b);

(b)      certificates executed by an authorized officer of each EFI Party, dated as of the Closing Date, certifying on behalf of each EFI Party that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been fulfilled;

(c)      an executed statement conforming to the reasonable satisfaction of the Sellers, meeting each of the requirements described in Treasury Regulation § 1.1445 -2(b)(2), certifying that the Purchaser is not a foreign person within the meaning of the Code;

(d)      where consents or approvals are received by the EFI Parties pursuant to Section 6.02(d), Section 6.02(e) or Section 6.02(i), copies of those approvals or releases;

(e)      evidence satisfactory to the Sellers, acting reasonably, that the Purchaser has arranged for a replacement for the irrevocable standby letter of credit (as described under Section 3.18(b)) and that the existing irrevocable standby letter of credit will be returned for cancellation within 30 days after Closing; and

(f)      all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

Section 7.03      Obligations of the Sellers at the Closing.      At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the EFI Parties of their obligations pursuant to Section 7.02, the Sellers shall deliver or cause to be delivered to the EFI Parties the following:

(a)      a duly executed assignment of the Membership Interests in each of the Acquired Companies in the form attached hereto as Exhibit 1;

(b)      pursuant to Section 6.01(f), (i) duly executed and delivered amended Uranium Lease, Uranium Option and Surface Use Agreements substantially in the forms attached hereto as Exhibit 2, Exhibit 3 and Exhibit 4, respectively, and (ii) duly executed and delivered amended Term Conveyances amended in form and substance acceptable to the EFI Parties in their sole discretion as described in Section 6.01(f);

(c)      evidence satisfactory to the EFI Parties that, as at the time of Closing:

(i)	the Acquired Companies have an amount equal to approximately $4.4 million in deposit or trust as cash collateral for the reclamation obligations relating to the Mesteña Assets; and

(ii)	the Acquired Companies have a positive working capital balance;

(d)      duly executed agreements by Juneau Uranium Exploration, L.L.C. as required under Section 6.01(l);

(e)      the written resignation or other evidence of termination of each manager, director and officer of the Acquired Companies (except as otherwise designated in writing by the Purchaser) and a release of all claims against the Acquired Companies by each such manager, director and officer, each in form and substance satisfactory to the Purchaser, acting reasonably;

(f)      certificates executed by an authorized officer of each Seller, dated as of the Closing Date, certifying on behalf of each Seller that the conditions set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(c) have been fulfilled;

(g)      where consents, approvals or releases are received by the Sellers pursuant to Section 6.01(d), Section 6.01(e), Section 6.01(g) or Section 6.01(j), copies of those approvals or releases;

(h)      copies of any books and records, minute books, Mesteña Contracts, Permits, Records and other documents and files of the Acquired Companies that were not previously provided to the EFI Parties; and

(i)      all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

ARTICLE VIII.
TERMINATION

Section 8.01      Termination.      This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing by:

(a)      the mutual written consent of the Parties;

(b)      either the EFI Parties or the Sellers, by written notice delivered to the other, if the Closing shall not have occurred by September 30, 2016, and the failure to close shall not be due to the inaction, unreasonableness or bad faith of the Party seeking termination;

(c)      by either the EFI Parties or the Sellers, by written notice delivered to the other, if any Governmental Authority shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and non-appealable; provided, however, the Party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have initiated such proceeding or taken any action in support of such proceeding;

(d)      by the EFI Parties, by written notice to the Sellers, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by a Seller, that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.01(a) or Section 6.01(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 8.01(d), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 6.01(a) or Section 6.01(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to the Sellers of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(e)      by the Sellers, by written notice to the EFI Parties, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by an EFI Party that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 8.01(e), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 6.02(a) or Section 6.02(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to the EFI Parties of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(f)      by the EFI Parties, if any of the conditions set forth in Section 6.01 have not have been satisfied (or waived by the EFI Parties) by September 30, 2016, unless such failure is due to the failure of the EFI Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;

(g)      by the Sellers, if any of the conditions set forth in Section 6.02 have not have been satisfied (or waived by the Sellers) by September 30, 2016, unless such failure is due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;

(h)      by the Sellers, upon immediate, nonrefundable payment to EFI of a cash break fee of $1.0 million.

Section 8.02      Effect of Termination.      If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force or effect, except for the provisions of Section 1.02, Section 3.28, Section 5.03, Article VIII, Article XI (other than Section 11.01 and Section 11.03), and Appendix A, which shall survive the termination of this Agreement and continue in full force and effect.

ARTICLE IX.
INDEMNIFICATION

Section 9.01      Indemnification by the Sellers.      The Sellers covenant and agree to indemnify and hold harmless the EFI Parties and their Affiliates and their respective shareholders, partners, directors, officers, employees, agents, representatives, successors and assigns (the “Purchaser Indemnified Parties”) from and against any Damages which any of the Purchaser Indemnified Parties may suffer or incur as a result of, or arising out of, or in respect of, without duplication:

(a)      any Taxes payable, including for greater certainty any amount required to be paid, withheld or remitted, by the Acquired Companies in respect of taxable periods (or portions of taxable periods) ending on or before the Closing Date;

(b)      any material non-performance or material breach of any covenant or agreement on the part of the Sellers contained in this Agreement; or

(c)      any material inaccuracy in or material breach of any representation or warranty of the Sellers contained in this Agreement.

Section 9.02      Indemnification by the EFI Parties. The EFI Parties covenant and agree to indemnify and hold harmless the Sellers and their members, directors, officers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) from and against any Damages which any of the Seller Indemnified Parties may suffer or incur as a result of, or arising out of, or in respect of:

(a)      any material non-performance or material breach of any covenant or agreement on the part of the EFI Parties contained in this Agreement; or

(b)      any material inaccuracy in or material breach of any representation or warranty of the EFI Parties contained in this Agreement.

Section 9.03      Indemnification Actions.      All claims for indemnification under this Article IX shall be asserted and resolved as follows:

(a)      Third Party Claims.

(i)

Promptly after receipt by a Person entitled to indemnity under Section 9.01 or Section 9.02 (an “Indemnified Party”) of notice of the assertion or commencement of an action, suit, claim or other legal proceeding made or brought against it by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly give written notice to the Person obligated to indemnify against such Third Party Claim (an “Indemnifying Party”) of the assertion or commencement of such Third Party Claim; provided, that the failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent of actual prejudice arising from such failure.

(ii)

If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.03(a)(i) of the assertion of a Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel of its choosing that is reasonably acceptable to the Indemnified Party (it being agreed that the Indemnifying Party’s counsel as of the date hereof shall be reasonably acceptable to the Indemnified Party); provided, however, (i) the Indemnifying Party shall not be entitled to assume defense of a Third Party Claim if the Indemnified Party has one (1) or more defenses that cannot be asserted by the Indemnifying Party and such inability would actually prejudice the Indemnified Party, (ii) the Indemnifying Party shall not be entitled to assume defense of a Third Party Claim if such claim is being brought by a Governmental Authority or seeks an injunction or provisional relief, and (iii) as a condition to assuming the defense of such Third Party Claim, the Indemnifying Party must acknowledge and agree in writing that each Indemnified Party will be indemnified and held harmless hereunder with respect to the full amount of any and all Damages the Indemnified Party may suffer or incur arising out of or relating to the Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s express written consent unless (i) there is no finding or admission of any wrongdoing by the Indemnified Party, (ii) the sole relief provided is monetary Damages that is paid in full by the Indemnifying Party, and (iii) the claim does not relate to Taxes. If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within fifteen (15) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, then the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement reasonably effected by the Indemnified Party.

(iii)

With respect to any Third Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other fully informed of the status of such Third Party Claim and any related legal actions at all stages thereof where such other person is not represented by its own counsel, and (ii) each Party agrees (at its own expense) to render to each other such assistance as a Party may reasonably require of another and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(iv)

With respect to any Third Party Claim subject to indemnification under this Article IX, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney- client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(b)      Direct Claims. In order for an Indemnified Party to be entitled to indemnification under this Article IX for a claim which has not arisen in respect of a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof; provided, however, the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.04      Survivability; Limitation on Actions.

(a)      The representations and warranties of the EFI Parties contained in this Agreement shall survive the Closing for the benefit of the Sellers as follows:

(i)	as to the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03, and Section 4.04, indefinitely; and

(ii)

as to all other representations and warranties not listed in Section 9.04(a)(i), until 24 months following the Closing Date, in each case unless a notice of a bona fide Third Party Claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Third Party Claim until the final determination or settlement of that Third Party Claim.

(b)      The covenants and agreements of the EFI Parties contained in this Agreement shall survive the Closing for the benefit of the Sellers until the last date on which any such covenants and agreements are performed or satisfied.

(c)      The representations and warranties of the Sellers contained in this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(i)	as to the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06 and Section 3.28, indefinitely; and

(ii)

as to all other representations and warranties not listed in Section 9.04(c)(i), until 24 months following the Closing Date, in each case unless a notice of a bona fide Third Party Claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Third Party Claim until the final determination or settlement of that Third Party Claim.

(d)      The covenants and agreements of the Sellers contained in this Agreement shall survive the Closing for the benefit of the EFI Parties until the last date on which any such covenants and agreements are performed or satisfied.

(e)      The limitations on survivability of representations and warranties under Section 9.04(a)(ii) and Section 9.04(c)(ii) and of covenants and agreements under Section 9.04(b) and Section 9.04(d) shall not be applicable to the extent that a Party to which the limitation applies has committed fraud or made an intentional misrepresentation or omission in connection with this Agreement or the transactions contemplated herein.

(f)      In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Damage or Liability under more than one provision of this Agreement and the Ancillary Documents.

(g)      The Indemnified Party shall take, and cause its Affiliates and Representatives to take, all reasonable steps to mitigate any Damages for which the Indemnifying Party may be liable under this Article IX upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h)      Payments by the Indemnifying Party in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Damages. Further, Payments by the Indemnifying Party in respect of any Damages shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damages by the Indemnified Party.

(i)      The Sellers shall not be required to indemnify the Purchaser Indemnified Parties under Section 9.01(c) until the aggregate amount of all Damages in respect of indemnification under Section 9.01(c) exceeds $25,000. The aggregate amount of all Damages for which the Sellers as a group shall be liable to the Purchaser Indemnified Parties pursuant to Section 9.01 shall not exceed the sum of $11,000,000.

ARTICLE X.
TAX MATTERS

Section 10.01 Tax Filings.      The Sellers shall be responsible for filing with the appropriate Governmental Authority the applicable Tax Returns for Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing. The Purchaser shall be responsible for filing with the appropriate taxing authorities the applicable Tax Returns for all Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that the Sellers are required by applicable Law to file a Tax Return with respect to such Taxes after the Closing Date which includes all or a portion of a tax period for which the Purchaser is liable for such Taxes, following the Sellers’ request, the Purchaser shall promptly pay to the Sellers all such Taxes allocable to the period or portion thereof beginning at or after the Closing Date (but only to the extent that such amounts have not already been accounted for under Section 10.02), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes. The Sellers shall be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any tax period, or portion thereof, ending before the Closing Date. The Purchaser shall be entitled to all Tax Credits and Tax refunds which related to any such Taxes allocable to any tax period, or portion thereof, ending on or after the Closing Date.

Section 10.02 Current Tax Period Taxes.      Taxes assessed with respect to the Tax period in which the Closing occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes which are based on quantity of or the value of production of Minerals, shall be apportioned between the Purchaser and the Sellers as of the Closing Date with (a) the Sellers being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Closing Date and the denominator of which is the total number of days in the Current Tax Period and (b) the Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the Closing Date and the denominator of which is the total number of days in the Current Tax Period. Any Taxes which are based on quantity of or the value of production of Minerals shall be apportioned between the Sellers and the Purchaser based on the number of units or value of production actually produced and sold, as applicable, before the Closing, and on or after the Closing Date, and all other Taxes which are imposed on the sale, purchase or transfer of tangible property shall be apportioned between the Sellers and the Purchaser based on the applicable date of sale, purchase or transfer. In the event that the Sellers or the Purchaser shall have made any payment for which it is entitled to reimbursement under this Article X, the applicable Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

ARTICLE XI.
MISCELLANEOUS

Section 11.01 Counterparts.      This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Each Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound by the terms and provisions of this Agreement until such time as all of the Parties have executed counterparts of this Agreement.

Section 11.02 Notice.      All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, and delivered personally, by courier, or by facsimile followed by delivery by courier, as follows:

If to any EFI Party:

Energy Fuels Inc.
225 Union Blvd., Suite 600
Lakewood, Colorado 80228
Attention:	David Frydenlund
Facsimile:	(303) 389-4125

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP
1801 Broadway, Suite 800
Denver, Colorado 80202
Attention:	John D. Fognani; Michael T. Hegarty
Facsimile:	(303) 382-6210

If to any Seller:

[Applicable Seller’s Name]
500 N. Shoreline, Ste. 700
Corpus Christi, Texas 78401
Attention:	Ben Eshleman
Facsimile:	361-882-5004

With a copy to (which shall not constitute notice):

Davis, Hutchinson & Wilkerson, L.L.P.
802 N. Carancahua St., Ste. 1500
Corpus Christi, Texas 78401
Attention: Marshall Wilkerson
Facsimile:	361-882-1191

Any Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received prior to 5:00 p.m. local time on a Business Day or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day.

Section 11.03 Tax, Recording Fees, Similar Taxes & Fees.      The Sellers shall pay and be liable for any sales, use, excise, real property transfer, goods and services, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the sale and transfer of the Acquired Companies hereunder and any other “change of control” payments arising from the transactions hereunder. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 11.04 Governing Law; Jurisdiction.

(a)      THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)      THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DENVER, COLORADO (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN DENVER COUNTY, COLORADO) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)      TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.04(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY OR THEREBY.

Section 11.05 Waivers.      Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may only be waived by the Party to whom such compliance is owed by a written instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.06 Assignment.      Prior to the Closing Date, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may not be unreasonably withheld) and any assignment or delegation made without such written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.07 Entire Agreement.      This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the Ancillary Documents to be executed hereunder, and the Confidentiality Agreement, as amended hereby, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.08 Amendment.      This Agreement may be amended or modified only by an agreement in writing executed by all Parties, their respective successors or permitted assigns and expressly identified as an amendment or modification hereto.

Section 11.09 No Third-Party Beneficiaries.      Nothing in this Agreement shall entitle any Person, other than the Parties, to any claim, cause of action, remedy or right of any kind.

Section 11.10 Construction.      The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective legal counsel equally participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 11.11 Conspicuous.      THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 11.12 Severability.      Should any provision of this Agreement be held by a court of law to be illegal, invalid or unenforceable, such provision shall be replaced by such provision as most closely reflects the intent of the invalid provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative as of the Execution Date.

EFI:

ENERGY FUELS INC.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	President & CEO
March 4, 2016

PURCHASER:

ENERGY FUELS HOLDINGS CORP.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	President & CEO
March 4, 2016

MESTEÑA:

MESTEÑA, LLC

By:	/s/ Benjamin E. Eshleman III
Name:	Benjamin E. Eshleman III
Title:	President
March 4, 2016

JONES UNPROVEN:

JONES RANCH MINERALS UNPROVEN, LTD.
By:	Mesteña, LLC, its Managing General Partner

By:	/s/ Benjamin E. Eshleman III
Name:	Benjamin E. Eshleman III
Title:	President
March 4, 2016

[Signature Page to Membership Interest Purchase Agreement]

MESTEÑA UNPROVEN:

MESTEÑA UNPROVEN, LTD.
By:	Mesteña, LLC, its Managing General Partner

By:	/s/ Benjamin E. Eshleman III
Name:	Benjamin E. Eshleman III
Title:	President
March 4, 2016

[Signature Page to Membership Interest Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED MARCH 4, 2016, BY AND AMONG ENERGY FUELS INC., ENERGY FUELS HOLDINGS CORP., MESTEÑA, LLC, JONES RANCH MINERALS UNPROVEN, LTD., and MESTEÑA UNPROVEN, LTD.

DEFINITIONS

“Acquired Company” and “Acquired Companies” have the meanings set forth in the Recitals to this Agreement.

“Acquisition Proposal” means, with respect to any of the Acquired Companies or Mesteña Assets, any proposal or offer, or public announcement of an intention to make a proposal or offer, to any of the Sellers or Acquired Companies or any of their security holders, members, shareholders, partners or Representatives, from any Person or group of Persons "acting jointly or in concert" (within the meaning of Canadian Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids) which constitutes, or may be reasonably expected to lead to (in either case whether in one transaction or a series of transactions):

(i)      any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization or reorganization resulting in any Person or group of Persons owning any of the issued and outstanding membership, equity or voting interests of any of the Acquired Companies;

(ii)      any sale of any Mesteña Assets (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale);

(iii)      any sale or issuance of membership interests, shares or other equity interests (or securities convertible into or exercisable for such membership interests, shares or other interests) in any of the Acquired Companies; and

(iv)      any arrangement whereby effective operating control of an Acquired Company is granted to another party or Person.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Ancillary Documents” has the meaning set forth in Section 3.03.

“Benefit Plan” means any plan, agreement, program or policy, whether funded or unfunded, registered or unregistered, under which any of the Acquired Companies has any liability or contingent liability to any current or former employees relating to retirement savings, pensions or benefits, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan, or any bonus, deferred profit-sharing, profit-sharing, stock option, share purchase, stock appreciation, deferred compensation, incentive compensation, supplemental unemployment benefits, hospitalization, health, dental, disability, life insurance, death or survivor’s benefit, employment insurance, vacation pay, severance or termination pay or other benefit plan with respect to any current or former employees of any of the Acquired Companies or any eligible dependents of such employees.

Appendix A-1

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays in the United States.

“Canadian Securities Regulatory Authorities” has the meaning set forth in Section 4.09(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et-seq., as amended.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) the Acquired Companies and the EFI Parties shall have received a written notification from CFIUS that it has determined that (A) the acquisition of the Acquired Companies by the EFI Parties is not a covered transaction under Section 721 of the Defense Production Act of 1950, as amended (“Section 721”); or (B) it has concluded its review under Section 721 and has determined that there are no unresolved national security concerns with respect to the acquisition of the Acquired Companies by the EFI Parties; or (ii) if CFIUS undertakes an investigation of the acquisition of the Acquired Companies by the EFI Parties, the Acquired Companies and the EFI Parties shall have received notification from CFIUS that it has concluded all action under Section 721 and has determined that there are no unresolved national security concerns with respect to the acquisition of the Acquired Companies by the EFI Parties and no Material Mitigation Measure has been imposed on either the Acquired Companies or the EFI Parties by the U.S. Government as a condition to proceeding with the acquisition of the Acquired Companies by the EFI Parties.

“Closing” has the meaning set forth in Section 7.01.

“Closing Date” has the meaning set forth in Section 7.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Agreements” means (1) those certain Regulations (n/k/a a company agreement) of Mesteña Uranium, L.L.C., dated February 19, 1999, as amended; (2) those certain Regulations (n/k/a a company agreement) of Leoncito Plant, L.L.C., dated June 22, 2009, as amended; and (3) those certain Regulations (n/k/a a company agreement) of Leoncito Project, L.L.C. dated June 22, 2009, as amended.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement between EFI’s subsidiary Uranerz Energy Corporation and Mesteña Uranium, LLC, dated July 2, 2014, as amended on December 2, 2014, and extended as of November 17, 2015.

Appendix A-2

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Current Tax Period” has the meaning set forth in Section 10.02.

“Damages” means the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), or (ii) any Liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified Party after the Closing Date.

“Defensible Title” means title that is:

(i)

free from such reasonable doubt that a prudent Person engaged in the business of ownership, development and operation of producing uranium mining properties with knowledge of all of the facts and their legal bearing would be willing to accept the same; and

(ii)	free and clear of any and all Encumbrances, obligations, and defects, other than Permitted Encumbrances.

“Direct Claim” has the meaning set forth in Section 9.03(b).

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system for automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

“EF Holdings” has the meaning set forth in the Preamble of this Agreement.

“EFI” has the meaning set forth in the Preamble of this Agreement.

“EFI Party” or “EFI Parties” has the meaning set forth in the Preamble of this Agreement.

“EFI SEC Reports” has the meaning set forth in Section 4.09(a).

“EFI SEDAR Reports” has the meaning set forth in Section 4.09(b).

Appendix A-3

“Encumbrance” means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim, royalty or other encumbrance or charge, whether or not registered or registrable, but does not include a Permitted Encumbrance.

“Energy Fuels Shares” has the meaning set forth in Section 2.02(a).

“Environmental Condition” means: (i) any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes, or could reasonably be expected to cause, any Mesteña Asset to become subject to, or its owner or operator to incur any Liability or be potentially liable for, any removal, remediation, or response action under, or not be in compliance with, any Permits or Environmental Law; or (ii) any event or condition described in the preceding clause (i) that results, or could reasonably be expected to result, in any Liability to any Governmental Authority for any removal, remediation, or response action, or to any other Person for injury to or death of any Person, Persons, or other living thing, or damage, loss, or destruction of property located on such Mesteña Asset.

“Environmental Laws” means CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et-seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et-seq.; the Clean Air Act, 42 U.S.C. § 7401 et-seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et-seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et-seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 to 1544; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et-seq.; the Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et-seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, human health, natural resources or threatened, endangered or protected species, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Mesteña Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of removal and remediation), reclamation costs, corrective action costs, damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other Liabilities incurred or imposed (i) pursuant to any Governmental Order to the extent arising out of any violation of, or obligation under, any Environmental Law which are attributable to the ownership or operation of the Mesteña Assets or any other assets previously owned or operated by any of the Acquired Companies or (ii) pursuant to any claim or cause of action by any Governmental Authority or any Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any obligation under, any Environmental Laws which is attributable to the ownership or operation of the Mesteña Assets or any other assets previously owned or operated by any of the Acquired Companies.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

Appendix A-4

“Financial Statements” has the meaning set forth in Section 3.08(a).

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, consent, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means any pollutants, contaminants, toxic, radioactive or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Minerals).

“Indebtedness” of any Person means and includes, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments; (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or financial debt security; (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third Persons, (f) obligations under any interest rate, currency or other hedging agreement; (g) obligations or commitments under capitalized leases (capital portion); (h) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation, or liability of the type described in clauses (a) through (h) above, or (i) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above.

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Interim Financial Statement” has the meaning set forth in Section 3.08(a).

“Jones Proven” has the meaning set forth in Section 2.02(c).

“Jones Unproven” has the meaning set forth in the Preamble of this Agreement.

“JUX Agreement” has the meaning set forth in Section 6.01(l).

“knowledge of the Mesteña Entities” or “the Mesteña Entities’ knowledge” have the meaning set forth in Section 1.02(d).

Appendix A-5

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

“Liability” (and with the correlative meaning, “Liabilities”) means all losses, costs, expenses, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Material Adverse Effect” means any event, condition, effect, change, development or circumstance that, individually or when considered together with any other events, conditions, effects, changes, developments or circumstances, would reasonably be expected to have a material adverse effect on the Acquired Companies, the Project or the Mesteña Assets, taken as a whole; provided, however, “Material Adverse Effect” shall not include any condition, effect, change, development or circumstance arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting uranium prices or mining; (iii) any matter of which an EFI Party is actually aware on the date hereof; or (iv) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof.

“Material Mitigation Measure” means any mitigation measure proposed by CFIUS that (i) requires the Purchaser to hold its ownership interests in the Acquired Companies indirectly, such as through proxy holders or in a voting trust; (ii) materially interferes with the EFI Parties’ ability to participate in the management of the Acquired Companies; (iii) requires the exclusion of any material asset from the scope of the transaction or the EFI Parties or the Acquired Companies to dispose of any material portion of its businesses, operations, assets or product lines (or any combination thereof); or (iv) otherwise is reasonably likely to result in a Material Adverse Effect on the Acquired Companies or the EFI Parties.

“Membership Interests” has the meaning set forth in the Recitals to this Agreement.

“Mesteña” has the meaning set forth in the Preamble of this Agreement.

“Mesteña Assets” means any and all of the Mesteña Contracts, the Mesteña Real Property, the Mesteña Personal Property, the Records and any and all other assets and properties of the Acquired Companies.

“Mesteña Contract” has the meaning set forth in Section 3.13.

“Mesteña Personal Property” has the meaning set forth in Section 3.15.

“Mesteña Real Property” has the meaning set forth in Section 3.14.

“Mesteña Proven” has the meaning set forth in Section 2.02(c).

“Mesteña Unproven” has the meaning set forth in the Preamble of this Agreement.

“Minerals” means all minerals of any kind or character, other than oil and gas, including, but not limited to, uranium and all other minerals mined or extracted primarily for values derived from their content of minerals, in the form of ores, mine waters, leachates, pregnant liquors,

Appendix A-6

pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates, and whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium.

“NYSE MKT” means the NYSE MKT LLC stock exchange.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals, certificates of authority, franchises, concessions, registrations, consents, or similar qualifications or authorizations issued, granted or given by or under the authority of, or filings with, any Governmental Authority.

“Permitted Encumbrances” means any or all of the following: (i) this Agreement; (ii) consents to assignment that have been obtained, or will be obtained prior to the Closing, from the appropriate Person(s) and preferential rights to purchase with respect to which written waivers are obtained prior to the Closing from the appropriate Person(s) for the transactions contemplated by this Agreement and the Ancillary Documents; (iii) liens for Taxes or assessments not yet delinquent; (iv) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law); (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the conveyance of the Mesteña Assets or rights or interests therein if they are not required prior to, or are customarily obtained subsequent to, a conveyance in the region where the Mesteña Assets are located; (vi) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, prevent or materially adversely affect the use, ownership, development or operation of any Mesteña Assets; (vii) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Mesteña Assets in any manner or to assess Tax with respect to the Mesteña Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority; (viii) the royalties set out in the amended Uranium Lease at the time of Closing; and (ix) any Encumbrance on or affecting the Mesteña Assets which is expressly waived in writing, bonded or paid by EF Holding on or before the Closing or which is discharged on or before the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Potential Acquisition Proposal” has the meaning set forth in Section 5.07(d).

“Project” means all exploration, development, mining, milling, processing, transportation, marketing and related operations and activities of the Acquired Companies, including all such exploration, development, mining, milling, processing, transportation, marketing and related operations and activities involving the Mesteña Assets.

Appendix A-7

“Purchase Consideration” has the meaning set forth in Section 2.02.

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating to the Mesteña Assets or the Acquired Companies, including: (i) land and title records (including title documents and warranties, abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves, graphical production curves, geological and mineral resource data (including all maps, logs and reports) and a non-exclusive license to all geophysical data owned by an Acquired Company or any of its Affiliates; (iii) correspondence; (iv) operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the Mesteña Assets or the Acquired Companies.

“Representatives” means (i) partners, employees, personnel, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; or (ii) any consultant, advisor or agent retained by a Party or the parties listed in subsection (i) above.

“Required Consents” has the meaning set forth in Section 3.20.

“Royalty Holders” has the meaning set forth in Section 2.02(c).

“SEC” has the meaning set forth in Section 4.09(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEDAR” means the System for Electronic Document Analysis and Retrieval for public securities documents and information filed by issuers with the thirteen Canadian provincial and territorial securities regulatory authorities.

“Surface Use Agreements” has the meaning set forth in Section 3.13, and at and after the Closing means the amended Surface Use Agreements delivered pursuant to Section 6.01(f).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority relating to any of the Acquired Companies or the Mesteña Assets, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or their respective Representatives.

“Third Party Claim” has the meaning set forth in Section 9.03(a).

Appendix A-8

“Term Conveyances” has the meaning set forth in Section 3.13, and at and after the Closing means the amended Term Conveyances delivered pursuant to Section 6.01(f).

“TSX” means the Toronto Stock Exchange.

“Uranium Lease” has the meaning set forth in Section 3.13, and at and after the Closing means the amended Uranium Lease delivered pursuant to Section 6.01(f).

“Uranium Option” has the meaning set forth in Section 3.13, and at and after the Closing means the amended Uranium Option delivered pursuant to Section 6.01(f).

“Uranium Royalty” has the meaning set forth in Section 2.02(c).

Appendix A-9

EXHIBIT 1

FORM OF MEMBERSHIP INTEREST ASSIGNMENT

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED MARCH 4, 2016, BY AND AMONG ENERGY FUELS INC., ENERGY FUELS HOLDINGS CORP., MESTEÑA, LLC, JONES RANCH MINERALS UNPROVEN, LTD., AND MESTEÑA UNPROVEN, LTD.

Exhibit 1-1

Form of Assignment of Membership Interests attached as Exhibit 1 (1A.1)
to Membership Interest Purchase Agreement, dated March 4, 2016

ASSIGNMENT OF MEMBERSHIP INTERESTS
Mesteña Uranium, L.L.C.

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of ________________ ____, 2016, by and among Jones Ranch Minerals Unproven, Ltd., a Texas limited partnership (“Assignor”), and Energy Fuels Holdings Corp., a Delaware corporation (“Assignee”).

RECITALS

A.     Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Membership Interest Purchase Agreement, dated _________ ___, 2016, by and among Assignee and Assignee’s affiliate, Energy Fuels Inc., and Assignor and Assignor’s affiliates, Mesteña, LLC and Mesteña Unproven, Ltd. (the “Purchase Agreement”).

B.     Assignor owns and holds 85% of all of the issued and outstanding membership interests of Mesteña Uranium, L.L.C., a Texas limited liability company (the “Membership Interests”).

C.     Subject to and in accordance with the terms of the Purchase Agreement and this Assignment, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignor’s right, title, and interest in and to the Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

 l.     Assignment. Assignor hereby transfers, sells, conveys and assigns to Assignee all of Assignor’s right, title, and interest in and to the Membership Interests.

2.     Acceptance of Assignment. Assignee hereby accepts the assignment of the Membership Interests from Assignor.

3.     Additional Rights and Obligations. Assignor and Assignee hereby acknowledge and agree that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair, diminish or expand any of the rights or obligations of any of the parties to the Purchase Agreement as set forth therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Headings. The descriptive headings contained in this Assignment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.

5.     Counterparts. This Assignment may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same instrument.

6.     Governing Law. This Assignment is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws.

[Remainder of Page Intentionally Left Blank;
Signatures to Follow]

2

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the date first written above.

Jones Ranch Minerals Unproven, Ltd., a Texas limited partnership	Energy Fuels Holdings Corp., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Assignment of Membership Interests

Form of Assignment of Membership Interests attached as Exhibit 1 (1A.2)
to Membership Interest Purchase Agreement, dated March 4, 2016

ASSIGNMENT OF MEMBERSHIP INTERESTS
Mesteña Uranium, L.L.C.

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of _______________ _____, 2016, by and among Mesteña Unproven, Ltd., a Texas limited partnership (“Assignor”), and Energy Fuels Holdings Corp., a Delaware corporation (“Assignee”).

RECITALS

A.     Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Membership Interest Purchase Agreement, dated ____________, 2016, by and among Assignee and Assignee’s affiliate, Energy Fuels Inc., and Assignor and Assignor’s affiliates, Mesteña, LLC and Jones Ranch Minerals Unproven, Ltd. (the “Purchase Agreement”).

B.     Assignor owns and holds 15% of all of the issued and outstanding membership interests of Mesteña Uranium, L.L.C., a Texas limited liability company (the “Membership Interests”).

C.     Subject to and in accordance with the terms of the Purchase Agreement and this Assignment, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignor’s right, title, and interest in and to the Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

l.     Assignment. Assignor hereby transfers, sells, conveys and assigns to Assignee all of Assignor’s right, title, and interest in and to the Membership Interests.

2.      Acceptance of Assignment. Assignee hereby accepts the assignment of the Membership Interests from Assignor.

3.     Additional Rights and Obligations. Assignor and Assignee hereby acknowledge and agree that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair, diminish or expand any of the rights or obligations of any of the parties to the Purchase Agreement as set forth therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Headings. The descriptive headings contained in this Assignment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.

5.     Counterparts. This Assignment may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same instrument.

6.     Governing Law. This Assignment is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws.

[Remainder of Page Intentionally Left Blank;
Signatures to Follow]

2

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the date first written above.

Mesteña Unproven, Ltd., a Texas limited partnership	Energy Fuels Holdings Corp., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Assignment of Membership Interests

Form of Assignment of Membership Interests attached as Exhibit 1 (1B)
to Membership Interest Purchase Agreement, dated March 4, 2016

ASSIGNMENT OF MEMBERSHIP INTERESTS
Leoncito Plant, L.L.C.

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of __________ ___, 2016, by and among Mesteña, LLC, a Texas limited liability company (“Assignor”), and Energy Fuels Holdings Corp., a Delaware corporation (“Assignee”).

RECITALS

A.     Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Membership Interest Purchase Agreement, dated _________ ___, 2016, by and among Assignee and Assignee’s affiliate, Energy Fuels Inc., and Assignor and Assignor’s affiliates, Jones Ranch Minerals Unproven, Ltd. and Mesteña Unproven, Ltd. (the “Purchase Agreement”).

B.      Assignor owns and holds 100% of all of the issued and outstanding membership interests of Leoncito Plant, L.L.C., a Texas limited liability company (the “Membership Interests”).

C.     Subject to and in accordance with the terms of the Purchase Agreement and this Assignment, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignor’s right, title, and interest in and to the Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

l.     Assignment. Assignor hereby transfers, sells, conveys and assigns to Assignee all of Assignor’s right, title, and interest in and to the Membership Interests.

2.     Acceptance of Assignment. Assignee hereby accepts the assignment of the Membership Interests from Assignor.

3.     Additional Rights and Obligations. Assignor and Assignee hereby acknowledge and agree that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair, diminish or expand any of the rights or obligations of any of the parties to the Purchase Agreement as set forth therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Headings. The descriptive headings contained in this Assignment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.

5.     Counterparts. This Assignment may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same instrument.

6.     Governing Law. This Assignment is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws.

[Remainder of Page Intentionally Left Blank;
Signatures to Follow]

2

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the date first written above.

Mesteña LLC, a Texas limited liability company	Energy Fuels Holdings Corp., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Assignment of Membership Interests

Form of Assignment of Membership Interests attached as Exhibit 1 (1C)
to Membership Interest Purchase Agreement, dated March 4, 2016

ASSIGNMENT OF MEMBERSHIP INTERESTS
Leoncito Project, L.L.C.

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of __________ ___, 2016, by and among Mesteña, LLC, a Texas limited liability company (“Assignor”), and Energy Fuels Holdings Corp., a Delaware corporation (“Assignee”).

RECITALS

A.     Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Membership Interest Purchase Agreement, dated _________ ___, 2016, by and among Assignee and Assignee’s affiliate, Energy Fuels Inc., and Assignor and Assignor’s affiliates, Jones Ranch Minerals Unproven, Ltd. and Mesteña Unproven, Ltd. (the “Purchase Agreement”).

B.     Assignor owns and holds 100% of all of the issued and outstanding membership interests of Leoncito Project, L.L.C., a Texas limited liability company (the “Membership Interests”).

C.     Subject to and in accordance with the terms of the Purchase Agreement and this Assignment, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignor’s right, title, and interest in and to the Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

l.     Assignment. Assignor hereby transfers, sells, conveys and assigns to Assignee all of Assignor’s right, title, and interest in and to the Membership Interests.

2.     Acceptance of Assignment. Assignee hereby accepts the assignment of the Membership Interests from Assignor.

3.     Additional Rights and Obligations. Assignor and Assignee hereby acknowledge and agree that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair, diminish or expand any of the rights or obligations of any of the parties to the Purchase Agreement as set forth therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Headings. The descriptive headings contained in this Assignment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.

5.      Counterparts. This Assignment may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same instrument.

6.     Governing Law. This Assignment is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws.

[Remainder of Page Intentionally Left Blank;
Signatures to Follow]

2

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the date first written above.

Mesteña LLC, a Texas limited liability company	Energy Fuels Holdings Corp., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Assignment of Membership Interests

EXHIBIT 2

FORM OF AMENDED URANIUM LEASE

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED MARCH 4, 2016, BY AND AMONG ENERGY FUELS INC., ENERGY FUELS HOLDINGS CORP., MESTEÑA, LLC, JONES RANCH MINERALS UNPROVEN, LTD., AND MESTEÑA UNPROVEN, LTD.

Exhibit 2-1

Form of Amended Uranium Lease attached as Exhibit 2
to Membership Interest Purchase Agreement, dated March 4, 2016

AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE

BY AND BETWEEN

MESTEÑA UNPROVEN, LTD., ET AL.

AND

LEONCITO PROJECT, L.L.C.

AND

ENERGY FUELS HOLDINGS CORP.

AMENDMENT DATE ______________ ____, 2016

AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE

iii

AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE

THIS AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE ("Lease") is entered into on ________ ___, 2016 (the “Amendment Date”), effective June 1, 2004 (the “Effective Date”), by and between:

MESTEÑA UNPROVEN, LTD., a Texas limited partnership (“Mesteña Unproven”), JONES RANCH MINERALS UNPROVEN, LTD., a Texas limited partnership (“Jones Unproven”), MESTEÑA PROVEN, LTD., a Texas limited partnership (Mesteña Proven”), and JONES RANCH MINERALS PROVEN, LTD., a Texas limited partnership (“Jones Proven”); and

LEONCITO PROJECT, L.L.C., a Texas limited liability company ("Lessee"), and, as to Subparagraph 10.0(b) only, Energy Fuels Holdings Corp., a Delaware corporation (“EFHC”).

Mesteña Unproven, Jones Unproven and Mesteña Proven are together referred to herein as “Lessor.” Mesteña Unproven, Jones Unproven, Mesteña Proven and Jones Proven are together referred to herein as the “Royalty Holders.”

R E C I T A L S

WHEREAS, Lessor and Lessee entered into that certain Uranium Solution Mining Lease, dated June 1, 2004 (the “2004 Lease”);

WHEREAS, Lessor and Lessee wish to amend and restate the terms and conditions of the 2004 Lease by and through this Lease; and

WHEREAS, Lessor acknowledges that Lessee has entered into a Uranium Mining Contract dated June 1, 2004, with LEONCITO PLANT, L.L.C., a Texas limited liability company, which will provide a plant, well field and related facilities (collectively, the “Existing Plant”) to Lessee, and with MESTEÑA URANIUM, L.L.C., a Texas limited liability company, which will act as agent and provide operational mining services and expertise pertaining to the exercise and enjoyment of Lessee's rights and operations under this Lease.

W I T N E S S E T H:

1.0     Grant

1.1     Leased Substances: For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in further consideration of the royalties, conditions, limitations, covenants and agreements contained in this Lease, Lessor does grant, demise, lease and let exclusively unto Lessee and Lessee’s successors and permitted assigns all uranium, thorium, vanadium, molybdenum, other fissionable minerals, and associated minerals and materials, meaning minerals and materials associated with and necessarily produced as an incident to the mining and extraction of the foregoing specifically named minerals by the methods permitted by this Lease and utilized by Lessee ("Leased Substances"), all lying in, on or under the lands situated in Brooks County, Texas, described on Exhibit "A" attached hereto and incorporated into this Lease for all purposes ("Leased Premises"). Lessor retains and specifically excludes from the grant of this Lease oil, gas, casinghead gas, casinghead gasoline, condensates and associated hydrocarbon substances, sulfur, coal, lignite, iron ore, all other minerals and materials, and retains and excludes sand, gravel, fill dirt and caliche ("Excluded Substances"), unless any such sand, gravel, fill dirt or caliche are mined primarily for their content of Leased Substances, are associated with the Leased Substances, are removed as a part of the operations related to the mining and extraction of Leased Substances, and are not otherwise used or sold by Lessee. For the purpose of this Paragraph 1.0, the removal of any sand, gravel, fill dirt or caliche for the purpose of leveling the surface in constructing roads or other improvements which are reasonably necessary in Lessee's operations on the Leased Premises, without hauling the same, shall not be construed as being otherwise used or sold by Lessee. In addition, Lessee's hauling any such sand, gravel, fill dirt or caliche for the use or benefit of Lessor shall not be construed as being otherwise used or sold by Lessee.

The Leased Premises shall, for purposes of this Lease, be considered to be 4,597.67 acres, whether there actually be more or less.

1.2     Use of Leased Premises: Subject to the terms, conditions and covenants contained in this Lease, the Leased Substances are leased together with, and Lessor grants to Lessee, its successors and permitted assigns, all rights and privileges attendant to ownership of the mineral estate created by and pursuant to the terms and conditions of this Lease of the Leased Premises, including but not limited to:

1.2.1     the right of ingress and egress to, from and upon the Leased Premises;

1.2.2     the right to use so much of the surface and subsurface of the Leased Premises, as may be reasonably necessary to survey, explore, prospect, drill, develop, extract, mine, produce, own, save, store, stockpile, beneficiate, process, treat, dispose, upgrade, concentrate, mill, preserve, remove, ship, transport, sell, market or deal in any other lawful way with anyone or more of the Leased Substances; provided, Lessee shall mine only by in-situ leaching methods and shall not strip mine or mine by open pit methods or by traditional underground methods involving adits, shafts, tunnels, drifts and other open workings;

1.2.3     the right to construct, install, use, maintain, repair and replace, buildings, shops, machinery, facilities, and structures of whatever nature, roads, senderos, wells, lined waste water holding ponds, deep disposal wells, pits for drilling, dumps, pipelines, telephone lines, electricity transmission and distribution lines and transportation facilities and other utilities in, on and under the Leased Premises and the right to relocate and remove the same subject to and in accordance with the Surface Use Agreement;

1.2.4     the right to inject gas, waters, brines, other fluids, air and any other substances into the ore-bearing sub-surface strata of the Leased Premises;

1.2.5     the right to dispose of waste substances and materials which have originated from the Leased Premises, Offsite Substances, or waste substances and materials discharged by or in connection with the Existing Plant in deep disposal wells in accordance with the terms of this Lease and the permits, rules, regulations and orders of the Texas Commission on Environmental Quality, the Texas Railroad Commission and other governmental agencies having jurisdiction thereof;

1.2.6     the right to construct, install, use, maintain, repair and replace pipelines running from or across the Leased Premises for the purpose of moving Leased Substances and Offsite Substances to the Existing Plant and/or moving waste substances and materials to deep disposal wells located on the Leased Premises or on lands outside of the Leased Premises;

1.2.7     the right to conduct restoration and reclamation operations on the Leased Premises; and

1.2.8     such additional rights as are reasonably necessary for the purpose of exercising the rights and privileges granted by this Lease. The parties further acknowledge and agree that Lessee is granted by this Lease the exclusive right to conduct exploration, development and production activities on the Leased Premises, provided that prior to commencement of production activities, Lessee shall not conduct exploration activities (i) during the period of time designated by the Texas Department of Parks and Wildlife as the regular deer hunting season in Brooks County, Texas or (ii) which use explosives unless it first obtains the express written consent of Lessor.

1.3     Effective Date: The parties executed this Lease (as an amendment to and restatement of the 2004 Lease) on _________ __, 2016 (the “Amendment Date,” as defined in the Preamble above). However, the Effective Date of this Lease (as defined in the Preamble above) shall be deemed the June 1, 2004 Effective Date of the 2004 Lease.

2.0     Stipulations: Notwithstanding the general provisions of the foregoing paragraphs, Lessor and Lessee agree and stipulate as follows:

2.1     Surface Owner’s Use of Surface: Lessee acknowledges that the Surface Owner has and the Lessors have the right to use the surface of the Leased Premises for any lawful purpose, so long as the Surface Owner’s or Lessors’ use thereof does not unreasonably interfere with the rights, interest and privileges granted to Lessee under this Lease.

2.2     Facilities and Other Improvements: The facilities and other improvements which Lessee may construct or install on the Leased Premises pursuant to Subparagraph 1.2 of this Lease shall be confined to those reasonably deemed convenient or necessary by Lessee for surveying, exploring, prospecting, drilling, developing, extracting, mining, producing, owning, saving, storing, stock piling, beneficiating, processing, treating, disposing, upgrading, concentrating, milling, preserving, removing, shipping, transporting, selling, marketing, reclaiming, restoring or dealing in any other lawful way with (i) the Leased Substances, (ii) minerals, metals and materials the same as or similar to the Leased Substances that are removed from lands outside of the Leased Premises (“Offsite Substances”), or (iii) waste substances and materials from such Leased Substances or Offsite Substances.

2.3     Lessee's Use of Water: Lessor acknowledges Lessee's right to reasonable use of water from the Leased Premises for operations, subject to the provisions of the Surface Use Agreement and applicable law.

2.4     Surface Owner’s Water Supplies: Lessee shall not use water from the Surface Owner’s wells, tanks, or surface reservoirs except as provided under the Surface Use Agreement and in accordance with applicable law.

2.5     Plugging: Lessee agrees that it will plug or fill-in any exploratory or development test holes or other holes dug or drilled by it on the Leased Premises in such manner as to comply with all regulations and rules of any governmental authority applicable to operations under this Lease and to prevent cave-ins. In plugging or filling such holes, the topmost part of any casing shall be cut-off 36" below the surface so that the top 36" of all holes shall be filled with topsoil. Lessee further agrees that in the event any saltwater-bearing sand is penetrated by one of Lessee's holes, the same will be plugged with cement in such a manner as to prevent passage of any fluid into the hole above or below such saltwater-bearing sand.

2.6     Contamination: Lessee shall perform all activities on the Leased Premises in a good and workmanlike manner and in accordance with locally prevailing industry standards and applicable law. Lessee shall exercise due care to protect and prevent the Leased Premises from becoming contaminated as a result of Lessee's operations. Contamination means changes to the surface, subsurface, water sands or ore bearing sands from their pre-mining condition through the addition of radioactive or chemical substances to an extent that requires any response action under federal or state law or renders the surface, subsurface, water sands or ore bearing sands unsafe or unfit for uses for which they were otherwise safe and fit before the commencement of Lessee’s operations; provided, however, upon the release by all applicable regulatory authorities of Lessee’s reclamation and other obligations under all required licenses and permits, all such surface, subsurface, water sands and ore bearing sands that were subject to such licenses and permits shall be deemed to be safe and fit for uses for which they were otherwise safe and fit before the commencement of Lessee’s operations.

Lessee's obligations relative to the cleanup and restoration of any contamination on the Leased Premises are set forth in the Surface Use Agreement and shall be performed in accordance with applicable law.

2.7     Unauthorized Activities: Lessee shall conduct all operations on the Leased Premises in accordance with the LEONCITO RANCH RULES attached hereto as Exhibit B.

2.8     Title Opinions: Lessee shall promptly deliver to Lessor a copy of any title opinion covering all or any part of the Leased Premises obtained by Lessee or made available to Lessee during the continuation of this Lease. From time to time and upon reasonable request made by Lessor to Lessee, Lessor shall have the right at its own costs and expenses to receive copies of abstracts of title acquired by Lessee. Upon termination of this Lease, Lessee shall deliver to Lessor any abstracts of title acquired by Lessee which cover all or any portion of the Leased Premises. Although it is anticipated that Lessee will obtain abstracts and title opinions covering all or a portion of the Leased Premises prior to mining, Lessee shall not be required to do so for the benefit of Lessor. The delivery of such opinions or abstracts and the reliance thereon shall create no liability or responsibility on Lessee, the addressee, or the author of any such opinion or the preparer of any such abstract.

3.0     No Advance or Minimum Royalties; Lease Term: Unless sooner terminated pursuant to the provisions of Subparagraphs 3.1 or Paragraph 20.0 of this Lease and subject to the other provisions of this Lease, this Lease shall remain in force and effect for the Primary Term, as set forth in Subparagraph 3.2 below, and for a Continuing Term as set forth in Subparagraph 3.3 below.

3.1     No Advance or Minimum Royalties: As of the Amendment Date, Lessor acknowledges and agrees that any and all obligations of Lessee under this Lease or any prior versions thereof in regard to any Advance Royalties or Minimum Royalty Payments (as such terms are defined under the 2004 Lease) have been fully and finally satisfied, and Lessee has no further payment obligations to Lessor under this Lease or any prior versions thereof except for any Term Extension Payments (defined below) elected by Lessee pursuant to Subparagraph 3.2, below, and any Royalties payable by Lessee pursuant to Paragraph 4.0 below.

3.2     Primary Term: Subject to all of the terms and provisions of this Lease, this Lease shall be for a term of fifteen (15) years from the Amendment Date (as may be extended pursuant to this Subparagraph 3.2, the "Primary Term") and shall remain in force and effect after the Primary Term until terminated pursuant to the provisions of this Lease; provided, however, Lessee shall have the option to extend the Primary Term for an additional fifteen (15) years upon payment to Lessor of $1,250,000.00 (such amount being subject to adjustment pursuant to Subparagraph 3.4 below) on or before the last day of the fifteenth year from the Amendment Date. Any payments made by Lessee under this Subparagraph 3.2 for purposes of extending the Primary Term (“Term Extension Payments”) shall be made by wire transfer to an account designated by Lessor.

3.3     Continuing Term: Unless sooner terminated pursuant to the provisions of Paragraph 20.0 of this Lease and subject to the other provisions of this Lease, this Lease shall remain in force and effect (i) as long after the Primary Term as Lessee is continuously engaged in any mining, development, production, processing, treating, restoration or reclamation operations on the Leased Premises, or lands within a pooled unit pursuant to the provisions of Paragraph 6.0 of this Lease, or (ii) as long after the Primary Term as this Lease may be maintained in force and effect under any of the other provisions contained in this Lease including, but not limited to, periods of Force Majeure as defined in Paragraph 15.0 of this Lease (the "Continuing Term"). Lessee shall be considered to be continuously engaged in mining, development, production, processing, treating, restoration or reclamation operations unless and until, from and after the end of the Primary Term, or any time thereafter, a period of three hundred and sixty-five (365) consecutive days elapses in which no such operations are conducted on the Leased Premises or lands pooled therewith, excluding, however, periods of Force Majeure as provided in this Lease. For purposes hereof, Lessor acknowledges as of the Amendment Date that no circumstance or event is occurring or has occurred, including any lapse in or cessation of required operations, that would give rise to any termination or right of termination of this Lease by Lessor. Lessee shall give Lessor written notice of the date on which production begins and the date on which production ceases and full restoration begins, in each case within thirty (30) days after the date in question. Notwithstanding anything to the contrary stated herein, if a deep disposal well for waste substances and materials has been installed on the Leased Premises during the Primary Term or the Continuing Term, this Lease and all of Lessee’s rights (and all of Lessee’s obligations directly attendant to such rights) under this Lease deemed reasonably necessary or convenient by Lessee to access, operate, repair, replace, maintain and otherwise use such disposal well for its intended purpose (including but not limited Lessee’s right to construct, install, use, maintain, repair and replace pipelines across the Leased Premises to connect to such disposal well), and to conduct restoration and reclamation operations in connection with such disposal well as may be required, shall continue for as long after the Continuing Term (or, if this Lease by its terms does not extend past the Primary Term, as long after the Primary Term) as the Existing Plant remains licensed to process radioactive materials; provided, however, Lessee’s rights hereunder shall be limited to those areas of the Leased Premises (above and below ground) reasonably related to Lessee’s use of such disposal well and shall not include rights (or obligations directly attendant to such rights) relating to prospecting or exploration for or mining, extraction, production, stock piling, beneficiating, processing, selling or marketing of Leased Substances or Offsite Substances.

3.4     Adjustment of Term Extension Payment Amounts: The actual amount of any Term Extension Payment made under Subparagraph 3.2 above shall be subject to increase (but not decrease) based on changes in the Producer’s Price Index for Finished Goods (not seasonally adjusted) (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics, on its official website (http://www.bls.gov/ppi/data.htm). An increase, if any, in the amount of a particular Term Extension Payment shall be determined by dividing the PPI value for the month immediately preceding the month of the due date of the Term Extension Payment (the “comparison month”) by the PPI value for the month of the Amendment Date (the “base month”) and, if the quotient is greater than 1.0, multiplying the quotient by $1,250,000 to determine the adjusted amount of the Term Extension Payment. If, however, the quotient is less than 1.0, the amount of the subject Term Extension Payment shall remain $1,250,000. For purposes of the foregoing PPI comparison, all calculations shall be based on the latest versions of index data available as of the first day of the month of the due date of the Term Extension Payment. If the PPI data for the comparison month of a particular Term Extension Payment are not available as of the first day of the month of the due date of such Term Extension Payment, the PPI data for the month immediately preceding the comparison month shall be used instead. If the PPI data for the month immediately preceding the comparison month are not available, the PPI data for the next immediately preceding month shall be used. If the PPI data for the next immediately preceding month are not available, Lessee and Lessor shall agree upon a substitute index.

3.5     Right of First Refusal: If this Lease does not remain in effect for the Continuing Term pursuant to Subparagraph 3.3 above, but rather terminates upon expiration of the Primary Term under Subparagraph 3.2 above (either fifteen years or, if extended, thirty years from the Amendment Date), Lessee shall have for a period of five (5) years after termination a right of first refusal on any uranium solution mining lease (including without limitation any lease or other agreement or document that would provide the right to mine or extract uranium from the Leased Premises in any way or circumstances) (a “Lease Agreement”) and/or uranium exploration and lease option agreement (including without limitation any option, agreement or other document that would provide the right to explore for uranium or the right to enter into a Lease Agreement under any circumstances) (an “Exploration or Option Agreement”) for all or any portions of the Leased Premises.

If at any time during the five-year period of Lessee’s right of first refusal Lessor receives an offer in respect of any Lease Agreement or Exploration or Option Agreement for all or any portions of the Leased Premises that Lessor is willing to accept (“Proposed Lease or Option Agreement”), Lessor shall give Lessee written notice of such Proposed Lease or Option Agreement (“ROFR Notice”) including a description of the subject properties (sufficient to identify with particularity the location and boundaries of such properties), the length of term, the amounts of any payments (royalties, bonus payments, extension payments, etc.) and any other material terms in respect of such Proposed Lease or Option Agreement.

Lessee shall have sixty (60) days from the delivery date of the ROFR Notice to provide written notice to Lessor that Lessee desires to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) with Lessor or its affiliates on the terms identified in the ROFR Notice. If Lessee provides such written notice within the required sixty-day notice period, then Lessor agrees to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the terms identified in the ROFR Notice. If Lessee fails or refuses to enter into such Lease Agreement or Exploration or Option Agreement (as the case may be) within thirty (30) days after Lessee provides such written notice to Lessor for any reason other than Lessor’s failure or refusal to enter into such Lease Agreement or Exploration or Option Agreement, Lessee shall be deemed to have declined its right of first refusal hereunder and such right of first refusal shall terminate (but only with respect to the properties described in the ROFR Notice).

If Lessee fails to provide written notice to Lessor that Lessee desires to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the terms identified in the ROFR Notice within the required sixty-day notice period (or provides written notice that it declines to exercise its right of first refusal), Lessee shall be deemed to have declined its right of first refusal hereunder (but only with respect to the properties described in the ROFR Notice) and Lessor thereafter shall have the right, for a period of one hundred and twenty (120) days, to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the same terms identified in the ROFR Notice; provided, however, if Lessor fails to enter into such Lease Agreement or Exploration or Option Agreement within one hundred and twenty days after the expiration of Lessee’s sixty-day notice period, Lessee’s right of first refusal shall be revived, and Lessor shall again follow the provisions of this Subparagraph 3.5 before it enters into any Lease Agreement or Exploration or Option Agreement in respect of all or any portions of the Leased Premises.

4.0     Royalty: As of the Amendment Date, Lessor hereby reserves for the benefit of, and Lessee shall be obligated to hold and pay over to, the Royalty Holders a Royalty (as defined below) pursuant to the following terms and conditions of this Paragraph 4.0.

4.1     Definitions: Unless otherwise defined herein, all capitalized terms in this Paragraph 4.0 shall have the following meanings:

“Allowable Deductions”, calculated on a per pound basis, mean sales brokerage costs; transportation costs of transporting U3O8 concentrates from the processing facility to the conversion facility; weighing and assaying charges at the converter; and any U3O8 penalties, surcharges or deductions levied by the converter.

“Audit Period” means 12 months after receipt by the Royalty Holders of any Quarterly Statement.

“Commencement of Commercial Production” means the earlier of (i) the date Lessee first publicly announces commercial production of Product and (ii) the first date of the Quarter in which the Market Value of Product sold in such Quarter equals or exceeds $50,000.

“Depository Bank” has the meaning set forth in Subparagraph 4.5.

“Expert” has the meaning set forth in Subparagraph 4.3.3.

“Market Value” has the meaning set forth in Subparagraph 4.3.1.

“Minerals” means uranium oxide (also referred to herein as U3O8), whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium, and whether the same are known to exist in, on or under the Leased Premises or are discovered after the Effective Date in, on or under the Leased Premises and regardless of the method of extraction, mining or processing of same, whether known to exist or invented or developed after the Effective Date.

“Net Uranium Price” means the Uranium Price less Allowable Deductions.

“Product” means all Minerals mined or extracted from the Leased Premises.

“Quarter” means a three month period commencing on January 1, April 1, July or October 1 of any calendar year.

“Quarterly Statement” has the meaning set forth in Subparagraph 4.4.

“Royalty” has the meaning set forth in Subparagraph 4.2.

“Royalty Holders” has the meaning set forth in the Preamble of this Lease.

“Uranium Price” means the actual sales price per pound U3O8 received by Lessee or any of its affiliates for Product.

4.2     Payment of Royalty: At all times after the Commencement of Commercial Production, Lessee shall pay to the Royalty Holders, collectively, a royalty (the “Royalty”) calculated according to the terms and conditions of Subparagraph 4.3, and subject to certain adjustments set out in Subparagraph 4.9, in the following amounts:

(a)     7.5% of the Market Value of Product sold at a Uranium Price greater than $95.00;

(b)     6.25% of the Market Value of Product sold at a Uranium Price greater than $65.00 and up to and including $95.00; and

(c)     3.125% of the Market Value of Product sold at a Uranium Price of $65.00 or less.

4.3     Calculation of Royalty

4.3.1     Market Value

(a)      In the event Lessee or any of its affiliates sells Product to anyone other than an affiliate, joint venture partner or joint venture of which it or any of its affiliates is a member (i.e., an arms-length transaction), “Market Value” means the number of pounds of Product multiplied by the Net Uranium Price.

(b)     In the event Lessee or any of its affiliates sells Product to an affiliate, joint venture partner or joint venture of which it or any of its affiliates is a member (i.e., a non-arm’slength transaction), “Market Value” shall mean the number of pounds of Product sold multiplied by the Net Uranium Price that such affiliates receive in a subsequent sale to a third party that is not an affiliate. However, if Lessee or any of its affiliates sells or delivers Product to an affiliate, joint venture partner or joint venture of which it or any of its affiliates is a member and there is no subsequent sale to a third party in an arm’s-length transaction, “Market Value” shall mean the number of pounds of Product delivered or sold (in a non-arm’s length transaction) multiplied by (i) if Lessee and affiliates have one or more long-term contracts, the average price that a buyer or buyers pay to Lessee and its affiliates under long-term contracts in an arm’s length transaction or (ii) if Lessee and its affiliates have no long-term contracts, the average UxU3O8 Spot Price as quoted in U.S. dollars in the Ux Weekly for subscription holders for the calendar month immediately preceding the month of such sale, less, if applicable, Allowable Deductions.

4.3.2     Sale of Raw Ores, etc.; Other Leased Substances: In the event Lessee or any of its affiliates sells uranium-bearing ores in a raw state or uranium-bearing mine waters, leachates, pregnant liquors or slurries, produced by in situ, mine dewatering or other solution mining processes (“Raw Ore or Solutions”) or produces or sells any other Leased Substances (i.e., Leased Substances other than uranium), Lessee and the Royalty Holders, acting reasonably, will negotiate to arrive at a comparable royalty value, adjusted for the changes in the mode of the transaction, the stage in the mining and milling process, and the valuation.

4.3.3     Expert resolution: If any index or publication used to determine Market Value under Subparagraph 4.3.1(b) is discontinued, Lessee and the Royalty Holders shall use the average of the spot prices or quotations for Product for immediate delivery as reported in such other publication or source as is generally recognized in the mining industry as reflecting the price or quotation at which Product is being offered for sale and purchase, or, if no such publication or source is available, the price at which Product is or was being offered for sale and purchase for immediate delivery from the uranium mill or processing facility nearest the Leased Premises. If Lessee and the Royalty Holders cannot reach agreement concerning the method to determine Market Value within 30 days, then an expert (the “Expert”) shall be selected by Lessee and the Royalty Holders from the list of experts set forth in Schedule 1 (as such list may be supplemented or otherwise modified from time to time), attached hereto and incorporated herein. In selecting the Expert to resolve a specific dispute, the Royalty Holders (together) and Lessee (starting with the Royalty Holders and thereafter alternating between the Royalty Holders and Lessee for each dispute thereafter) shall alternate in deleting one name from the list of expert candidates until only one such expert shall remain, which remaining expert shall be the Expert with regard to that dispute.

4.4     Manner of Payment: Royalty payments shall become due and payable quarterly on the thirtieth (30th) day of the month following the last day of the Quarter in which the same accrue. Royalty payments shall be by wire transfer and shall be accompanied by a settlement sheet showing the quantities and grades of Minerals mined or extracted from the Leased Premises for sale or processing, including all statements or reports that are used for assay of samples which are the basis of any Royalty and other pertinent information in sufficient detail to explain the calculation of the Royalty payment (“Quarterly Statement”).

4.5     Depository Bank: The payment or tender of Royalties provided for in this Lease may be made by check or draft of Lessee delivered to the parties entitled thereto, or delivered to the following bank (the “Depository Bank”) to the Royalty Holders’ credit: Frost Bank, 802 N. Carancahua St., Corpus Christi, Texas 78401. Such bank and its successors are the Royalty Holders’ agents and shall continue as depository for such payments payable hereunder, regardless of changes in ownership of the Leased Premises, Leased Substances or Royalty. If such bank (or any successor bank) should fail, liquidate, or be succeeded by another bank, or for any reason fail or refuse to accept the Royalty, Lessee shall not be in default for failure to make such payment or tender of Royalties, until thirty (30) days after the party or parties entitled thereto shall deliver to Lessee a proper recordable instrument naming another bank as agent to receive such payment or tender. If there is more than one Royalty Holder, such Royalty Holders may, at any time, and from time to time, deliver to Lessee (on a form approved by Lessee) written instructions signed and acknowledged by all of the Royalty Holders, stipulating to the allocation among themselves of any type of payment required by this Lease and as to such payments which become due thirty (30) days or more after receipt by Lessee of such written instructions, Lessee shall pay or tender such payments to the Royalty Holders in accordance with such stipulated allocations, or, at Lessee's option, Lessee may deliver such payments of any or all Royalty to the Depository Bank to their credit in accordance with such stipulated allocations. At no time shall there be more than one Depository Bank. The payment of any and all Royalties, in the proper amount or amounts as provided for in this Lease, to the Depository Bank or its successor shall be a full waiver and discharge of Lessee of and from any and all liability to the Royalty Holders for any part of such Royalty. Lessee shall not be responsible at any time for the disposition or disbursement by any such depository of all or any part of any moneys received by it, unless such payment or tender is not made in accordance with the terms and provisions of this Lease. As provided in Subparagraph 14.4 of this Lease, all references in this Lease to the “Royalty Holders” shall include the successors and assigns of the Royalty Holders as reflected in the instruments and evidence furnished to Lessee pursuant to the requirements of Subparagraph 14.4 of this Lease.

4.6     Objections to Payments: All Royalty payments shall be considered final and in full satisfaction of all obligations of Lessee with respect thereto unless the Royalty Holders give Lessee written notice describing and setting forth a specific objection to the calculation thereof within the Audit Period. During the Audit Period, the Royalty Holders shall have the right to have Lessee’s accounts and records relating to calculation of the Quarterly Statement in question audited by a representative of the Royalty Holders. If such an audit confirms any deficits or excess in the payment made to the Royalty Holders pursuant to the Quarterly Statement in question, Lessee shall adjust the next Quarterly Statement following completion of such audit to account for such deficits or excess in payment. The Royalty Holders shall pay all costs of any such audit unless the amount of a particular Royalty payment made to the Royalty Holders hereunder as calculated by the audit requires a payment to the Royalty Holders to correct a deficit, in which case Lessee shall pay all costs of such audit. For the purpose of determining the amount of a Royalty payment, all figures, accounts and records used in connection with the calculation of such payment shall be determined in accordance with generally accepted accounting principles and from accounts maintained by Lessee in connection with its operations on the Leased Premises. Failure on the part of the Royalty Holders to make a claim against Lessee for an adjustment in the Audit Period shall establish the correctness of the particular Quarterly Statement and preclude the filing of exceptions to such Quarterly Statement or making of claims for adjustment to such Quarterly Statement, and in the absence of fraud, the Royalty Holders expressly waive any claim or cause of action with respect to such Quarterly Statement.

4.7     Sampling, Assay, and Analysis: Any determination of weight, volume, moisture content, amenability, or pay metal content, and any sampling and analysis shall be made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the industry. The Royalty Holders shall have the right to have a representative present at the time samples are taken. The Royalty Holders shall be furnished at their request with a portion of all samples taken for analysis of ore, leachates, pregnant liquors, or pregnant slurries or other compounds or products mined or extracted from the Leased Premises. Split samples shall be retained by Lessee for later analysis by an independent referee selected by mutual agreement of Lessee and the Royalty Holders and, in the event of a dispute concerning Lessee’s assay of samples, Royalty payments shall be based on the assay results determined by such independent referee. All statements or reports wherein Lessee’s assay of samples are set forth shall be conclusively presumed to be true and correct, unless, within one hundred and eighty (180) days after such statements or reports are delivered to the Royalty Holders, the Royalty Holders make written objection thereto and demand an assay by the independent referee; and unless such objection and demand is made within such one hundred eighty (180) day period, Lessee shall have no duty to preserve the split samples after the end of such one hundred eighty (180) day period. The cost of the independent referee shall be paid by the party whose assay shows the greatest variance from that of the independent referee.

4.8     Commingling of Ores: Lessee shall have the right to commingle Leased Substances (whether or not in solution) mined and removed from the Leased Premises with Offsite Substances (whether or not in solution) mined and removed from lands outside of the Leased Premises (including without limitation lands pooled with the Leased Premises pursuant to the provisions of Paragraph 6.0 of this Lease) after the quantity and mineral content of such Leased Substances and such Offsite Substances have been determined in accordance with standard periodic sampling and analysis procedures.

4.9     Adjustment of Price Thresholds: For any given Royalty payment, the $95.00 and $65.00 price thresholds set out in Subparagraph 4.2 above shall be subject to increase (but not decrease) based on changes in the Producer’s Price Index for Finished Goods (not seasonally adjusted) (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics, on its official website (http://www.bls.gov/ppi/data.htm). An increase, if any, in the $95.00 and $65.00 price thresholds for calculating a Royalty payment shall be determined by dividing the PPI value for the second month of the Quarter during which the subject Royalty accrued (the “comparison month”) by the PPI value for the month of the Amendment Date (the “base month”) and, if the quotient is greater than 1.0, multiplying the quotient by $95.00 and $65.00, respectively, to determine the adjusted thresholds for calculating the subject Royalty payment. If, however, the quotient is less than 1.0, the subject Royalty payment shall be calculated using the existing $95.00 and $65.00 thresholds. For purposes of the foregoing PPI comparison, all calculations shall be based on the latest versions of index data available on the last day of the Quarter during which the subject Royalty accrued. If the PPI data for the comparison month of any Quarter are not available as of the last day of such Quarter, the PPI data for the immediately preceding month shall be used instead. If the PPI data for the immediately preceding month are not available, the PPI data for the next immediately preceding month shall be used. If the PPI data for the next immediately preceding month are not available, Lessee and the Royalty Holders shall agree upon a substitute index.

4.10     Confidentiality of Information Acquired by Royalty Holders: All information developed or acquired by the Royalty Holders as a result of exercising their rights under this Paragraph 4.0, including their right to visit the Leased Premises or audit Lessee’s records relating to preparation of Quarterly Statements, and relating to mineral discoveries, ore reserves, mining methods, plans and production schedules, terms of agreements, ownership interests, shall be treated and kept as confidential and shall not be released or made public without Lessee’s express prior written consent, which consent may be withheld at Lessee’s sole discretion; provided, however, nothing herein shall be construed to prohibit or to interfere with any responsibility of the Royalty Holders to make reasonable disclosures required under applicable securities or other laws. The Royalty Holders acknowledge and agree that in the event of a breach of this covenant of confidentiality, remedies at law may be inadequate and, without limiting any other remedy available at law or equity, Lessee may enforce this covenant through injunction, specific performance or other form of equitable relief or money damages or any combination thereof.

5.0     Not Used.

6.0     Pooling: To facilitate production of Leased Substances and Offsite Substances occurring in a single continuous ore body which lie under or immediately adjacent to boundaries of the Leased Premises with other lands or boundaries of separate tracts and to conserve the Leased Substances which might otherwise not be produced, Lessee shall have the right and power to create pooled units for the production of Leased Substances and Offsite Substances under the following terms and conditions:

6.1     Unit Size: Each unit shall consist of an equivalent surface area of not more than two and one-half (2.5) acres on each side of a boundary which separates (i) two separate tracts or (ii) any tract in the Leased Premises from other lands, provided however no unit shall extend more than one-hundred feet (100') from the boundary in either direction.

6.2     Commingling of Solutions from Pooled Unit: All wellhead solutions from the production wells in the pooled unit shall be commingled into one tank and/or pipeline. The volume and quality of such wellhead solutions shall be measured periodically by Lessee prior to the time that production from the unit is commingled with any other production from the Leased Premises or other lands and prior to the time that any of such production is processed in the Existing Plant or any other plant of Lessee on the Leased Premises. The royalties to be paid on production from the production wells on the pooled unit shall be based upon the percentage of ore in the pooled unit underlying the Leased Premises, determined by Lessee from an isopach map of the ore body established prior to production from a logging of the Leased Premises.

6.3     Notification of Pooling: After thirty (30) days’ notice to Lessor including a unit designation and plat of the proposed pooled unit, Lessee may exercise its rights to create pooled units under this Lease by filing a designation of pooled unit in the real property records of the county in which the Leased Premises lie and furnishing a copy of such designation to Lessor. Lessee may terminate such pooled unit at any time by filing a notice of termination in the records of the same county and furnishing a copy of such termination to Lessor.

7.0     Not Used.

8.0     Confidentiality: To the extent any information obtained by Lessor or the Royalty Holders in connection with this Lease is “Confidential Information” (as defined below), the Confidential Information will be kept confidential until termination of the Lease as to that portion of the Leased Premises to which such information pertains. Confidential Information shall not, without Lessee’s prior written consent, be disclosed by Lessor or the Royalty Holders to third parties in any manner whatsoever, in whole or in part, other than by Lessor or the Royalty Holders to their respective boards of directors, officers, attorneys, agents, representatives, consultants or employees, except as specifically allowed or authorized under the terms of this Lease. Lessor and the Royalty Holders shall be obligated to require authorized recipients of Confidential Information pursuant to the foregoing sentence to maintain such information as confidential in accordance with this Paragraph.

The term “Confidential Information” shall include all information required to be delivered to Lessor or the Royalty Holders under any provision of this Lease that pertains to the Leased Premises or the Royalty, except it shall not include any information or any portion of such information that (i) is now or hereafter becomes available to Lessor or the Royalty Holders or anyone else on a non-confidential basis; (ii) is already in Lessor’s or the Royalty Holders’ possession and not subject to a confidentiality agreement with Lessee or a third party; (iii) is not held as confidential by Lessee; (iv) is filed with or is required to be filed with a governmental or regulatory agency, commission or department; or (v) is obtained pursuant to discovery under the Texas or Federal Rules of Evidence in any future lawsuit.

In the event any third party requests that Lessor or the Royalty Holders produce such Confidential Information pursuant to or as part of any judicial and/or administrative proceeding, Lessor and the Royalty Holders agree to use reasonable efforts to give Lessee notice of said third party request for production prior to the date said Confidential Information is to be produced in order to give Lessee the opportunity to file a motion for protective order or some similar objection to the requested production. In the event Lessee fails to timely file a motion for protective order or similar objection, Lessee agrees that Lessor or the Royalty Holders (as applicable) may tender the requested Confidential Information to the requesting party or to the court or administrative agency without any liability for disclosure hereunder whatsoever. Otherwise, Lessee agrees that Lessor or the Royalty Holders (as applicable) may abide by the order of the court or administrative agency without any risk of liability hereunder whatsoever. In any event, Lessor or the Royalty Holders (as applicable) will only furnish that portion of the Confidential Information that Lessor or the Royalty Holders (as applicable) have been advised by opinion of counsel is legally compelled or required to be provided.

9.0     Inspection: Lessor and the Royalty Holders, or their respective duly authorized agents and representatives, shall have the right at all reasonable times and at Lessor's and the Royalty Holders’ own risk and expense, to enter into and upon the Leased Premises and workings thereon for the purpose of examining and inspecting the same and ascertaining whether the terms and conditions of this Lease are being carried out and performed by Lessee. The Royalty Holders or their duly authorized agents or representatives, at the Royalty Holders’ cost and expense, shall at all reasonable times have access to production records, sales records, payments and other records pertinent and necessary for verifying the correctness of the Quarterly Statements forwarded to the Royalty Holders by Lessee pursuant to Subparagraphs 4.4 of this Lease.

10.0     Indemnification:

(a)     Lessee and EFHC (but EFHC only in respect of environmental-related claims as described in the following paragraph (b) and no other claims) shall hold harmless, indemnify and defend the Royalty Holders from and against any damages, costs (including attorney's fees), suits or claims for damages, or injury to persons or property (including but not limited to environmental-related claims as described in the following paragraph (b)) caused by, arising out of, or resulting from the operations by Lessee, Lessee's agents, employees, invitees or independent contractors on the Leased Premises (the "Lessee's Indemnification"). The Lessee’s Indemnification will apply even if the subject injury or damage is caused in whole or in part by the negligence of Royalty Holders, but will not apply to the extent such injury or damage is caused by the gross negligence or willful misconduct of the Royalty Holders. The Lessee’s Indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts. This section shall survive the termination this Lease; provided, however, the Lessee’s Indemnification set forth herein shall terminate upon the cessation of mining in regard to the Leased Substances and the completion of applicable reclamation requirements in the State of Texas as evidenced by a final notice of approval of same issued by the Texas Commission on Environmental Quality, the Surface Mining and Reclamation Division of the Railroad Commission of Texas or other applicable agency within the State of Texas.

(b)     The Lessee's Indemnification includes any and all claims arising out of or relating to acts or omissions of Lessee (including Lessee's agents, employees, invitees or independent contractors) that cause or result in: (a) discharge of hazardous substances (as defined by any federal, state or local environmental law or regulation), the threat of discharge of hazardous substances, or the presence of hazardous substances affecting the Leased Premises (other than the generation, storage, treatment, discharge, location or presence of hazardous substances permitted by and in accordance with law or applicable regulations, licenses and permits); and (b) removal costs, remedial costs, response costs, and assessment costs, incurred or required by federal, state or local government, with respect to such hazardous substances.

11.0     Insurance: At all times while this Lease is in force, Lessee shall obtain and maintain or cause to be obtained and maintained adequate insurance, including broad form blanket contractual liability coverage, but excluding environmental liability, and a waiver of subrogation by the insurance company to claims against the Royalty Holders. Lessee shall, prior to commencement of any operations on the Leased Premises, and at all times thereafter during the existence of this Lease, furnish valid insurance certificates or abstracts thereof, evidencing coverage, including the following:

11.1     Worker's Compensation Insurance: covering all employees engaged in operations on the lands subject to this Lease in compliance with the laws of the State of Texas and Employer's Liability Insurance of not less than $100,000.00 for injuries to or death of any one employee and $100,000.00 for injuries to or death of more than one employee resulting from any one accident.

11.2     General Public Liability and Property Damage: in connection with all operations conducted under this Lease, with a limit of not less than $1,000,000.00 for injuries to or death of any one person resulting from any one accident, not less than $1,000,000.00 for injuries to or death of more than one person resulting from any one accident, and property damage limit of not less than $1,000,000.00 per accident, $5,000,000.00 aggregate. Such property damage insurance shall not exclude liability for loss of or damage to property on or above the surface of the earth arising from a blowout or cratering of a drill hole, injection or production well.

11.3     Automobile Public Liability and Property Damage Insurance: in connection with all operations conducted under this Lease (including coverage on owned and non-owned automotive equipment) with bodily injury or death limit of not less than $500,000.00 for injuries to or death of any person resulting from any one accident, and not less than $500,000.00 from injuries to or death of more than one person resulting from any one accident, and property damage limit of not less than $500,000.00 per accident; and

11.4     Excess Umbrella Coverage: in the amount of at least $10,000,000.00. Prior to beginning any operations under this Lease, Lessee shall furnish Lessor current certificates of insurance, or abstracts thereof, issued by its insurers in a form reasonably satisfactory to Lessor under all such policies as evidence that all of such insurance is carried and providing that not less than ten (10) days prior written notice of material change in, cancellation of, or refusal to renew, such insurance, or any part thereof, will be given to Lessor; which certificates and written notices shall be addressed to Lessor at Lessor's address for notice under this Lease. Such insurance certificates shall be originals issued by Lessee's insurance carrier or agent and shall not be a copy of a previously issued certificate.

12.0     Operations; Compliance with Laws: Lessee shall conduct its operations and cause all operations under this Lease to be conducted in a workmanlike and prudent manner and in compliance with all applicable laws and regulations of any governmental entity having jurisdiction over such operations or the Leased Substances, including, but not limited to, those laws and regulations pertaining to mine safety and health, environmental and operational permits. Lessee, or Lessee's agents, shall fully comply with the terms and provisions of the Workman's Compensation laws of the State of Texas, and the Occupational Safety and Health Act. If either the state or federal environmental or reclamation regulations of the governmental agency having authority over the reclamation and restoration operations on the Leased Premises are more restrictive than the other as to reclamation of the Leased Premises, or if such regulations are more restrictive than conditions contained in this Lease, then the regulations that provide for greater restriction and improved reclamation shall be controlling between the parties. Also, Lessee agrees to comply in full with such regulations.

13.0     Removal of Equipment and Other Property: During the one hundred eighty (180) days following termination of this Lease and subject to the Lessee's Indemnification, Lessee shall be entitled to remove all Leased Substances stockpiled or stored on the Leased Premises (which shall remain subject to the payment of the Royalty and any other royalty in accord with the provisions of this Lease, which shall survive termination), and Lessee shall remove any equipment, machinery, tools, supplies, pipe, buildings and all other facilities and installations placed on the Leased Premises by Lessee. Lessee's right to ingress and egress from the Leased Premises and its obligations contained in Paragraphs 10.0 and 11.0 shall survive termination of this Lease for purposes of this Paragraph.

14.0     Assignment-Change of Ownership: The rights and obligations of either Lessee or Lessor may be assigned in whole or in part as set forth below and the provisions of this Lease shall extend to their respective successors and permissible assigns, but no change or division on the ownership of the Leased Premises, Leased Substances, Royalty or other payments provided for in this Lease, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No change or division of such ownership shall be binding upon Lessee until thirty (30) days after Lessee has received from Lessor a certified copy of a recorded instrument or instruments evidencing such change.

14.1     Lessor's Right of Assignment: The rights and obligations of Lessor under this Lease may be assigned by Lessor in whole or in part during the term of this Lease without the consent of Lessee; provided, however, Lessor shall remain responsible for any obligations or liabilities of Lessor arising hereunder prior to the date of any such assignment.

14.2     Lessee's Right of Assignment: The rights and obligations of Lessee under this Lease may be assigned in whole or in part by Lessee without the consent of Lessor to any affiliate of Lessee who agrees to assume such rights and obligations. Lessee may assign its rights and obligations under this Lease to a non-affiliate only upon Lessor’s prior written consent, which consent Lessor shall not unreasonably withhold or delay. In the event of an assignment to any affiliate or non-affiliate hereunder, Lessee shall remain responsible for any obligations or liabilities of Lessee arising hereunder prior to the date of such assignment. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of the publicly traded ultimate parent company of Lessee from entering into or participating in a merger, acquisition, take-over, arrangement, amalgamation or other form of business combination that results in a change of control of such entity, and any such change in control shall not be considered an assignment of this Agreement that would require the consent of Lessor.

14.3     Lessor's Written Approval of Encumbrances: Except as provided in Subparagraph 14.2, Lessee may not pledge or encumber any rights, titles or interests of Lessee under this Lease, in whole or in part, without the prior written consent from Lessor. If Lessee obtains Lessor's prior written consent to such pledge or encumbrance, Lessee shall nevertheless remain responsible for the performance of all obligations imposed upon Lessee by the provisions of this Lease.

14.4     Change of Ownership: In the event of the death of any person entitled to Royalty or other payments under this Lease, Lessee may pay or tender any such payments to the credit of the deceased, or to the estate of the deceased, until such time as Lessee is furnished with proper evidence of the appointment and qualification of an executor, administrator or personal representative of the estate, or if there be none, then until Lessee is furnished satisfactory evidence as to the heirs and devisees of the deceased and that all debts, taxes, State inheritance taxes and Federal estate taxes of the estate have been satisfied. Whenever five (5) or more parties are entitled to receive Royalty payments under this Lease, Lessee may withhold payment thereof unless and until all such parties designate in a recordable instrument a single depository bank empowered to receive and distribute all such payments due under this Lease. All references in this Lease to the Royalty Holders shall include the respective heirs, devisees, legal representatives, successors and assigns of such Royalty Holders as reflected in the instruments and evidence furnished to Lessee pursuant to the foregoing requirements of this Paragraph.

15.0     Force Majeure: Lessee shall not be deemed in default, or to have ceased performance of Lessee's obligations under this Lease, during any period in which performance or operations are prevented by any cause beyond Lessee's control, after a good faith effort to comply with any such obligation ("Force Majeure") which term shall include: any act of God, including but not limited to storms, floods, washouts, landslides, and lightning; acts of the public enemy; wars, blockades, terrorism, insurrections or riots; strikes or lockouts; epidemics or quarantine regulations; laws, acts, orders or request of federal, state, municipal or other governmental officers or agents acting under color of authority. If Lessee is prevented from conducting, or required to cease, operations directed toward establishment or re-establishment of production or producing operations under this Lease by (i) any order, decree or denial of permit by any federal, state or municipal law, agency, order, rule or regulation enacted or promulgated under color of authority as to the Leased Premises, or (ii) the failure or delay of any governmental agency to act upon a request or application or any other act required by any such agency in connection with Lessee's operations or proposed operations on or affecting the Leased Premises, or (iii) any other Force Majeure, then until such time as law, order, rule, regulations, request or other Force Majeure is terminated or the permit issued or the action taken and for a period of ninety (90) days after such termination or issuance (nine months in the event Lessee has not been able to construct its processing plant and commence production, as production is defined herein) the Primary Term and or the Continuing Term shall be extended. Upon the occurrence of Force Majeure, Lessee shall give notice to Lessor and reasonably full particulars in writing of the cause of Force Majeure within thirty (30) days after the occurrence, and upon giving of such notice Lessee shall be excused from performing the obligation (other than Lessee's Indemnification) prevented for a period equal to the period of Force Majeure, but no longer. Lessee shall also notify Lessor of the ending date of such period of Force Majeure within thirty (30) days thereafter. Lessee's obligation under this Lease and the term of this Lease may not be suspended by reason of Force Majeure for a cumulative period of time in excess of five (5) years after Lessee has obtained all licenses and permits allowing it to commence production of Leased Substances.

16.0     Default: Lessee's breach of any covenant arising under this Lease shall not serve as a forfeiture, condition or automatic termination of this Lease. If Lessor considers that there has been a breach of any covenant of this Lease, then Lessor shall notify Lessee of the facts constituting such breach. Lessee shall have forty-five (45) days after receipt of such notice to commence compliance and shall thereafter use due diligence to complete compliance with such covenant and shall promptly complete compliance within a reasonable time. Provided, however, if the breach is a failure to pay, when due and payable, Royalty or other payments provided for in this Lease, Lessee shall have thirty (30) days after receipt of Lessor's written notice within which to pay or tender such sum, plus accrued interest as provided in this Lease. If Lessee defaults in the payment of the Royalty or other monies which may become due under the provisions of this Lease, then such past due amounts shall bear interest at an annual rate of one (l) percentage point over the prime commercial rate quoted from time to time by Frost Bank, Corpus Christi, Texas (but in no event less than an annual rate of ten percent (10%), and in no event in excess of an annual rate of fifteen percent (15%)) from the due date until paid. In the case of any sums advanced or paid by Lessor for the account of Lessee, then such interest shall accrue from the date Lessor makes such payment until the date Lessee reimburses Lessee for such amounts. If the named bank (or successor bank) should fail, liquidate or be succeeded by another bank, then Lessor shall select another bank publication to use as the established prime commercial rate for purposes of the interest accrual under this Paragraph 16.

17.0     Warranty: Lessor represents and warrants that it holds good and defensible title to the mineral estate in the Leased Premises (including the Leased Substances) and agrees to defend the title to the Leased Premises (including the Leased Substances), as to those claiming by, through, or under Lessor, but not otherwise, and subject to (i) rights of a Surface Owner and third parties under any right-of-way easements apparent upon the Leased Premises or filed of public record, and (ii) all existing leases, rights and encumbrances of record as of the Amendment Date, and (iii) any agricultural and/or hunting leases or subleases in existence and identified by a Surface Owner in a Surface Use Agreement. At its option and after giving Lessor at least thirty (30) days advance notice, Lessee may discharge any delinquent tax, mortgage or lien upon the Lessor's interest in the Leased Substances or the Leased Premises, either in whole or in part, provided the validity or amount of such tax, mortgage or lien is not being contested in good faith in a court of competent jurisdiction. If Lessee discharges any such tax, mortgage or lien, then Lessee shall be subrogated to such tax, mortgage or lien with the right to enforce the same and the further right to deduct any such payment made by Lessee, together with an annual interest charge at the same rate as provided in Paragraph 16.0, from any Royalty or other payments payable by Lessee under this Lease.

18.0     Lessor Interest: If Lessor owns an interest in any or all of the Leased Premises (including any or all of the Leased Substances) which is less than the entire and undivided estate therein, whether or not such lesser interest is referred to in this Lease, then the Royalty provided in this Lease shall be paid to Lessor only in the proportion which Lessor's interest in the Leased Substances bears to the entire and undivided estate therein. With respect to those portions, if any, of the Leased Premises in which Lessor owns no right, title, or interest in the Leased Substances, Lessee is under no obligation to pay, and Lessor has no right to receive, any Royalty. If the production of Leased Substances, or anyone of them, from the Leased Premises, or any part thereof, is presently subject to any royalty, nonparticipating royalty or other interests in production, other than those specifically reserved to the Lessor in this Lease, then such royalty, non-participating royalty or other interests in production shall be deducted from the Lessor's Royalty reserved under this Lease.

19.0     Taxes and Liens: Lessee shall pay all lawful public taxes and assessments assessed or levied upon or against, (i) the Leased Premises, but only insofar as such taxes and assessments are attributable to Lessee's operations thereon, (ii) any Leased Substances mined from the Leased Premises, or (iii) any property or improvements placed by Lessee on the Leased Premises. If any tax is levied on or measured by production of Leased Substances, Lessor shall pay that portion of such taxes which is attributable to the Royalty reserved in this Lease. Lessor agrees to pay all general ad valorem taxes and assessments assessed against the Leased Premises or any part thereof. Lessee shall have the right, in good faith, to contest any taxes or assessments attributable to the Lessee's operations, levied upon any Leased Substances mined from the Leased Premises, or upon any property or improvements placed by Lessee on the Leased Premises. However, Lessee shall not permit or suffer the Leased Premises or any part thereof, or any Leased Substances mined from the Leased Premises, or any improvements or personal property on the Leased Premises to be sold at any time for such taxes or assessments. In addition, Lessee shall not permit or suffer any judgment lien or claims of Lessee's creditors to attach to Lessee's interest under this Lease, the Leased Premises, the Leased Substances or any improvements or personal property of Lessee located on the Leased Premises.

20.0     Termination: Provided Lessee has complied with all governmental regulations, Lessee may at any time, by notice to Lessor, terminate this Lease as to, and release from this Lease, all or any portion of the Leased Premises and be freed from all obligation and liability as to the released portion of the Leased Premises under this Lease except for (i) those obligations which have then occurred and become fixed, (ii) those obligations which have not been barred by the statute of limitations, and (iii) those covenants, liabilities and obligations which specifically survive termination as provided in this Lease. If Lessee releases only a part or parts of the Leased Premises, Lessee shall endeavor, but not be required, to release acreage in such a manner that will result in Lessee's retained portion of the Leased Premise being one (1) nearly rectangular shaped tract. The provisions of this Lease imposing obligations with respect to damages, restoration and indemnity shall survive any termination of this Lease. Upon a transfer or assignment of Lessee's interest under this Lease in violation of Subparagraph 14.2, then Lessor may, by notice to Lessee, terminate this Lease as to all or a portion of the Leased Premises. Within thirty (30) days after the giving or receipt of a notice of termination under this Paragraph 20, Lessee shall file for record with the County Clerk where the Leased Premises are situated, a proper and recordable release as to the Leased Premises, or portion thereof, terminated and released.

21.0     Adverse Claim: In the case of a suit, adverse claim, dispute or question as to the ownership of the Leased Premises or Leased Substances (or any interest therein) or ownership of the Royalty or other payments payable under this Lease, Lessee shall not be in default in payment thereof until the suit, claim, dispute or question has been finally disposed of. Any payments withheld shall be deposited in an interest bearing account and, together with interest thereon, shall be paid on or before thirty (30) days after Lessee has been furnished with the original instruments disposing of the suit, claim or dispute (or certified copies thereof), or after Lessee has been furnished with proof sufficient in Lessee's opinion, to settle the question.

22.0     Conflicts Regarding Excluded Substances: As provided above, this Lease does not cover Excluded Substances. Lessor has made leases covering Excluded Substances with Excluded Substances lessees which require Excluded Substances lessee and Lessee to agree that in the event of a conflict between the exercise of the rights granted under this Lease and the exercise of the rights of an Excluded Substance lessee under any Excluded Substance lease, Lessee and the affected Excluded Substance lessee will use their respective best efforts to mutually accommodate each other's operations and activities and amicably resolve any disputes in a manner minimizing or avoiding, to the extent reasonably possible, the disruption of each other's operations and activities, increases in the cost of operations and the loss of each party's leased substances. Subject to the foregoing, nothing in this Lease is intended to give either Excluded Substance lessee or Lessee priority with regard to any particular operation over the operations of the other. Lessor retains the right to grant future leases or other conveyances as to Excluded Substances. Provided, however, Lessor agrees that any future leases or other conveyances of Excluded Substances shall provide that in the event of any conflict between the exercise of the rights therein leased or conveyed and the exercise of the rights granted in this Lease, such conflict shall be resolved under a standard of mutual accommodation to the end that disruption to Lessee's continuous mining operations be minimized, loss of Lessee's Leased Substances be avoided and increases in Lessee's costs of operations, if any, be kept to a minimum. Provided further, Lessor shall not be liable to Lessee, Lessee's successors or permitted assigns in the event of any future lessee's failure to cooperate with Lessee in implementing or accomplishing such objective of resolving any such conflict under a standard of mutual accommodation. Lessee shall make a reasonable effort to accommodate the needs of any other lessees and the needs of Lessor, its successor and assigns, with the intention that the costs of any future lessee's operations shall not be substantially increased and the use and enjoyment of the Leased Premises shall not be unduly diminished.

23.0     Notices: All notices required or permitted to be given under this Lease shall be in writing and may be delivered personally, by recognized overnight courier service or by registered or certified mail, all charges prepaid, return receipt requested, to the party to be notified at the address for such party set forth in this Paragraph 23 or at such other address within the continental United States of America as the party to be notified may have designated at least thirty (30) days prior thereto by notice to the other parties. All notices shall be deemed properly delivered upon actual receipt or three days following deposit in the United States mail addressed to the party in accord with this Paragraph. All notices shall be delivered at the following addresses:

If to Lessor

Mesteña, LLC
500 N. Shoreline Blvd., Suite 700
Corpus Christi, Texas 78471
Attn.: President

If to the Royalty Holders

Mesteña Unproven, Ltd.
Jones Ranch Minerals Unproven, Ltd.
500 N. Shoreline Blvd., Suite 700
Corpus Christi, Texas 78471
Attn.: President

If to Lessee

Leoncito Project, L.L.C.
c/o Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, Colorado 80228

Attention:	David Frydenlund
(dfrydenlund@energyfuels.com)

With copy to

Haynes and Boone, LLP
1801 Broadway, Suite 800
Denver, Colorado 80202

Attention:	John D. Fognani; Michael T. Hegarty
(john.fognani@haynesboone.com;
michael.hegarty@haynesboone.com)

24.0     Payment of Funds and Agency of Carrier: In certain instances, this Lease refers to Lessee's obligation to pay or tender sums, or to make payments, to the Royalty Holders or the Depository Bank defined in this Lease. Notwithstanding any other provision of this Lease to the contrary, the words "pay", "tender" or "make payment", or words of similar import, when used in connection with an obligation of Lessee to pay or tender any sums becoming due under this Lease shall be construed to mean deliver the payment. The parties agree that the United States Post Office or any other mode or form used in transmitting funds by Lessee to the Royalty Holders or to the Royalty Holders’ employees, agents, successors or assigns, or the Depository Bank shall always be conclusively presumed to be the agent of Lessee in transmitting such funds for delivery.

25.0     Place for Payment and Permissible Venue: Any sums becoming due by Lessee to the Royalty Holders under this Lease shall be paid to the Royalty Holders at Corpus Christi, Nueces County, Texas. This Lease is performable, or partly performable, in Nueces County, Texas. With respect to any dispute between Lessee, Lessor and the Royalty Holders concerning this Lease, each party agrees that venue, to the extent allowed by Law is to be determined by the parties, shall lie and be in the District Court of Nueces County, Texas, or the United States District Court of the Southern District of Texas. The rights and duties of the parties under this Lease shall be governed by the laws of the State of Texas.

26.0     Lease Controls Payments: If Lessee makes or attempts to make any payments to the Royalty Holders pursuant to this Lease, the provisions of this Lease shall control and the acceptance or use of the funds by the Royalty Holders or the Depository Bank of any check, draft or other negotiable instrument shall not create or constitute a waiver of or an estoppel on the part of Lessor, regardless of any voucher or settlement statement which may accompany any such payment and regardless of any restrictive endorsement appearing on any such check, draft or other negotiable instrument.

27.0      Apportionment of Payments to Lessor: Until further written notice is herein provided, Mesteña Unproven, shall be entitled to fifteen percent (15%), and Jones Unproven shall be entitled to eighty-five percent (85%) of any Royalty becoming due under this Lease. The Surface Owners, the owners of the surface, or their respective tenants, as the case may be, have entered into a separate Surface Use Agreement with Lessee pertaining to payments which become due as a result of surface damages, damage to personal property or other payments due the owner or as a party lawfully in possession of the surface as described in such certain Surface Use Agreement. Lessor has furnished Lessee with copies of plats depicting the perimeter of the Lease Premises, the retained acreage under any oil and gas leases, and the division of surface ownership of the Leased Premises.

28.0     Homestead: If applicable, Lessor hereby releases and relinquishes any right of homestead exemption which Lessor may have in the Leased Premises.

29.0     No Waiver of Implied Covenants: Notwithstanding any other provision of this Lease to the contrary, nothing contained in this Lease shall ever be construed as a waiver on the part of Lessor of Lessee's obligation to "reasonably develop" the Leased Premises or any other implied covenant to be reasonably kept or performed by Lessee, except to the extent of direct conflict with an express obligation in this Lease, all such express obligations being construed as providing minimum standards only. However, nothing in this Lease shall, nor shall this Lease be interpreted to, impose any obligation on Lessee, its successors or assigns to develop or mine any of the Leased Premises, or to continue or to resume mining or extraction operations at any time.

30.0     Entire Agreement: The parties hereto agree that the whole agreement between them is written herein, and that a Memorandum of Lease, if any, entered into as of the same date and covering the Leased Premises, is intended for recording and is not intended to supersede, abrogate, change, alter or modify any of the terms of this Lease.

31.0     Binding Effect: This Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, devisees, legal representatives, successors and permissible assigns. When fully executed, this Lease shall be binding upon all parties on whose behalf it is executed, whether or not named in the body of this Lease as Lessor, but expressly excluding individuals signing in a representative capacity, unless such individuals are otherwise bound in their individual capacities. Notwithstanding the above, this Lease shall not become valid and shall have no force or effect until executed by or on behalf of all of the parties named as Lessor and Lessee herein.

32.0     Headings: Paragraph headings used herein, are for convenience only and do not constitute part of this Lease.

33.0     Definitions: In addition to the defined terms listed above in Subparagraph 4.1, as used herein, the following terms shall mean:

“2004 Lease” has the meaning set forth in the Recitals.

“Amendment Date” has the meaning set forth in the Preamble to this Lease.

“Confidential Information” has the meaning set forth in Paragraph 8.0.

“Contamination” has the meaning set forth in Subparagraph 2.6.

“Continuing Term” has the meaning set forth in Subparagraph 3.3.

“Effective Date” has the meaning set forth in the Preamble to this Lease.

“Excluded Substances” has the meaning set forth in Subparagraph 1.1.

“Existing Plant” has the meaning set forth in the Recitals.

“Exploration or Option Agreement” has the meaning set forth in Subparagraph 3.5.

“Force Majeure” has the meaning set forth in Paragraph 15.0.

"Injection wells" shall mean those wells through which a solution of water and chemicals are injected into the subterranean strata in which the Leased Substances are located.

“Jones Proven” has the meaning set forth in the Preamble to this Lease.

“Jones Unproven” has the meaning set forth in the Preamble to this Lease.

“Lease” means this Amended and Restated Uranium Solution Mining Lease.

“Lease Agreement” has the meaning set forth in Subparagraph 3.5.

"Lease Year" shall mean that period of time which commences on the Amendment Date or on any anniversary date of the Amendment Date and runs consecutively for the next 365 days (366 days during Leap Years).

“Leased Premises” has the meaning set forth in Subparagraph 1.1.

“Leased Substances” has the meaning set forth in Subparagraph 1.1.

“Lessee” has the meaning set forth in the Preamble to this Agreement.

“Lessee’s Indemnification” has the meaning set forth in Paragraph 10.0.

“Lessor” has the meaning set forth in the Preamble to this Agreement.

“Mesteña Proven” has the meaning set forth in the Preamble to this Lease.

“Mesteña Unproven” has the meaning set forth in the Preamble to this Lease.

“PPI” has the meaning set forth in Subparagraphs 3.4 and 4.9.

“Primary Term” has the meaning set forth in Subparagraph 3.2.

"Production wells" shall mean those wells which produce wellhead solutions.

“Proposed Lease or Option Agreement” has the meaning set forth in Subparagraph 3.5.

“ROFR Notice” has the meaning set forth in Subparagraph 3.5.

"Separate tracts" shall mean those individual tracts or groups of tracts in the Leased Premises which have the same ownership of royalties, including nonparticipating royalties, and such ownership is different from the ownership of royalty in other tracts in the Leased Premises.

“Surface Owner” means Alta Mesa Land, L.L.C. or Alto Colorado Ranch, Ltd., as the case may be.

“Surface Use Agreement” means that certain Amended and Restated Surface Use Agreement entered into on ________ ___, 2016, effective June 1, 2004, by and between Alta Mesa Land, L.L.C. and Leoncito Project, L.L.C., Leoncito Plant, L.L.C. and Mesteña Uranium, L.L.C. and/or that certain Amended and Restated Surface Use Agreement entered into on ________ ___, 2016, effective June 1, 2004, by and between Alto Colorado Ranch, Ltd. and Leoncito Project, L.L.C., Leoncito Plant, L.L.C. and Mesteña Uranium, L.L.C., as the case may be.

34.0     Separate Tracts for Royalties: By execution of this Lease covering all of the tracts in the Leased Premises, Lessor does not intend to make an offer to pool the interests of any outstanding nonparticipating royalty which may exist as to one or more of the tracts in the Leased Premises. Lessor and Lessee agree that royalties on production from each separate tract shall be paid in accordance with the ownership of royalties in such tract. However, production from any tract in the Leased Premises shall maintain this Lease in force and effect as to all other tracts after the Primary Term regardless of whether such other tract be deemed a "separate tract" for payment of royalties or not, and Lessee shall not be obligated to drill offsetting wells on the one separate tract in the Leased Premises simply because production is occurring from wells located on an adjacent separate tract, so long as such production wells are more than one hundred (100) feet from the boundary separating such tracts.

35.0     Savings Clause: In the event a court of competent jurisdiction determines by final judgment that any provision of this Lease is invalid, such invalidity shall not affect the validity of the remaining provisions of this Lease. If the invalidity concerns the inclusion in this Lease of separate tracts of land as to which Lessor is vested with executive rights under separate authority as to each such included tract, then, effective upon such determination, it shall be considered that the terms of this Lease apply separately as to each such tract in the same manner as if Lessor and Lessee had entered into three separate leases, one covering that portion of the lands covered by this Lease that lies within Tract 1 of the W. W. Jones, Subdivision, one covering that portion of the lands that lie within Tracts 4 and 5 of such subdivision and one covering that portion that lies within Tract 6 of such subdivision. If any such lease is in force and effect under its terms, it will be considered that each such lease is in full force and effect and shall continue in force and effect for so long thereafter as Lessee continues any of the leases in force and effect under the terms thereof.

Mesteña Unproven and Jones Unproven, being the owners of all of the minerals underlying the Leased Premises covered by this Lease, agree that payment to the Royalty Holders of the entire sums of any Royalty, as provided in the Lease, shall be full compliance with the payment requirements of the Lease, and Lessee shall have no obligation or responsibility for allocation thereof between the separate tracts. It being the intent hereof that the inclusion of the lands covered by the Lease into three separate leases shall not have the effect of either increasing or decreasing the rights or obligations of either Lessor or Lessee. The term "tract(s)" as used in this section shall mean only those tracts of land that are a part of the 4,597.67 acres of land (more or less) described in this Lease.

36.0     Time is of the Essence: Time is of the essence in this Lease.

IN WITNESS WHEREOF, this instrument is executed as of and effective on the date first written above.

MESTEÑA UNPROVEN, LTD.
By: Mesteña, LLC, its Managing General Partner
(Tax ID. # 74-2443354)

By:
Benjamin E. Eshleman III, President

JONES RANCH MINERALS UNPROVEN, LTD.
By: Mesteña, LLC, its Managing General Partner
(Tax ID. # 74-2444015)

By:
Benjamin E. Eshleman III, President

MESTEÑA PROVEN, LTD.
By: Mesteña, Inc., its Managing General Partner
(Tax ID. #74-2443358)

By:
Benjamin E. Eshleman III, President

JONES RANCH MINERALS PROVEN, LTD.
By: Mesteña, LLC, its Managing General Partner
(Tax ID. # ___________)

By:
Benjamin E. Eshleman III, President

LEONCITO PROJECT, L.L.C.
A Texas limited liability company
By: _________________________
(Tax ID. # )

By:

ENERGY FUELS HOLDINGS CORP.
A Delaware corporation
By: _________________________
(Tax ID. # )

By:

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by ________________on behalf of MESTEÑA UNPROVEN, LTD., a Texas limited partnership.

___________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by _________________on behalf of JONES RANCH MINERALS UNPROVEN, LTD., a Texas limited partnership.

_____________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by _________________on behalf of MESTEÑA PROVEN, LTD., a Texas limited partnership.

______________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by _________________on behalf of JONES RANCH MINERALS PROVEN, LTD., a Texas limited partnership.

_____________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016 by ________________on behalf of LEONCITO PROJECT, L.L.C., a Texas limited liability company.

________________________________________
NOTARY PUBLIC, State of Texas

STATE OF _____________	§
§
COUNTY OF ___________	§

This instrument was acknowledged before me on ______________, 2016 by ________________on behalf of ENERGY FUELS HOLDINGS CORP., a Delaware corporation.

________________________________________
NOTARY PUBLIC, State of __________

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF
AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE BY AND
BETWEEN
MESTEÑA UNPROVEN, LTD., ET AL. AND
LEONCITO PROJECT, L.L.C.
AMENDMENT DATE: _________, 2016
EFFECTIVE DATE: JUNE 1, 2004

Being a called 4,597.67 acre tract, being all of Tract 5 and a portion of Tracts 1, 4 and 6 of the “W.W. JONES SUBDIVISION”, Volume 15, Page 482, Deed Records of Brooks County, Texas. Said 4,597.67 acre tract being out of the “LA MESTENA Y GONZALENA” RAFAEL GARCIA SALINAS Survey, Abstract No. 480 and the “LAS MESTENAS” YSIDRO GARCIA Survey, Abstract No. 218, Brooks County, Texas, located approximately 2.0 miles West of Tacubaya, Texas and is described, more particularly, by metes and bounds as follows:

BEGINNING at a 1 1/2” iron pipe (Y = 464,200.16 and X = 2,063,029.47) for the inner corner of said Tract 6 and an exterior corner of this tract of land herein described;

THENCE-S 00°33'52" E, a distance of 4,195.27 feet to a 2” iron pipe found for the lower Southeast corner of said Tract 6 and the Northeast corner of said Tract No. 5, for a corner of this tract of land herein described;

THENCE-S 00°36'54" E, a distance of 12,344.66 feet to a 5/8” iron rod found in the Right of Way of County Road 315, for the Southeast corner of said Tract No. 5 and the Northeast corner of said Tract No. 1, for a corner of this tract of land herein described;

THENCE-S 00°36'02" E, a distance of 6,435.34 feet to a 5/8” iron rod set in the Right of Way of County Road 315 and on the East line of said Tract No. 1, for the Southeast corner of this tract of land herein described;

THENCE-S 88°00'47" W, a distance of 4,998.97 feet to a 5/8” iron rod set for an exterior corner of this tract of land herein described;

THENCE-N 00°37'08" W, a distance of 4,974.44 feet to a 5/8” iron rod set for an interior corner of this tract of land herein described;

THENCE-S 87°13'03" W, a distance of 3,735.44 feet to a point on the West line of said Tract 1, for an exterior corner of this tract of land herein described;

THENCE-N 02°58'59" W, a distance of 1,383.24 feet to a large fence post found for the common corner of Tracts 1, 2, 4 and 5, for an interior corner of this tract of land herein described;

THENCE-S 87°09'48" W, a distance of 3,327.36 feet to a point on the North line of said Tract 2 and the South line of said Tract 4, for an exterior corner of this tract of land herein described;

THENCE-N 02°49'22" W, a distance of 7,559.31 feet to a point for an exterior corner of this tract of land herein described;

THENCE-N 86°38'13" E, a distance of 969.35 feet to a 5/8” iron rod set for an interior corner of this tract of land herein described;

THENCE-N 01°00'54" W, a distance of 2,933.71 feet to a point on the North line of said Tract 4 and the South line of Tract 7, for an exterior corner of this tract of land herein described;

THENCE-N 89°38'55" E, a distance of 2,267.98 feet to a 2” iron pipe found on the West line of said Tract 5, for a corner of said Tract 7 and the Northeast corner of said Tract 4, for an interior corner of this tract of land herein described;

THENCE-N 02°52'29" W, a distance of 1,931.09 feet to a 1 ½” iron pipe with brass cap found for the Northwest corner of said Tract 5 and interior corner of said Tract 7, for an exterior corner of this tract of land herein described;

THENCE-N 87°07'02" E, a distance of 5,555.49 feet to a 1 ½” iron pipe found on the North line of said Tract 5, for the Southeast corner of said Share C-1 and a corner of said Tract 6, for an interior corner of this tract of land herein described;

THENCE-N 02°52'22" W, a distance of 5,657.36 feet to a point on the East line of Share C-1, for an exterior corner of this tract of land herein described;

THENCE-N 88°07'04" E, a distance of 2,671.14 feet to a point for an exterior corner of this tract of land herein described;

THENCE-S 01°52'56" E, a distance of 1,403.88 feet to a point for an interior corner of this tract of land herein described;

THENCE-N 88°07'04" E, a distance of 1,240.11 feet to the POINT OF BEGINNING and containing 4,597.67 acres of land, more or less, within these metes and bounds.

All bearings, acreage, coordinates & distances recited refer to the State Plane Coordinate System, NAD 1927, Texas South Zone with control established based on NGS monument “HOWN” using the following coordinate value: Y=475,425.77 and X=2,064,843.35

[EXHIBIT “A” continues on following page with plat]

EXHIBIT “B"

ATTACHED TO AND MADE A PART OF
AMENDED AND RESTATED URANIUM SOLUTION MINING LEASE
BY AND BETWEEN
MESTEÑA UNPROVEN, LTD., ET AL. AND
LEONCITO PROJECT, L.L.C.
AMENDMENT DATE: _________, 2016
EFFECTIVE DATE JUNE 1, 2004

LEONCITO RANCH RULES

The following rules apply to all company employees and other third party contractors that enter the ranch.

1.

Lessor, or Lessor's authorized agent, may prohibit any person employed by, or contracted by, Leoncito Project, Ltd., or Leoncito Plant, Ltd., or by Mesteña Uranium, L.L.C., as agent, from entering the lease if they have violated any of the Leoncito Ranch Rules.

2.	Lessor, or Lessor's authorized agent, may inspect any vehicle entering and exiting leased premises, but has no obligation to inspect any such vehicles.

3.	The speed limit is 30 miles per hour.

4.	No alcoholic beverages or drugs allowed on ranch.

5.	Exterior gates are to remain locked at all times unless gate guard is present. Leave interior gates the way they are found.

6.	Use a direct route in going to and from any production operation area.

7.	All third party contractors exit same gate entered.

8.	Keep surface free of debris.

9.	Do not damage any large trees.

10.	No firewood can be taken from ranch.

11.	Do not disturb livestock or wildlife.

12.	Do not hunt or fish on lease. Do not carry any hunting or fishing paraphernalia in vehicles or on your person.

13.	No firearms or any type of weapons (bows, slingshots, blowguns, etc.).

14.	No dogs or other animals allowed to be brought on ranch.

15.	No overnight sleeping in vehicles or camping on ranch.

16.	Report any violations or accidents immediately to Benjamin E. Eshleman III.

Schedule 1

List of Experts

[To be agreed before closing.]

EXHIBIT 3

FORM OF AMENDED URANIUM OPTION

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED MARCH 4, 2016, BY AND AMONG ENERGY FUELS INC., ENERGY FUELS HOLDINGS CORP., MESTEÑA, LLC, JONES RANCH MINERALS UNPROVEN, LTD., AND MESTEÑA UNPROVEN, LTD.

Exhibit 3-1

Form of Amended Uranium Option attached as Exhibit 3
to Membership Interest Purchase Agreement, dated March 4, 2016

AMENDED AND RESTATED URANIUM TESTING PERMIT AND LEASE OPTION
AGREEMENT

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTIES OF
BROOKS & JIM HOGG	§

THIS AMENDED AND RESTATED URANIUM TESTING PERMIT AND LEASE OPTION AGREEMENT (“Agreement”) is entered into on _________, 2016 (the “Amendment Date”), effective AUGUST 1, 2006 (the “Effective Date”), by and between MESTEÑA UNPROVEN, LTD., a Texas limited partnership, JONES RANCH MINERALS UNPROVEN, LTD., a Texas limited partnership, and MESTEÑA PROVEN, LTD., a Texas limited partnership, hereinafter referred to as "Grantor" (whether one or more) whose address is 500 N Shoreline, Suite 700, Corpus Christi, Texas 78471 and LEONCITO PROJECT, L.L.C., a Texas limited liability company, hereinafter referred to as "Grantee," whose address is 225 Union Blvd., Suite 600, Lakewood, Colorado 80228.

R E C I T A L S:

WHEREAS, Grantor and Grantee entered into that certain Uranium Testing Permit and Lease Option Agreement, dated August 1, 2006 (the “2006 Option”) as amended by that certain First Extension of Uranium Testing Permit and Lease Option Agreement, dated March 14, 2014, effective August 1, 2011 (the “2011 Option Extension”); and

WHEREAS, Grantor and Grantee wish to amend and restate the terms and conditions of the 2006 Option, as amended by the 2011 Option Extension;

NOW THEREFORE,

W I T N E S S E T H:

Grant

Grantor, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby GRANT, SELL and CONVEY unto Grantee the sole and exclusive right (including ingress and egress), but not the obligation, to conduct any and all geological, geophysical, seismic, and electrical surveys, chemical and physical analysis and to drill all necessary test holes, or to conduct any and all other exploration or testing operations that Grantee deems desirable or necessary in an attempt to determine the existence of commercial quantities of "Subject Minerals" as hereinafter defined, in, on, under and across the following described lands located in Brooks and Jim Hogg Counties, Texas covering a total of 195,501.03 acres, more or less, to wit (the "Premises"):

SEE EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF FOR ALL PURPOSES

Subject Minerals

“Subject Minerals” as used herein shall mean and include uranium, thorium, vanadium, molybdenum, and all other fissionable materials, compounds, solutions, mixtures, and source materials, or any of them, containing such substances, including uranium ore and uranium oxide ore and associated minerals, in, upon or under the Premises, and all other valuable metals, minerals and ores, whether similar or dissimilar to those specifically mentioned which are necessarily produced in association therewith, save and except oil, gas, and associated liquid hydrocarbons (the “Excluded Substances”).

It is specifically understood and agreed that, notwithstanding the description of the Premises, this Agreement is intended to and does cover all of Grantor's interest in the Subject Minerals underlying the Premises.

Term

1.     Subject to the terms and conditions of this Agreement, the term of this Agreement shall commence on the Amendment Date and continue for a period of eight (8) years from the Amendment Date (with a payment at the end of the third year as provided in paragraph 2 below); provided, however, Grantee shall have the option to extend the term of this Agreement for an additional seven (7) years as to all or any lesser portions of the Premises upon written notice and payment to Grantor as follows:

(a)     On or before the last day of the eighth year from the Amendment Date, Grantee shall provide written notice to Grantor indicating its election to extend the term of this Agreement for an additional seven years. If Grantee wishes to retain less than the original number of acres constituting the Premises hereunder (if, for example, Grantee is no longer interested in conducting exploration activities on certain acreage, or Grantee has placed certain other acreage under lease pursuant to the “Lease Option” section below), Grantee’s written notice shall identify with particularity which portions of the Premises Grantee wishes to retain as part of the Premises under this Agreement.

(b)     On or before the last day of the eighth year from the Amendment Date, Grantee shall pay Grantor a term extension bonus of $30 (thirty dollars) for each acre of the Premises that Grantee wishes to retain as part of the Premises under this Agreement; provided, however, Grantee shall have the option, at its sole discretion, to pay up to 50% (fifty percent) of the total term extension bonus in the form of common shares of Energy Fuels Inc. (“EFI’s common shares”), valued based on the Volume Weighted Average Price of EFI’s common shares on the NYSE MKT LLC stock exchange for the ten (10) trading days ending on the last trading day prior to the date of payment to Grantor; provided, further, the total amount of any term extension bonus shall be subject to deduction as provided under paragraph 3 below.

2.     At the end of the third year of the initial eight-year term of this Agreement, Grantee shall make a payment of $600,000 (six hundred thousand dollars) to Grantor; provided, however, Grantee shall have the option, at its sole discretion, to pay up to 50% (fifty percent) of such $600,000 in the form of EFI’s common shares, valued based on the Volume Weighted Average Price of EFI’s common shares on the NYSE MKT LLC stock exchange for the ten (10) trading days ending on the last trading day prior to the date of payment to Grantor; provided, further, the total amount of such payment shall be subject to deduction as provided under paragraph 4 below.

3.     If pursuant to paragraph 1, above, Grantee elects to extend the term of this Agreement for an additional seven years in respect of all or any portion of the Premises, Grantee shall have the right to deduct the total amount of the $600,000 payment made at the end of year three under paragraph 2 above, less any amounts previously deducted under paragraph 4, from any term extension bonus to be paid under paragraph 1(b), above.

4.     If and when Grantee elects to place any of the Premises under lease pursuant to the “Lease Option” section below at any time at or prior to the end of the third year of the initial eight-year term of this Agreement, Grantee shall have the right to deduct all or any portion of the lease Bonus payments from the total amount of the $600,000 payment to be made at the end of year three under paragraph 2 above that is remaining after deducting any amounts previously deducted under this paragraph 4. If and when Grantee elects to place any of the Premises under lease pursuant to the “Lease Option” section below after the end of the third year of the initial eight-year term of this Agreement, Grantee shall have the right to deduct the total amount of the $600,000 payment made at the end of year three under paragraph 2 above, less any amounts previously deducted under paragraph 3 or this paragraph 4, from any lease Bonus payments to be paid.

Right of First Refusal

For a period of five (5) years after expiration of the term of this Agreement under the “Term” section above (eight or fifteen years from the Amendment Date, as the case may be), Grantee shall have a right of first refusal on any uranium solution mining lease (including without limitation any lease or other agreement or document that would provide the right to mine or extract uranium from the Premises in any way or circumstances) (a “Lease Agreement”) and/or uranium exploration and lease option agreement (including without limitation any option, agreement or other document that would provide the right to explore for uranium or the right to enter into a Lease Agreement under any circumstances) (an “Exploration or Option Agreement”) for all or any portions of the Premises.

If at any time during the five-year period of Grantee’s right of first refusal Grantor receives an offer in respect of any Lease Agreement and/or Exploration or Option Agreement for all or any portions of the Premises that Grantor is willing to accept (“Proposed Lease or Option Agreement”), Grantor shall give Grantee written notice of such Proposed Lease or Option Agreement (“ROFR Notice”) including a description of the subject properties (sufficient to identify with particularity the location and boundaries of such properties), the length of term, the amounts of any payments (royalties, bonus payments, extension payments, etc.) and any other material terms in respect of such Proposed Lease or Option Agreement.

Grantee shall have sixty (60) days from the delivery date of the ROFR Notice to provide written notice to Grantor that Grantee desires to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the terms identified in the ROFR Notice. If Grantee provides such written notice within the required sixty-day notice period, then Grantor agrees to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) with Grantee or its affiliates on the terms identified in the ROFR Notice. If Grantee fails or refuses to enter into such Lease Agreement or Exploration or Option Agreement (as the case may be) within thirty (30) days after Grantee provides such written notice to Grantor for any reason other than Grantor’s failure or refusal to enter into such Lease Agreement or Exploration or Option Agreement, Grantee shall be deemed to have declined its right of first refusal hereunder and such right of first refusal shall terminate (but only with respect to the properties described in the ROFR Notice).

If Grantee fails to provide written notice to Grantor that Grantee desires to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the terms identified in the ROFR Notice within the required sixty-day notice period (or provides written notice that it declines to exercise its right of first refusal), Grantee shall be deemed to have declined its right of first refusal hereunder (but only with respect to the properties described in the ROFR Notice) and Grantor thereafter shall have the right, for a period of one hundred and twenty (120) days, to enter into a Lease Agreement or Exploration or Option Agreement (as the case may be) on the same terms identified in the ROFR Notice; provided, however, if Grantor fails to enter into such Lease Agreement or Exploration or Option Agreement within one hundred and twenty days after the expiration of Grantee’s sixty-day notice period, Grantee’s right of first refusal shall be revived, and Grantor shall again follow the provisions of this paragraph before it enters into any Lease Agreement or Exploration or Option Agreement in respect of all or any portions of the Premises.

Test Period

“Test Period” shall mean the term of this Agreement (as may be extended) as provided in the “Term” section above.

Lease Option

It is further agreed and understood that for the above stated consideration, Grantor GRANTS and CONVEYS to Grantee, its agents or assigns, regardless of whether Grantee, its agents or assigns, actually conduct any exploration activities upon the described Premises, the exclusive right and irrevocable option (“Option”) to acquire at any time and from time to time during the term of this Agreement a Uranium Mining Lease covering all or any portion of the Premises, provided that any such option must be exercised as to a contiguous tract of a minimum of two thousand (2,000) acres of the Premises. Grantee may exercise its Option under this Agreement by delivering to Grantor, an original copy of the Uranium Mining Lease, attached hereto as Exhibit “B”, as modified by the provisions described below, together with a lease bonus payment (“Bonus”) in an amount calculated as follows (subject to deduction as provided under paragraph 4 of the “Term” section above):

(i) for any Uranium Mining Lease covering between two thousand (2,000) and three thousand five hundred (3,500) contiguous acres, $250 (two hundred fifty dollars) (subject to adjustment as provided below) per net mineral acre owned by Grantor, or

(ii) for any Uranium Mining Lease covering more than three thousand five hundred (3,500) contiguous acres, $225 (two hundred twenty five dollars) (subject to adjustment as provided below) per net mineral acre owned by Grantor.

Upon delivery of the original copy of the Uranium Mining Lease attached as Exhibit “B”, as modified, together with the Bonus, Grantor shall, within five (5) business days from receipt thereof, execute and deliver said original Uranium Mining Lease to Grantee. Grantor and Grantee agree that such Uranium Mining Lease will be for a primary term of fifteen (15) years, and Grantee (or “Lessee” under the Uranium Mining Lease) shall have an option to extend such primary term for an additional fifteen (15) years upon payment to Grantor (or “Lessor” under the Uranium Mining Lease) of (i) for any Uranium Mining Lease covering between two thousand (2,000) and three thousand five hundred (3,500) contiguous acres, $250 (subject to adjustment as provided below) per net mineral acre owned by Grantor, or (ii) for any Uranium Mining Lease covering more than three thousand five hundred (3,500) contiguous acres, $225 (two hundred twenty five dollars) (subject to adjustment as provided below) per net mineral acre owned by Grantor. Grantor and Grantee further agree that Grantee may exercise its Option at any time during the Test Period. To the extent that Grantee exercises its Option and purchases a Uranium Mining Lease covering a portion, but not all, of the Premises, Grantee’s exclusive right and Option to acquire additional Uranium Mining Leases covering all or a portion of the remaining unleased Premises shall remain in full force and effect during the Test Period. It being the intent that Grantee may purchase Uranium Mining Leases on the form attached hereto as Exhibit “B”, as modified as provided herein, at any time and from time to time until the first to occur of this Option expires or Grantee has purchased a Uranium Mining Lease or multiple Uranium Mining Leases covering all of the Premises.

The per acre amounts (“base amounts”) specified above for calculating a Bonus payment or a term extension payment ($250 or $225, as the case may be) shall be subject to increase (but not decrease) based on changes in the Producer’s Price Index for Finished Goods (not seasonally adjusted) (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics, on its official website (http://www.bls.gov/ppi/data.htm). An increase, if any, in the base amounts for calculating a particular Bonus payment or term extension payment shall be determined by dividing the PPI value for the month immediately preceding the month of the subject payment (the “comparison month”) by the PPI value for the month of the Amendment Date (the “base month”) and, if the quotient is greater than 1.0, multiplying the quotient by the applicable base amount ($250 or $225, as the case may be) to determine the adjusted amount to be paid per acre under the subject payment. If, however, the quotient is less than 1.0, the amount to be paid per acre under the subject payment shall remain the applicable base amount ($250 or $225, as the case may be). For purposes of the foregoing PPI comparison, all calculations shall be based on the latest versions of index data available as of the first day of the month of the subject payment. If the PPI data for the comparison month of a particular payment are not available as of the first day of the month of the payment, the PPI data for the month immediately preceding the comparison month shall be used instead. If the PPI data for the month immediately preceding the comparison month are not available, the PPI data for the next immediately preceding month shall be used. If the PPI data for the next immediately preceding month are not available, Lessee and Lessor shall agree upon a substitute index.

Operations; Compliance with Laws

Grantor and Grantee agree that Grantee shall enter into surface use agreements with the surface owners of each tract of land in the Premises that is subjected to a Uranium Mining Lease. Grantee shall conduct the drilling of said test holes or other exploration activities in a good and workmanlike manner or cause same to be conducted in a workmanlike manner according to accepted industry practice and in accordance with such surface use agreements. The consideration hereinabove recited to Grantor includes and is accepted by Grantor as payment for all damages, if any, to the Premises resulting from Grantee’s exploration activities, except however, for any damages that may result from Grantee’s negligence or that of Grantee’s employees, agents or invitees. Provided, however, nothing in this Agreement shall limit the obligations of Grantee to pay damages pursuant to a surface use agreement.

Confidentiality

During the term of this Agreement, information supplied by Grantee to Grantor, if any, and designated by Grantee as "confidential" shall not be disclosed by the Grantor, its agents, contractors, employees, or assigns without the express written permission of the Grantee, which may be withheld for any reason.

Indemnity

Grantee shall hold harmless, indemnify and defend Grantor from and against any damages, costs (including attorney's fees), suits or claims for damages, or injury to persons or property, caused by, arising out of, or resulting from the operations by Grantee, and Grantee's agents, employees, invitees or independent contractors on the Premises (the "Grantee's Indemnification"). The Grantee’s Indemnification will apply even if the subject injury or damage is caused in whole or in part by the negligence of Grantor, but will not apply to the extent such injury or damage is caused by the gross negligence or willful misconduct of Grantor. The Grantee’s Indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts. This section shall survive the termination of this Agreement; provided, however, the Grantee’s Indemnification set forth herein shall terminate upon the cessation of operations under this Agreement and the completion of applicable reclamation requirements in the State of Texas as evidenced by a final notice of approval of same issued by the Texas Commission on Environmental Quality, the Surface Mining and Reclamation Division of the Railroad Commission of Texas or other applicable agency within the State of Texas.

Termination

In the event Grantee does not elect to acquire any Uranium Mining Leases before the expiration of the Test Period as herein provided, this Agreement shall terminate upon the expiration of Grantee’s rights in respect of Grantee’s right of first refusal under the “Right of First Refusal” section above without further notice, demand or putting in default, with Grantor and Grantee owing no obligation whatsoever to the other, except as specifically provided herein, and Grantee shall promptly thereafter execute and deliver to Grantor a recordable release of option thereof.

Mutual Accommodation

Grantor agrees that it will not lease or enter into any agreement or grant any permits affecting or related to the Subject Minerals during the term of this Agreement or during the term of any Uranium Mining Lease granted hereunder that would encumber, impair, diminish or conflict with the interest or rights of Grantee in any manner whatsoever. In the event the Grantor enters into any agreement affecting or related to Excluded Substances with any Excluded Substances grantee, Grantee and Excluded Substances grantee will use their respective best efforts to mutually accommodate each other’s operations and activities and amicably resolve any disputes in a manner minimizing or avoiding, to the extent reasonably possible, the disruption of each other’s operations and activities, increases in the cost of operations and the loss of each parties respective substances.

Force Majeure

It is understood and agreed that should Grantee be prevented from conducting any testing and/or exploration activity contemplated by this Agreement by (1) reason of force majeure (as hereinafter defined), (2) as a result of any Federal or State Law, or any Order, Ruling, or regulation of governmental authority, or (3) any delay in the ability of Grantee to acquire any governmental or regulatory permit necessary for Grantee to carry out any operation contemplated by this Agreement, then while so prevented, Grantee’s obligation to comply with such covenants shall be suspended, Grantee shall not be liable in damages for failure to comply therewith, and the Test Period of this Agreement shall be extended while and so long as Grantee is prevented by any such cause from conducting any testing or exploration operation on the Premises contemplated by this Agreement. Force majeure for the purposes of this Agreement shall include, without limitation, fires, floods, windstorms, other damage from the elements, accidents, explosions, strikes, labor disputes, riots, acts of terror, unavailability of transportation or necessary equipment, legislation, permitting delays, public regulations or other action of government authority, litigation, acts of God and acts of the public enemy.

Venue

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Any suit arising from or relating to this Agreement shall be brought in Nueces County, Texas, and each party hereto waives any right to any transfer of venue or plea to the jurisdiction that might exist in the absence of this provision. In the event of any default by a party in the performance of its obligations under this Agreement, the “party obligee” (which term shall include the other parties, any third party beneficiary hereunder, and any legal representative thereof) shall be entitled to recover from the defaulting party whatever reasonable attorney’s fees, court costs and other expenses said party obligee may incur in enforcing performance.

Other Agreements

Grantor and Grantee shall execute and deliver any and all other additional instruments and do any and all other further actions as may be reasonably necessary to fully and effectively carry out the purposes of this Agreement.

Entire Agreement

The foregoing sets forth the entire Agreement between the parties hereto, and there are no verbal or oral agreements between the parties not set out here in writing. If either party hereto desires to amend this Agreement, then such Amendment shall be accomplished by an instrument in writing, executed by all of the parties hereto. A Memorandum of Lease Option, if any, entered into as of the same date of this Agreement and covering the Premises, is intended for recording and is not intended to supersede, abrogate, change, alter or modify any of the terms of this Agreement.

Binding Effect

This Agreement shall be binding upon and inure to the benefit to the parties hereto, their respective heirs, devisees, legal representatives, successors and permissible assigns. When fully executed, this Agreement shall be binding upon all parties on whose behalf it is executed, whether or not named in the body of this Agreement as Grantor, but expressly excluding individuals signing in a representative capacity, unless such individuals are otherwise bound in their individual capacities. Notwithstanding anything to the contrary, this Agreement shall not become valid and shall have no force or effect until executed by or on behalf of all of the parties named as Grantor and Grantee herein.

Multiple Counterparts

This Agreement may be executed in any number of counterparts and shall be binding upon each executing party, its successors and assigns.

IN WITNESS WHEREOF, this instrument is as of and effective on the Effective Date first written above.

GRANTOR:

MESTEÑA UNPROVEN, LTD.
By: Mesteña, LLC, its Managing General Partner
(Tax ID. # 74-2443354)

By:
Benjamin E. Eshleman III, President

JONES RANCH MINERALS UNPROVEN, LTD.
By: Mesteña, LLC, its Managing General Partner
(Tax ID. # 74-2444015)

By:
Benjamin E. Eshleman III, President

MESTEÑA PROVEN, LTD.
By: Mesteña, Inc., its Managing General Partner
(Tax ID. #74-2443358)

By:
Benjamin E. Eshleman III, President

GRANTEE:

LEONCITO PROJECT, L.L.C.

By:

ACKNOWLEDGEMENTS

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by ________________on behalf of MESTEÑA UNPROVEN, LTD., a Texas limited partnership.

______________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by _________________on behalf of JONES RANCH MINERALS UNPROVEN, LTD., a Texas limited partnership.

_____________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016, by _________________on behalf of MESTEÑA PROVEN, LTD., a Texas limited partnership.

______________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ______________, 2016 by ________________on behalf of LEONCITO PROJECT, L.L.C., a Texas limited liability company.

________________________________________
NOTARY PUBLIC, State of Texas

EXHIBIT 4

FORM OF AMENDED SURFACE USE AGREEMENT

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED MARCH 4, 2016, BY AND AMONG ENERGY FUELS INC., ENERGY FUELS HOLDINGS CORP., MESTEÑA, LLC, JONES RANCH MINERALS UNPROVEN, LTD., AND MESTEÑA UNPROVEN, LTD.

Exhibit 4-1

Form of Amended Surface Use Agreement attached as Exhibit 4
to Membership Interest Purchase Agreement, dated March 4, 2016

AMENDED AND RESTATED SURFACE USE AGREEMENT

BY AND BETWEEN

ALTA MESA LAND, L.L.C., ET AL., AS OWNER

AND

LEONCITO PROJECT, L.L.C., ET AL., AS OPERATOR

AMENDMENT DATE: __________ __, 2016

AMENDED AND RESTATED SURFACE USE AGREEMENT

i

ii

AMENDED AND RESTATED SURFACE USE AGREEMENT

THIS AMENDED AND RESTATED SURFACE USE AGREEMENT (this "Agreement") is entered into on ________ ___, 2016 (the “Amendment Date”), effective June 1, 2004 (the “Effective Date”) by and between ALTA MESA LAND, L.L.C., a Texas limited liability company (“Alta Mesa”), and ALTO COLORADO RANCHES, LTD., a Texas limited partnership (“Alto Colorado,” and together with Alta Mesa, "Owner"), LEONCITO PROJECT, L.L.C., a Texas limited liability company (“Leoncito Project”), LEONCITO PLANT, L.L.C., a Texas limited liability company, (“Leoncito Plant”) and MESTEÑA URANIUM, L.L.C., a Texas limited liability company, as agent (“Mesteña,” and together with Leoncito Project and Leoncito Plant, "Operator"), and, as to Subparagraph 5.1. b only, Energy Fuels Holdings Corp., a Delaware corporation (“EFHC”).

R E C I T A L S

WHEREAS, Owner is the surface estate owner of certain lands in Brooks County, Texas, as described on Exhibit A attached to this Agreement and incorporated by reference (the "Property") which for purposes of this Agreement shall be considered to be 4,448.43 acres [NTD: acreage to be verified], whether there actually be more or less.

WHEREAS, Leoncito Project is the lessee under that certain Amended and Restated Uranium Solution Mining Lease (the "Mineral Lease") entered into on ___________, 2016, effective June 1, 2004, from MESTEÑA UNPROVEN, LTD., MESTEÑA PROVEN, LTD., and JONES RANCH MINERALS UNPROVEN, LTD., as lessors, pertaining to the uranium, thorium, vanadium, molybdenum, other fissionable minerals, and associated minerals and materials under or that may be produced from the Property pursuant to the Mineral Lease (the "Leased Substances") and contemplating the production of minerals, metals and materials the same as or similar to the Leased Substances which are removed from real property outside of the Property (“Offsite Substances”). In relation thereto, Leoncito Project, Leoncito Plant and Mesteña have entered into that certain Uranium Mining Contract dated June 1, 2004, appointing Mesteña as agent and pertaining to the production of the Leased Substances and Offsite Substances at a processing facility (the “Existing Plant”) owned by Leoncito Plant.

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WHEREAS, Owner and Operator entered into that certain Surface Use Agreement, dated June 1, 2004 (the “2004 Surface Use Agreement”) to set forth the damages, compensation, rights, duties and obligations of the parties with respect to Operator's use of the Property under the Mineral Lease.

WHEREAS, Owner and Operator wish to amend and restate the terms and conditions of the 2004 Surface Use Agreement by and through this Agreement.

NOW THEREFORE, in consideration of the premises and the payments, agreements, covenants and obligation of the parties set forth in this Agreement, Owner and Operator and (as to Subparagraph 5.1. b only) EFHC agree as follows.

A G R E E M E N T

1.0     General Agreements

1.1     Use of Property: Owner acknowledges and confirms, for Owner and for Owner's members, partners, successors and assigns, that Owner does not own, nor claim any interest in and to, the Leased Substances or any other minerals in, on, under or that may be produced from the Property [NTD: For certain other surface use agreements (with surface owners other than Alta Mesa Land and Alto Colorado Ranches) which will be based on this form, one or more of the entities constituting the “Owner” may have a reversionary interest in the minerals.]. Operator confirms that Leoncito Project, Ltd. holds the dominant mineral estate as to the Property pursuant to the Mineral Lease, including the right to enter upon the Property and explore for and produce the Leased Substances. The parties acknowledge that there is no requirement or right of Owner to consent to or approve of such entry by the holder of the mineral estate upon the Property. Subject to the terms, conditions and covenants contained in this Agreement and in consideration of the damage compensation provided for in this Agreement, Owner acknowledges the right of Operator, its successors and permissible assigns, to use the Property to exercise its rights as holder of the dominant mineral estate as to the Property pursuant to and in accordance with the Mineral Lease, and covenants to cooperate with Operator in the exercise of such rights, including the following specific rights:

1.1.1     the right of ingress and egress to, from and upon the Property;

1.1.2     the right to use so much of the surface of the Property, as may be reasonably necessary to survey, explore, prospect, drill, develop, extract and mine, produce, own, process, transport, sell or deal in any other lawful way with any one or more of the Leased Substances; provided, Operator shall mine only by in-situ leaching methods and shall not strip mine or mine by open pit methods or by traditional underground methods involving adits, shafts, tunnels, drifts and other open workings; provided further, prior to commencing mineral production operations, Operator shall give to Owner, or its designated agent, fifteen (15) days advance notice before moving any drilling or earth moving equipment onto the Property, and oral confirmation shall be given to Owner, or its designated agent, no later than forty-eight (48) hours prior to the actual moving of such equipment onto the Property;

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1.1.3     the right to construct, install, use, maintain, repair and replace, buildings, shops, machinery, facilities, structures roads, senderos, wells, lined waste water holding ponds, deep disposal wells, pits for drilling, dumps, pipelines, telephone lines, electricity transmission and distribution lines and transportation facilities and other utilities in, on and under the Property and the right to relocate and remove the same; provided, however, Operator shall not place any additional processing plant on the Property without the prior written consent of Owner, which consent Owner shall not unreasonably withhold or delay (taking into account any accommodations or compensation by Operator that may be reasonably required in the circumstances in addition to any payments to which Owner would already be entitled under Paragraph 3.0 below); provided, further, Operator shall not dispose of any hazardous waste on or under the Property or intentionally discharge any substance on the surface of the Property except as permitted by and in accordance with law and applicable regulations, licenses and permits governing Operator’s operations on the Property;

1.1.4     the right to inject gas, waters, brines, other fluids, air and any other substances into the ore-bearing sub-surface strata of the Property;

1.1.5     the right to dispose of waste substances and materials which have originated from the Property, Offsite Substances, or waste substances and materials discharged by or in connection with the Existing Plant, but only in deep disposal wells in accordance with the terms of the Mineral Lease and this Agreement and the permits, rules, regulations and orders of the Texas Commission on Environmental Quality, the Texas Railroad Commission and other governmental agencies having jurisdiction thereof;

1.1.6     the right to construct, install, use, maintain, repair and replace pipelines running from or across the Property for the purpose of moving Leased Substances and Offsite Substances to the Existing Plant and/or moving waste substances and materials to deep disposal wells located on the Property or on lands outside of the Property;

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1.1.7    the right to conduct restoration and reclamation operations on the Property; and

1.1.8    such additional rights as are reasonably necessary for the purpose of exercising the rights and privileges granted by the Mineral Lease. The parties further acknowledge Operator's exclusive right to conduct exploration, development and production activities on the Property, provided that prior to commencement of production activities, Operator shall not conduct exploration activities (i) during the period of time designated by the Texas Department of Parks and Wildlife as the regular deer hunting season in Brooks County, Texas or (ii) which use explosives unless it first obtains the express written consent of Lessor.

1.2     Production Operation Area: Operator shall enclose each and every acre of the Property and any property owned by Operator included within any production site, fenced storage area, production pattern, building, structure, or site for erection by Operator of equipment or facilities for use in its operations with a good and substantial fence secured with sturdy posts and net wire so as to prevent the entry of any livestock into such enclosed areas. Operator shall keep all of its fixed machinery, facilities or equipment, ponds, tanks, and other reservoirs on the Property within such enclosed fenced areas (the "Production Operation Area").

1.3     Owner's Use of Surface: Each Owner has the right to use its portion of the surface of the Property for any lawful purpose, so long as Owner's use thereof does not unreasonably interfere with the rights, interest and uses granted to Operator under the Mineral Lease and this Agreement.

1.4     Effective Date and Term: The parties executed this Agreement (as an amendment to and restatement of the 2004 Surface Use Agreement) on _________ __, 2016 (the “Amendment Date,” as defined in the Preamble above). However, the Effective Date of this Lease (as defined in the Preamble above) shall be deemed the June 1, 2004 Effective Date of the 2004 Surface Use Agreement. Unless sooner terminated in accord with its provisions, this Agreement shall remain in force and effect for the term of the Mineral Lease as defined in the Mineral Lease and for so long thereafter as Operator continues to be licensed to process either Leased Substances or Offsite Substances at Operator's processing facility.

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2.0     Stipulations

2.1     Camp Structures: Without the prior written consent of Owner, which consent Owner shall not unreasonably withhold or delay (taking into account any accommodations or compensation by Operator that may be reasonably required in the circumstances), Operator shall not conduct any exploration, production or processing nor construct any facilities necessary to the same within one thousand five hundred (1,500) feet of the location of any of Owner's camp structures located on the Property as of the Amendment Date. Notwithstanding the foregoing, Owner hereby consents to the drilling and operation of up to three (3) water monitor wells within one thousand five hundred (1,500) feet of the Alta Mesa Camp and the Mesteña Field Office. For purposes of this Subparagraph 2.1, camp structures shall mean the residential or hunting camp principal buildings and structures, plus the area within the immediate fenced boundaries surrounding such buildings and structures, located on the Property as of the Amendment Date. If Operator requests the written consent of Owner to conduct exploration, production or processing, or to construct facilities necessary to the same, within 1,500 feet of any of Owner's camp structures, and the proposed activities will, in the reasonable opinion of Operator, materially impair or restrict Owner's use of such camp structures, then Operator shall inform Owner of such opinion in connection with the request for consent. In response to such a request for consent and if Owner reasonably agrees with Operator's opinion as to the impairment or restriction on Owner's use of the camp structures, then as a condition of the consent to such activities, Owner may require Operator to relocate and reconstruct such camp structures to a different location on the Property of Owner that is reasonably acceptable to Owner and Operator, at Operator's expense. If Owner elects to conditionally consent to a request of Operator under this Subparagraph 2.1 that will require the relocation and reconstruction of camp structures, then with such conditional consent Owner shall notify Operator of the selected location for relocation of the camp structures. If Operator elects to proceed with the proposed activities that will require the relocation and reconstruction of camp structures, then such relocated and reconstructed camp structures shall be of reasonably comparable quality and nature to the original camp structures.

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2.2     Roads Constructed by Operator: Operator shall not construct new roads on the Property unless construction of new roads is reasonably necessary for the efficient conduct of Operator's operations. In such event, the new roads shall be located and constructed after full consultation with Owner to the end that damage to the Property and inconvenience to Owner shall be minimized. Whenever reasonable, Operator shall use existing roads rather than constructing new roads. Any new road shall be constructed or upgraded and maintained by Operator in such manner as to bear traffic necessary to Operator's operations. Maintenance shall include brush control approximately fourteen (14) feet on each side of the road. Upon termination of operations by Operator on the Property, or a portion thereof, all roads and senderos constructed by Operator on the Property, or such portion thereof, shall become the property of Owner. Provided however, Owner shall have the option to require Operator to remove caliche and other hard road materials from all or any part of a road and to plow and reseed with grass of Owner's choice such road or portion thereof. Owner may exercise such option notice to Operator within thirty (30) days of written notice by Operator of the termination of Operator's operations on the Property or the termination of Operator's use of any road, whichever occurs first. Owner may, at its sole risk, use any road constructed by Operator so long as the use thereof does not unreasonably interfere with Operator's use of such road.

2.3     Fences, Gates and Cattleguards:

2.3.1     Operator shall construct and maintain for its own use substantial gates and cattleguards, constructed so as to turn livestock, at all points of ingress and egress to the various pastures in which Operator may conduct its operations. However, no cuts shall be made in any fence, no fence posts shall be removed or relocated and no wire or staples shall be removed unless such operations are conducted under the supervision and in accordance with the instructions of Owner or Owner’s designated agent at the time such operations are conducted. At each such cut for an opening Operator will install and brace a set of two (2) heavy "corner type" posts at least eight inches (8") in diameter at their tops and twelve feet (12') in length, embedded in the ground at least five feet (5'), with each set of such posts being braced against each other with a two inch (2') pipe and by cross wires, so as to prevent same from being pulled towards the tension of the fence at each end of the opening to be made, to which the fence wires shall be tightened and securely fastened in such a manner as to prevent 'sagging' of any wires of said fence.Operator shall install a good and substantial gate at each such opening, said gate to be kept locked with key thereto furnished to Owner, or its designated agent. Owner's current designated agent is Dan Miller III, 2001 Old Port Isabel Rd., Brownsville, Texas 78521; Telephone: (956) 203-5568 (for Alto Colorado) or A.C. Jones, IV, 500 N. Shoreline Blvd., Suite 700, Corpus Christi, Texas 78471; Telephone: (361) 884-3981, (361) 527-3712 (for Alta Mesa).

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2.3.2     If Operator finds it necessary to relocate any fence on the Property due to mining operations, Operator shall either pay Owner the reasonable cost for the relocation of such fence or undertake the relocation of such fence itself, to such location as is reasonably acceptable to Owner. Prior to such relocation, Operator shall take all necessary steps to ensure the enclosure of any pasture or trap, and Owner will reasonably cooperate, or cause Owner's tenant(s) to reasonably cooperate, in the movement of livestock to facilitate such relocation. After completion of mining operations and restoration operations on the Property, and upon written request of Owner, Operator will restore fences and access roads to their original locations, or to such reasonable locations as Owner designates. If any fence constructed by Operator divides or segregates more than 10.0 acres of the Property used for grazing from another part or cuts off any part from a watering place subject to use by Owner, Operator shall install passage lanes in any such fence so that livestock may have reasonable passage to and from such land and/or watering place. If Operator installs a cattle guard within any gate used for movement of livestock, then, upon request of Owner, Operator shall install an additional gate (without a cattleguard) not less than twenty-five feet (25') nor more than one hundred feet (100') from such cattleguard to allow passage of livestock.

2.3.3     Operator shall keep all gates locked when not in actual use unless otherwise instructed by Owner or Owner's designated agent. Upon construction or installation, all gates and cattleguards shall become the property of Owner; however, Operator shall maintain them during the term of this Agreement.

2.3.4      Operator shall install and maintain a substantial metal gate with lock on any boundary fence separating the Property from any public road, or any adjacent premises. Operator shall maintain such gate and lock so as to prevent, to the best of its ability, unauthorized third parties from gaining access onto the Property by means of such road and through such boundary fence gate.

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2.3.5     During such limited periods of unusually heavy ingress and egress to and from the Property by Operator, its contractors and subcontractors, which necessitates an unlocked access gate to the Property, Operator shall maintain a gate guard at such gate in order to control and limit access only to those parties that have been authorized by Operator or Owner.

2.4     Maintenance and Repair: All roads, bridges, cattleguards, and gates used by Operator in its operations shall be kept and maintained in good repair by Operator, and protected against damage by reason of such use. All cattleguards used by Operator shall be maintained in a clean condition so as to prevent cattle or other livestock from crossing them.

2.5     Operator's Use of Water: Owner acknowledges and consents to Operator's reasonable use of water from the Property for operations, subject to the provisions of this Subparagraph 2.5 and of Subparagraph 2.6. In drilling any water well, Operator shall complete such well in water sands below a depth of six-hundred (600) feet beneath the surface of the ground. Any such water well shall be cased from surface through all zones to total depth with quality casing of at least reinforced fiberglass pipe having a minimum of five inches (5") I.D. conforming to API 5LR Grade R.83. If Operator shall drill any water well on the Property, then, upon cessation of Operator's use of such well, it shall be delivered to Owner, at Owner's request and without additional cost to Owner or Operator, for the use of Owner, provided it is not necessary for Operator to plug and abandon such well by reason of its operations under this Agreement, or to use such well for its producing operations on the Property. Such well shall be delivered with existing casing, but Operator may remove surface and/or subsurface pumping equipment. After delivery of the well to Owner, Owner shall assume responsibility for such well, and Operator shall have no further responsibility or liability with regard to the well. With respect to any water developed by Operator on the Property, by water well or otherwise, Owner shall have the right without charge to Owner, to take and use water which is not needed by Operator or so long as such removal or use of water by Owner does not interfere with or adversely affect Operator's operations.

The right to develop and use surface and ground water shall include, without limitation, the right to construct and use dams, ponds, and ditches, and the right to treat, store, inject and re-inject water and other substances for in-situ solution mining on the Property; provided, however, said rights shall not include the right to inject or re-inject water or other substances, or dispose of water or other substances, in any fresh water sands used by Owner unless such injection or re-injection is for the purpose of recovering Leased Substances from the Property by solution mining from any such fresh water sands. Operator will condition the borehole of any hole drilled on the Property with drilling additives to seal off all saline water zones.

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2.6     Owner's Water Supplies: Operator shall not use water from Owner's wells, tanks, or surface reservoirs without Owner's prior written consent. If Operator desires to purchase water for its operations from Owner's then existing wells, tanks or surface reservoirs, then Owner shall have the first right, but shall not be obligated, to sell such water to Operator at the going fair market price in the area. Operator's operations shall be conducted, to the extent reasonably practicable, so as not to damage any water supply of Owner. If, however, to properly explore, develop, and mine the Property for Leased Substances or otherwise conduct operations hereunder, such operations result in damage, destruction or other loss of use of Owner's wells, tanks or surface reservoirs, Operator shall, after consultation with Owner, repair, restore, or replace any well, tank, reservoir, or other water facility so damaged, destroyed or rendered unusable, if feasible in the opinion of Operator. If not so feasible, then Operator shall pay the replacement value to Owner for any such damage sustained, including, without limitation, any reservoir, water trough, road, and fencing incidental to such facility.

Operator shall exercise due care to protect and prevent ground water in the Property from being contaminated or damaged by dangerous materials or poisonous trace elements from Operator's operations under the Mineral Lease, and shall protect against contamination by disposing of waste materials in accordance with the rules and regulations of the Texas Commission on Environmental Quality, the Texas Department of Health, the Texas Railroad Commission and other governmental agencies having jurisdiction thereof. Owner and Operator recognize that in-situ solution mining and Operator's operations under the Mineral Lease may require, or result in, the alteration, relocation, or degradation in the quality or quantity of Owner's existing water supplies. In such event, or when Operator deems it necessary to undertake activities which require or result in such alteration, relocation or degradation of Owner's existing water supplies, Operator shall repair, restore or replace any well, tank, surface reservoir, fences, roads or other water facility or improvements so altered, relocated or degraded; and said facility as so repaired, restored, or replaced shall be of a capacity and quality substantially as good as that damaged or degraded. Replacement of any such facilities shall be at a reasonable location to be designated by Owner. To the extent possible, Operator shall conduct its operations in such a manner as not to prevent the passage of livestock to existing water facilities. The word "damage" and the word "destroy" as used in this Agreement in connection with any water supply shall mean and include contamination. Contamination of water supply shall mean the addition of chemical or radioactive substances to any water supply to a degree that requires any response action under federal or state law or renders the water supply unsafe or unfit for uses for which they were otherwise safe and fit before the commencement of Operator’s operations.

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Operator's liability with respect to damage, contamination or destruction of any watering facility under Subparagraphs 2.5 and 2.6 shall survive the termination of this Agreement, and shall be a continuing liability until four (4) years from the date Operator receives a full release of performance bond pursuant to Texas Commission on Environmental Quality TAC.331.142, 331.143 and 331.144. Such four (4) year limitation of action or actions for damages shall not commence to run until Operator receives such release.

2.7     Hunting and Fishing:

2.7.1     Prohibition of Hunting and Fishing: Operator and its agents, servants, invitees, employees, contractors, subcontractors or anyone connected with or claiming under Operator (collectively with Operator, a "Related Person") shall have no right to fish, hunt or trap any animals on or from the Property. A Related Person shall not bring any firearms or any implements designed for hunting or trapping game onto the Property or on any private road leading to the Property or on any property in which Owner has an interest, except as may be required by Operator to comply with applicable State or Federal laws and regulations. In conducting its operations, Operator shall use commercially reasonable efforts to prevent Related Persons entering the Property from unreasonably disturbing livestock or bringing or keeping any type of dog or cat or livestock on the Property. In addition Operator shall cooperate with Owner to prevent persons other than Related Persons ("Non-Related Persons") from doing the same, but Operator shall not be liable for the actions of Non-Related Persons. Owner or Owner's designated agent may inspect any vehicle entering the Property or any private road leading to the Property or any other property in which Owner has an interest for firearms, implements designed for hunting, dogs, cats or livestock. For each separate violation of this Subparagraph by Related Persons, Operator shall pay to Owner liquidated damages in the amount of One Thousand Five Hundred Dollars ($1,500.00), such sum being acknowledged to be a reasonable estimate and compromise of the actual damages to Owner under the circumstances. Operator agrees to inform all Related Persons of the terms and provisions of this Subparagraph prior to allowing any such parties to come upon the Property by virtue of the Mineral Lease or this Agreement.

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2.7.2     Hunting Lease Compensation: If as a result of Operator's operations under the Mineral Lease, (i) any existing hunting or fishing lease or sublease covering any portion of the Property is terminated by the then current hunting or fishing lessee or sublessee or must be modified to satisfy the current hunting or fishing lessee or sublessee, or (ii) Owner or a lessee of Owner is prohibited from entering into any future hunting or fishing lease on reasonable market terms, then Owner shall notify Operator, and Operator shall pay to Owner a dollar amount equal to the fair market rental income lost due to the termination, modification or failure to lease the portion of the Property in question. The notice from Owner shall describe the portion of the Property in question, the dollar amount of the lost rent and the rental terms of the modified or terminated lease.

3.0     Payments

3.1     Payments or Replacements and Stipulations: Operator shall promptly repair or replace any roads, fences, buildings or other improvements of Owner that may be damaged or destroyed by virtue of Operator's operations under the Mineral Lease to the condition immediately prior to such damage or destruction; or at Owner's option pay to Owner the fair market cost of repair of damaged improvements or the fair market value of destroyed improvements. Owner shall accept such repair, replacement or payment in lieu of common law damages, and agrees not make claim for damages beyond the repair, replacement or payment provisions of this Agreement, regardless of whether such damage was caused by the negligence of Operator. In addition to the foregoing compensatory payments, Operator also agrees to pay as consideration for the use of, and damage to, the surface of the Property and Owner's covenant to cooperate with Operator's exercise of its rights under the Mineral Lease, the following amounts:

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3.1.1     Drill Holes: Operator shall pay to Owner a one-time payment of $150.00 for each exploratory test hole and a one-time payment of $90.00 for each development test hole dug or drilled by Operator on the Property outside the Production Operation Area as defined above in Subparagraph 1.2. Such payments shall be submitted to Owner along with a diagram, drawn to scale, designating the location of each hole and the date each hole was drilled. Development test holes shall be those holes drilled on a density pattern of five (5) or more holes per acre.

3.1.2     Monitor Wells: For each monitor well required to be placed on the Property outside of the Production Operation Area, Operator shall pay Owner the sum of $160.00 per year. In the event that any such monitor well is suitable for production of water, then, upon cessation of Operator's use thereof, such well, if not within an existing or contemplated Production Operation Area, shall, upon request of Owner, subject to applicable regulatory conditions or requirements, be delivered to Owner in the same manner as wells completed for water production by Operator and provided for in this Agreement. While in use by Operator, Operator shall mark the location of each monitor well for visible identification and shall provide to Owner on a quarterly basis copies of the water sample reports that Operator normally submits to state regulatory authorities from each monitor well located on the Property.

3.1.3     Senderos and Roads: Operator shall pay to Owner a onetime payment of $25.00 per rod (or a pro-rata sum for each fractional rod) within each new road constructed or $16.00 per rod (or a pro-rata sum for each fractional rod) within each new sendero made on the Property by Operator. In the event any such new senderos are constructed, same shall be two (2) bulldozer blades wide, and shall be properly terraced with spreader dams on slopes so as to prevent erosion and washing of waters in times of heavy rainfall.

3.1.4     Agricultural Damages: Each acre or portion thereof within the Production Operation Area, and each acre of the Property outside of the Production Operation Area containing any pipelines constructed or installed by Operator on the Property, shall be deemed to have been taken out of agricultural use on the date on which the enclosure of such acreage is completed, or, as to pipelines outside of the Production Operation Area, on the date Owner is deprived of use of the surface area. Operator agrees to pay to Owner from the date each such acre or fractional acre is deemed taken out of agricultural use, for the area of the deep disposal well, an annual sum equal to $830.00 per acre (or pro-rata sum for each fractional acre) and for the area of the well fields, fenced pipelines, and other production facilities, excluding Monitor wells as provided for in Subparagraph 3.1.2, an annual sum equal to $500.00 per acre (or pro-rata sum for each fractional acre). Upon cessation of such use of any acreage and removal of all equipment, such acreage shall be reclaimed by root plowing and seeding in grass and through the establishment of plant cover, soil stability, or other measures appropriate for subsequent beneficial use of the Property. Owner and Operator recognize that crop or grass damages of whatever kind or character, wherever located in, on or under the Property, which may be caused by Operator's operations are very difficult to accurately estimate or determine. Therefore, Owner and Operator agree that the amounts set forth in Subparagraphs 3.1.1 through 3.1.4 above are a reasonable forecast of the just compensation, if any, which would be due Owner for such temporary damages, and that, therefore, such amounts and payments shall constitute full and complete liquidated damages for any such temporary damages (excepting damages caused by the gross negligence or willful misconduct of Operator).

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3.1.5     Pipeline: Operator shall pay to Owner a one-time payment of $25.00 per rod (or a pro-rata sum for each fractional rod) of pipeline installed by Operator outside the Production Operation Area within the Property. At Owner's request, Operator shall provide a method for cattle to cross the pipelines. Additionally pipelines laid between pipelines carrying pregnant and barren lixivant need not be buried.

3.1.6     Due and Payable Period; Partial Waiver: Except as otherwise specifically provided, any payments under Paragraph 3.1 shall be paid in full on or before December 31 of the year during which such payments accrue. Notwithstanding any other provision in this Agreement, Owner hereby agrees to defer the receipt of any payments under this Paragraph 3.1 for the period beginning on the Amendment Date and ending on December 31, 2018, until June 30, 2019; further, Operator shall have the option, at its sole discretion, to pay up to 50% (fifty percent) of the total deferred payment amounts in the form of common shares of Energy Fuels Inc. (“EFI’s common shares”), valued based on the Volume Weighted Average Price of EFI’s common shares on the NYSE MKT LLC stock exchange for the ten (10) trading days ending on the last trading day prior to the date of payment to Owner. Owner acknowledges that, as of the Amendment Date, no payments required under Paragraph 3.1 of the 2004 Surface Use Agreement remain outstanding or unpaid, and Operator has no obligation in respect of any such payments.

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3.1.7     Identification of Surface Damage Area: Any damage payment made by Operator to Owner for damages to the surface of the Property or to improvements or facilities of Owner, shall be accompanied by a plat, map or other suitable information so that Owner may readily identify the lands or improvements involved.

3.2     Adjustment to Certain Payments (PPI): All payment amounts set forth in Subparagraphs 3.1.1 through 3.1.5 above (“Use Payment Amounts”) shall be subject to possible increase (but not decrease) on each anniversary of the Amendment Date based on changes in the Producer’s Price Index for Finished Goods (not seasonally adjusted) (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics, on its official website (http://www.bls.gov/ppi/data.htm).

For purposes of determining whether or not the Use Payment Amounts for a given year will be increased pursuant to this Subparagraph, the term "Base Index Number" shall mean the published PPI value for the month of the Amendment Date (using the latest version of index data available on the date of then-current anniversary), and the term “Comparison Index Number” shall mean the published PPI value for the month immediately preceding then-current anniversary (using the latest version of index data available on the date of then-current anniversary). With respect to the Comparison Index Number, if the PPI data for the month immediately preceding then-current anniversary are not available as of the date of then-current anniversary, the PPI data available for the next closest preceding month shall be used instead.

Beginning on the first anniversary of the Amendment Date, and on each anniversary thereafter during the term of this Agreement, Operator shall determine the Use Payment Amounts for the upcoming year as follows: First, Operator shall divide the Comparison Index Number by the Base Index Number. If the quotient is greater than 1.0, Operator shall multiply the quotient by each Use Payment Amount, respectively, to determine the increased Use Payment Amounts for the upcoming year. If the quotient is less than 1.0, the Use Payment Amounts for the upcoming year shall remain as set forth in Subparagraphs 3.1.1 through 3.1.5 above.

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If publication of the PPI is discontinued any time after the Amendment Date, the parties will meet and agree upon a comparable new formula or index.

4.0     Maintenance and Restoration:

4.1     Plugging: Operator agrees that it will plug or fill-in any exploratory or development test holes or other holes dug or drilled by it on the Property in such manner as to comply with all regulations and rules of any governmental authority applicable to operations under the Mineral Lease and to prevent cave-ins. In plugging or filling such holes, the topmost part of any casing shall be cut-off 36" below the surface so that the top 36" of all holes shall be filled with topsoil. Operator further agrees that in the event any saltwater-bearing sand is penetrated by one of Operator's holes, the same will be plugged with cement in such a manner as to prevent passage of any fluid into the hole above or below such saltwater-bearing sand.

4.2     Trash: Operator shall keep the Property free from trash or debris resulting from Operator's operations.

4.3     Utilities: To the extent allowed by any applicable public utility, Owner shall have the right to connect to any utility lines utilized by Operator; provided, Owner’s connection to and use of such utility lines shall not materially impair Operator’s operations on the Property. In the event Owner exercises such right, Owner shall be responsible for all expenses of such connection and for the separate metering of Owner's usage. Upon the termination of Operator's usage of such utilities, and to the extent possible, said utility lines shall remain in place and title thereto shall pass to Owner.

4.4     New Materials: New materials of at least equal quality shall be used in determining replacement value, or in repairing or constructing, any improvements damaged or destroyed on the Property by Operator.

4.5     Contamination: Operator shall perform all activities on the Property in a good and workmanlike manner and in accordance with locally prevailing industry standards and applicable law. Operator shall exercise due care to protect and prevent the Property from becoming contaminated as a result of Operator's operations. Contamination means changes to the surface, subsurface, water sands or ore bearing sands from their pre-mining condition through the addition of radioactive or chemical substances to an extent that requires any response action under federal or state law or renders the surface, subsurface, water sands or ore bearing sands unsafe or unfit for uses for which they were otherwise safe and fit before the commencement of Operator’s operations; provided, however, upon the release by all applicable regulatory authorities of Operator’s reclamation and other obligations under all required licenses and permits, all such surface, subsurface, water sands and ore bearing sands that were subject to such licenses and permits shall be deemed to be safe and fit for uses for which they were otherwise safe and fit before the commencement of Operator’s operations. At a minimum, Operator shall protect against contamination as required by governmental regulations.

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4.5.1     If a portion of the Property becomes contaminated as a result of Operator's operations, then Operator shall use economically reasonable efforts to restore the contaminated Property to safe and usable condition consistent with the pre-mining uses of such Property in compliance with all governmental regulations in connection therewith. If after attempted full restoration and reclamation, Operator has been unable to remove said contamination at a cost reasonably related to the value of such Property prior to such contamination, Operator will purchase such Property from Owner, and Owner will convey such Property to Operator. Operator shall pay to Owner, for the purchase of such Property and as compensation for such contamination, a sum equal to one hundred percent (100%) of the market value of such Property as of the time that the Owner discovers such contamination, with such market value determined as if the contamination did not exist ("Contaminated Value") for the surface area contaminated. If any statute of limitations is available to Operator as a defense against a claim by Owner under this Subparagraph, the applicable period of limitations shall not be deemed to commence until discovery by Owner of the claimed contamination.

4.5.2      Notwithstanding any other provision of this Agreement, if as a result of any operation conducted by Operator, the surface of the Property, or the surface of any lands belonging to Owner, are damaged to the extent that it is deemed necessary that Owner's land, or any part thereof, should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or the rights of eminent domain, or should be sold to a condemning authority under threat of condemnation, Owner shall receive the Contaminated Value for each surface acre of the surface area acquired under condemnation proceedings or as a result of a sale to a condemning authority under threat of condemnation. In the event an award of damages for the taking of the surface of such land is made as a result of condemnation proceedings, or a sum is received by Owner as a result of a sale to a condemning authority under threat of condemnation, which sum is less than the equivalent of the Contaminated Value, Operator agrees to pay Owner a sum equal to the difference between the amount actually awarded in such condemnation proceedings, or the amount received by Owner as a result of sale to a condemning authority under threat of condemnation, and the Contaminated Value for such land so taken or sold. The damages provided for under this Subparagraph shall be paid to Owner in addition to any sum or sums received by Owner as compensation for the diminution in value of land not so taken or sold as a result of condemnation, or threat of condemnation, customarily referred to in condemnation proceedings as "the remainder".

16

In determining the Contaminated Value under this Subparagraph 4.5, the parties shall negotiate in good faith to agree to the market value of the land involved as of the time that the Owner discovers such contamination. In the event such agreement cannot be made within thirty (30) days after notification of such contamination, then the parties shall attempt to agree on a third party land appraiser to determine such market value, which will be binding upon the parties. If such independent third party appraiser cannot be agreed upon within the succeeding thirty (30) day period, then each party shall designate their respective land appraisers, who in turn will appoint a third party independent land appraiser who shall thereupon determine such market value of the contaminated land and such determination shall be final and binding upon the parties. Notwithstanding any other provision of this Agreement, if the respective land appraisers designate a third party independent land appraiser, as provided in this Agreement, such third party independent land appraiser shall be a member of the American Institute of Real Estate Appraisers.

4.5.3     Operator's obligations relative to the cleanup and restoration of any contamination on the Property (including the Indemnity provision of Paragraph 5) shall survive the purchase of contaminated land, assignment of the Mineral Lease, termination of the Mineral Lease (partial or total), and/or termination of this Agreement.

4.6     Unauthorized Activities: If any person employed by Operator, contracted or subcontracted by Operator is found to have violated any of the LEONCITO RANCH RULES attached to this Agreement as Exhibit B, Owner may notify Operator and furnish pertinent documentation relating to such violation and request that such violator shall be prohibited from entering the Property. Within forty-eight (48) hours after the date of delivery of the notice, Operator shall comply with the request of Owner and prohibit such violator from thereafter entering the Property.

17

5.0     Indemnification and Insurance

5.1     Operator's Indemnification:

a.     Operator and EFHC (but EFHC only in respect of environmental-related claims as described in the following paragraph b. and no other claims) shall hold harmless, indemnify and defend Owner from and against any damages, costs (including attorney's fees), suits or claims for damages, or injury to persons or property (including but not limited to environmental-related claims as described in the following paragraph b.) caused by, arising out of, or resulting from the operations by Operator, Operator's agents, employees, invitees or independent contractors on the Property (the "Operator's Indemnification"). The Operator's Indemnification will apply even if the subject injury or damage is caused in whole or in part by the negligence of Owner, but will not apply to the extent such injury or damage is caused by the gross negligence or willful misconduct of Owner. The Operator's Indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts. This section shall survive the termination of this Agreement; provided, however, the Operator’s Indemnification set forth herein shall terminate upon the cessation of mining in regard to the Leased Substances and the completion of applicable reclamation requirements in the State of Texas as evidenced by a final notice of approval of same issued by the Texas Commission on Environmental Quality, the Surface Mining and Reclamation Division of the Railroad Commission of Texas or other applicable agency within the State of Texas.

b.     The Operator’s Indemnification includes any and all claims arising out of or relating to acts or omissions of Operator (including Operator's agents, employees, invitees or independent contractors) that cause or result in (a) discharge of hazardous substances (as defined by any federal, state or local environmental law or regulation), the threat of discharge of hazardous substances, or the presence of hazardous substances affecting the Property (other than the generation, storage, treatment, discharge, location or presence of hazardous substances permitted by and in accordance with law or applicable regulations, licenses and permits); and (b) removal costs, remedial costs, response costs, and assessment costs, incurred or required by federal, state or local government, with respect to such hazardous substances.

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5.2     Insurance: Operator will require all third party contractors performing services for Operator on the Property to maintain commercially reasonable insurance coverage in connection with such services rendered. Operator will obtain and maintain at all times while this Agreement is in force adequate insurance, naming Owner as an additional insured on each policy (other than workers compensation), including broad form blanket contractual liability coverage, but excluding environmental liability, and a waiver of subrogation by the insurance company to claims against Owner. Operator shall, prior to commencement of any operations on the Property, and at all times during the term of this Agreement, maintain a minimum coverage, including the following:

a.     Workers compensation insurance covering all of Operator's employees engaged in operations on the Property in compliance with the laws of the State of Texas and Employer's Liability Insurance of $100,000.00 for injuries to or death of any one employee and $100,000.00 for injuries to or death of more than one employee resulting from any one accident; and

b.     General public liability and property insurance in connection with all operations conducted on the Property, with a limit of not less than $1,000,000.00 for injuries to or death of any one person resulting from any one accident, not less than $1,000,000.00 for injuries to or death of more than one person resulting from any one accident, and property damage limit of not less than $1,000,000.00 per accident, $5,000,000.00 aggregate, and such property damage insurance shall not exclude liability for loss of or damage to property on or above the surface of the earth arising from a blowout or cratering of a drill hole, injection or production well; and

c.     Automobile public liability and property damage insurance in connection with all operations conducted on the Property (including coverage on owned and non-owned automotive equipment) with bodily injury or death limit of not less than $500,000.00 for injuries to or death of any person resulting from any one accident, and not less than $500,000.00 from injuries to or death of more than one person resulting from any one accident, and property damage limit of not less than $500,000.00 per accident; and

19

d.     Excess umbrella coverage in the amount of at least $10,000,000.00. Upon request of Owner, Operator shall furnish Owner current certificates of insurance, or abstracts thereof, issued by its insurers under all such policies as evidence that all of such insurance is carried

6.0     Removal of Equipment and Other Property: Owner acknowledges that during the one hundred eighty (180) days following termination of the Mineral Lease, Operator shall be entitled to remove all Leased Substances and any other personal property of Operator located, stockpiled or stored on the Property. Operator shall remove any equipment, machinery, tools, supplies, pipe, buildings and all other facilities and installations placed on the Property by Operator.

7.0     Assignment-Change of Ownership: The rights and obligations of either party may be assigned in whole or in part as set forth below, and the provisions of this Agreement shall extend to their respective successors and permissible assigns.

7.1     Owner's Right of Assignment: The rights and covenants of Owner under this Agreement may be assigned by Owner to a successor owner of the Property in connection with the sale or other conveyance of the Property without the consent of Operator provided, however, Owner shall remain responsible for any obligations or liabilities of Owner arising hereunder prior to the date of any such assignment.

7.2     Operator's Right of Assignment: The rights and obligations of Operator under this Agreement may be assigned in whole or in part by Operator without the consent of Owner to any affiliate of Operator or any assignee of Operator under the Mineral Lease who agrees to assume all such rights and obligations. Operator may assign its rights and obligations under this Agreement to an entity who is not an affiliate or an assignee under the Mineral Lease only upon Owner’s prior written consent, which consent Owner shall not unreasonably withhold or delay. In the event of any assignment by Operator hereunder, Operator shall remain responsible for any obligations or liabilities of Operator arising hereunder prior to the date of such assignment. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of the publicly traded ultimate parent Company of Operator from entering into or participating in a merger, acquisition, take-over, arrangement, amalgamation or other form of business combination that results in a change of control of such entity, and any such change in control shall not be considered an assignment of this Agreement that would require the consent of Owner.

20

8.0     Force Majeure: Operator shall not be deemed in default, or to have ceased performance of Operator's obligations under this Agreement, during any period in which performance or operations are prevented by any cause beyond Operator's control, after a good faith effort to comply with any such obligations ("Force Majeure") which term shall include: any act of God, including but not limited to storms, floods, washouts, landslides, and lightning; acts of the public enemy; wars, blockades, terrorism, insurrections or riots; strikes or lockouts; epidemics or quarantine regulations; laws, acts, rules, regulations, orders, application or permit denials or requests of federal, state, municipal or other governmental officers or agents acting under color of authority; or the failure or delay of any governmental agency to act upon a request or application or any other act required by any such agency in connection with Operator's operations or proposed operations on or affecting the Property.

Upon the occurrence of Force Majeure, Operator shall give written notice to Owner and reasonably full particulars in writing of the cause of Force Majeure within thirty (30) days after the occurrence, and upon giving of such notice Operator shall be excused from performing the obligation (other than the Operator's Indemnification) prevented for a period equal to the period of Force Majeure, but no longer. Operator shall also notify Owner of the ending date of such period of Force Majeure within thirty (30) days thereafter. The provisions of this Paragraph shall not suspend or delay the time for payment of compensation for damages, or any other payments payable under the provisions of this Agreement. Operator's obligations under this Agreement may not be suspended by reason of Force Majeure for a cumulative period of time in excess of five (5) years after Operator has obtained all licenses and permits allowing it to commence production of Leased Substances pursuant to the Mineral Lease.

9.0     Default: If Owner considers there to be a breach of this Agreement, then Owner shall notify Operator in writing and shall, in such notice, set forth the facts relied upon by Owner for the giving of such notice. Operator shall have forty-five (45) days after receipt of such written notice within which to commence compliance and shall thereafter use due diligence to complete compliance with such covenant and shall promptly complete compliance within a reasonable time. Provided, however, if the breach is a failure to pay, when due and payable, any payment provided for in this Agreement, Operator shall have thirty (30) days after receipt of Owner's written notice within which to pay or tender such sum.

21

If Operator defaults in the payment of any damages, other obligations, benefits, and monies which may become due to Owner from Operator under the provisions of this Agreement, such damages, other obligations, benefits, and monies shall bear interest at an annual rate of one (1) percentage point over the prime commercial rate quoted from time to time by Bank of America Corpus Christi, Corpus Christi, Texas (but in no event less than an annual rate of ten percent (10%), and in no event in excess of an annual rate of fifteen percent (15%)) from the due date until paid, or, in the case of sums paid by Owner, from the date Owner makes such payment until the date Owner is reimbursed by Operator therefor. In the event such bank (or successor bank) should fail, liquidate, or be succeeded by another bank, then Owner and Operator shall select another bank as the bank that shall establish the prime commercial rate.

10.0     Warranty and No Homestead: Owner warrants to Operator that Owner holds good and indefeasible title and agrees to defend such title to the Property subject to (i) rights of third parties under any right-of-way easements apparent upon the Property or filed of public record, and (ii) all existing leases, rights and encumbrances of record, and (iii) the lease to Big Buffel, LLC, P.O. Box 1860, Bentonville, Arkansas 72712-1860, Jim Walton, President, Attn: Merrill White (479-464-1528), and (iv) any agricultural and/or hunting leases or subleases in existence and identified by Owner in writing prior to the Amendment Date. At its option and after giving Owner at least thirty (30) days advance notice, Operator may discharge any delinquent tax, mortgage or lien upon Owner's interest in the Property, either in whole or in part, provided the validity or amount of such tax, mortgage or lien is not being contested in good faith in a court of competent jurisdiction. If Operator discharges any such tax, mortgage or lien, then Operator shall be subrogated to such tax, mortgage or lien with the right to enforce the same and the further right to deduct any such payment made by Operator, together with an annual interest charge at the same rate as provided in Paragraph 9.0, from any damages or other payments under this Agreement payable to Owner of the interest in the Property to which such tax, mortgage or lien applied. If applicable, Owner hereby releases and relinquishes any right of homestead exemption which Owner may have in the Property.

22

11.0     Termination: Provided Operator has complied with all governmental regulations and all terms of the Mineral Lease, then Operator may, by notice to Owner, at any time terminate this Agreement as to all or any portion of the Property. Upon such a termination Operator shall be released from further obligations and liabilities under this Agreement except as to those obligations which have then occurred and become fixed, those obligations which have not been barred by the statute of limitations and those obligations which survive any termination of this Agreement. Any partial termination of this Agreement must describe the portion of the Property to be surrendered under the terms of this Paragraph.

12.0     Adverse Claim: In case of suit, adverse claim, dispute or question, as to the ownership of the Property, Operator shall not be in default in payments under this Agreement until the suit, claim, dispute or question has been finally disposed of. Any payments withheld shall be deposited in an interest bearing account and, together with interest thereon, shall be paid on or before thirty (30) days after Operator has been furnished with the original instruments disposing of the suit, claim or dispute (or certified copies thereof), or after Operator has been furnished with proof sufficient in Operator’s opinion, to settle the question.

13.0     Notices: All notices required or permitted to be given under this Agreement shall be in writing and may be delivered personally, by recognized overnight courier, by e-mail or by registered or certified mail, all charges prepaid, return receipt requested to the party to be notified at the address for such party set forth in this Paragraph 13 or at such other address within the continental United States of America as the party to be notified may have designated at least thirty (30) days prior thereto by notice to the other parties. All notices shall be deemed properly delivered upon actual receipt or three days following deposit in the United States mail addressed to the party in accord with this Paragraph. All notices shall be delivered at the following addresses:

If to Owner

Alta Mesa Land, L.L.C.
105 West High Street
Charlottesville, Virginia 22902
Attn: Mr. W. McIlwaine Thompson, Manager

23

Alta Mesa Land, L.L.C.
1707 N. Main Street
Suffolk, Virginia 23434
Attn: Mrs. Alice Thompson Cross, Manager

And to

Alto Colorado Ranches, Ltd.
Alto Colorado GP, LLC
2001 Old Port Isabel Rd.
Brownsville, Texas 78521
Attn.: Dan Miller II, Manager

If to Operator

Leoncito Project, L.L.C., Leoncito Plant, L.L.C., and
Mesteña Uranium, L.L.C.
c/o Energy Fuels Inc.
225 Union Blvd., Suite 600
Lakewood, Colorado 80228
Attention:	David Frydenlund
(dfrydenlund@energyfuels.com)

With copy to

Haynes and Boone, LLP
1801 Broadway, Suite 800
Denver, Colorado 80202
Attention:	John D. Fognani; Michael T. Hegarty
(john.fognani@haynesboone.com;
michael.hegarty@haynesboone.com)

14.0     Place for Payment and Permissible Venue: Any sums becoming due by Operator to Owner hereunder, shall be paid to the Owner at the first address for notice to such Owner set out above. This Agreement is performable, or partly performable, in Nueces County, Texas. With respect to any dispute between Operator and Owner concerning this Agreement, each party agrees that Venue, to the extent allowed by Law is to be determined by the parties, shall lie and be in the District Court of Nueces County, Texas, or the United States District Court of the Southern District of Texas. The rights and duties of the parties under this Agreement shall be governed by the laws of the State of Texas.

24

15.0     Apportionment of Payments to Owner: Alta Mesa and Alto Colorado, or their respective tenants, as the case may be, shall be entitled to any payments which become due under this Agreement as a result of surface damages, damage to personal property or other payments due Owner, as an owner or as a party lawfully in possession of the surface. Owner has furnished Operator copies of plats depicting the perimeter of the Property and the division of surface ownership of the Property.

16.0     Entire Agreement: This Agreement constitutes the entire agreement of the parties as to the subject matter covered in this Agreement.

17.0     Binding Effect: This Agreement shall be binding upon and inure to the benefit to the parties, their respective successors and permissible assigns.

18.0     Headings: Paragraph headings in this Agreement are for convenience only and do not constitute part of this Agreement.

19.0     Savings Clause: In the event a court of competent jurisdiction determines by final judgment that any provision of this Agreement is invalid, such invalidity shall not affect the validity of the remaining provisions of this Agreement.

20.0     Time is of the Essence: Time is of the essence of this Agreement.

IN WITNESS WHEREOF, this instrument is executed as of and effective on the date first written above.

[Signature Pages follow]

25

OWNER:	ALTA MESA LAND, L.L.C.,
A Texas Limited Liability Company

By:
ALICE THOMPSON CROSS, Manager

By:
W. McILWAINE THOMPSON, JR.,
Manager

ALTO COLORADO RANCHES, LTD.,
A Texas Limited Partnership

By: Alto Colorado GP, LLC, a Texas Limited ,
Liability Company, General Partner

By:
Dan Miller II, Manager

By:
Dan Miller III, Manager

By:
William J. Miller, Manager

OPERATOR:	LEONCITO PROJECT, L.L.C., a Texas Limited
Liability Company

By:

(Signature Page to Surface Use Agreement)

26

LEONCITO PLANT, L.L.C., a Texas Limited
Liability Company

By:

MESTEÑA URANIUM, L.L.C., a Texas Limited
Liability Company

By:

ENERGY FUELS HOLDINGS CORP., a Delaware corporation
(as to Subparagraph 5.1.b only)

By:

(Signature Page to Surface Use Agreement)

27

ACKNOWLEDGMENTS

STATE OF VIRGINIA	§
§
COUNTY OF _______________________________________________	§

This instrument was acknowledged before me on ___________________, 2016 by ALICE THOMPSON CROSS, as manager of ALTA MESA LAND, L.L.C., a Texas limited liability company.

_________________________________________
NOTARY PUBLIC, State of Virginia

STATE OF VIRGINIA	§
§
COUNTY OF	§

This instrument was acknowledged before me on ________________________, 2016 by W. McILWAINE THOMPSON, JR., as manager of ALTA MESA LAND, L.L.C., a Texas limited liability company.

_________________________________________
NOTARY PUBLIC, State of Virginia

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ________________________, 2016 by, Dan Miller II, as Manager of Alto Colorado GP, LLC, the general partner to ALTO COLORADO RANCHES, LTD., a Texas limited partnership.

_________________________________________
NOTARY PUBLIC, State of Texas

28

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ________________________, 2016 by, Dan Miller III, as Manager of Alto Colorado GP, LLC, the general partner to ALTO COLORADO RANCHES, LTD., a Texas limited partnership.

_________________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on ________________________, 2016 by, William J. Miller, as Manager of Alto Colorado GP, LLC, the general partner to ALTO COLORADO RANCHES, LTD., a Texas limited partnership.

_________________________________________
NOTARY PUBLIC, State of Texas

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

This instrument was acknowledged before me on _______________________, 2016 by _______________on behalf of LEONCITO PROJECT, L.L.C., LEONCITO PLANT, L.L.C., and MESTEÑA URANIUM, L.L.C., Texas limited liability companies.

_________________________________________
NOTARY PUBLIC, State of Texas

29

STATE OF COLORADO	§
§
COUNTY OF ___________	§

This instrument was acknowledged before me on _______________________, 2016 by ____________________________on behalf of ENERGY FUELS HOLDINGS CORP., a Delaware corporation.

_________________________________________
NOTARY PUBLIC, State of Colorado

30

"EXHIBIT A"

ATTACHED TO AND MADE A PART OF
AMENDED AND RESTATED SURFACE USE AGREEMENT
BY AND BETWEEN
ALTA MESA LAND, L.L.C., ET AL., AS OWNER, AND
LEONCITO PROJECT, L.L.C., ET AL., AS OPERATOR
AMENDMENT DATE: __________, 2016
EFFECTIVE DATE: JUNE 1, 2004

A tract of land containing 4,494 acres [NTD: acreage to be verified] more or less, being a part of the La Mestena Y Gonzalena Grant, Rafael Garcia Salinas Survey, A-480, Brooks County, Texas, and Las Mestenas Grant, Ysidro Garcia Survey, A-218, Brooks County, Texas, said tract of land also being a part of tracts 1, 4, 5 and 6 of the W. W. Jones Subdivision, as shown by map or plat thereof recorded in Volume 15, Page 482 of the Deed Records of Brooks County, Texas, said 4,494 acre tract being more fully described by metes and bounds as follows:

BEGINNING at a point on the East line of this tract at the Northeast corner of said Tract 1 and the Southeast corner of said Tract 5 of said W. W. Jones Subdivision of said Mestena Grants and said point having coordinates x = 2,063,203.30, y = 447,661.14 and a found 5/8” diameter rod in the center line of County Road 314 (F.M. 430);

THENCE South 00º 36’ 01” East along the East line of said Tract 1 and the centerline of said County Road 314 (F.M. 430) a distance of 6396.49 feet to a point for the most easterly Southeast corner of this Tract.

THENCE South 87º 42’ 36” West across said Tract 1, a distance of 5000.49 feet to a point for the most southerly Southwest corner of this tract.

THENCE North 00º 09’ 01” East across said Tract No. 1, a distance of 5,009.49 feet to a point in Tract No. 1, for the most southerly inside corner of this Tract;

THENCE South 88° 00’ 18” West a distance of 3,655.69 feet across said Tract 1 to a point in said Tract 1 for a Southwest corner of this tract from whence said point bears East a distance of 108 feet from the West line of said Tract 1;

THENCE North 02° 00’ 18” West a distance of 1,472.20 feet across said Tract 1 and said Tract 5 to a point in said Tract 5 for an inner corner of this tract from whence said point bears North 42° 58’ 57” East a distance of 121.85 feet from the Northeast corner of Tract 2 of W. W. Jones Subdivision;

THENCE South 87° 35’ 04” West a distance of 3,411.78 feet across said Tract 5 and said Tract 4 to a point in said Tract 4 for the most westerly southwest corner of this tract, from whence said point bears North 01° 58’ 58” West a distance of 86.16 feet from a 1 7/8” diameter I.P. with brass cap marked “No. 7” in the North line of said Tract 2;

1

THENCE North 01° 21’ 03” West a distance of 10,354.54 feet across said Tract 4 to a point on the North line of said Tract 4 for the most westerly Northwest corner of this tract;

THENCE North 89° 26’ 26” East a distance of 3,012.16 feet with the North line of said Tract 4 to a point being the Northeast corner of Tract 4 in the west boundary line of tract 5 and for an inner corner of said Tract;

THENCE North 03° 20’ 46” West a distance of 1,881.30 feet’ with the West line of said Tract 5 to a point for the Northwest corner of said Tract 5 and a Northwest corner of this tract;

THENCE North 87° 23’ 50” East with the South line of Share C-2 a distance of 5,565.07 to a point on the North line of said Tract 5 for an inner corner of this tract;

THENCE North 02° 48’ 05” West with the East line of Share C-2 a distance of 4,361.84 feet to a point for the most northerly Northwest corner of this tract;

THENCE North 88° 57’ 32” East a distance of 3,823.27 feet across said Tract 6 to a point at an inner corner of said Tract 6 for the Northeast corner of this tract;

THENCE South 00° 57’ 44” East with the East line of said Tract 6 a distance of 4,208.28 feet to a point being the Northeast corner of said Tract 5, the Southeast corner of said Tract 6 and having x and y coordinates of x = 2,026,070.95 and y = 460,005.20;

THENCE South 00° 44’ 24” East with the East line of said Tract 5 a distance of 5,499.82 feet to a point in the intersection and centerline of County Road 314 (F.M. 430);

THENCE South 00° 30’ 47” East with the East line of said Tract 5 and the centerline of County Road 314 (F.M. 430) a distance of 6,844.97 feet to the Southeast corner of said Tract 5 and the Northeast corner of said Tract 1 and the PLACE OF BEGINNING.

SAVE AND EXCEPT the following described Plant Site owned by Leoncito Plant, Ltd.:

Being a 45.578 acre surface site situated in a called 3467.98 acre tract known as the Alice Jones Thompson Tract “A” and being out of the “LAS MESTENAS Y GONZALENA” RAFAEL GARCIA SALINAS Survey, Abstract Number 480 and Tract 5 of the W.W. Jones Subdivision, as shown by map or plat thereof recorded in Volume 15, page 482 of the Deed Records of Brooks County, Texas. This surface site being located approximately 10.7 miles West of Rachal in Brooks County, Texas and being described, more particularly, by metes and bounds as follows:

BEGINNING at a 5/8 inch iron rod (Y=448,707.00 and X=2,063,192.09) set in the East line of Tract 5 of said 3467.98 acre tract and center line of County Road 314 and same being set for the Southeast corner of this tract of land herein described, from which a 5/8 inch iron rod found for the Northeast corner of Tract 1 of said 3467.98 acre tract and same being for the Southeast corner of said Tract 5 of said subdivision bears S 00°36’52” E a distance of 1045.92 feet;

2

THENCE – North 90 deg. West across said Tract 5, at 30 feet crossing the West right-of-way margin of said County Road 314, at 2524.09 passing a 5/8 inch iron rod set as a reference point for line, in all a distance of 3125.09 feet to a 5/8 inch iron rod set for the Southwest corner of this tract of land herein described and said corner having coordinates x = 2,060,067.00 and y = 448,707.00;

THENCE – North 00 deg. East a distance of 636.00 feet to a 5/8 inch iron rod set for the Northwest corner of this tract of land herein described and said corner having coordinates x = 2,060,067.00 and y = 449,343.00;

THENCE – North 90 deg. East at 601.00 feet passing a 5/8 inch iron rod set as a reference point for line, at 3088.27 feet passing said West right-of-way margin of County Road 314, in all a distance of 3118.27 feet to a 5/8 inch iron rod set in the center of said County Road 314 for the Northeast corner of this tract of land herein described and said corner having coordinates x = 2,063,185.27 and y = 449,343.00;

THENCE – S 00°36’52” E, with the East line of said Tract 5 and same being with the center line of County Road 314, a distance of 636.04 feet to the POINT OF BEGINNING and containing 45.578 acres of land within these metes and bounds, more or less.

All bearings and coordinates recited refer to the State Plane Coordinate System, NAD27, Texas South Zone, with control established based upon NGS monument “BM J628” using the following data:Y = 454,476.11 and X = 2,060,955.22

3

"EXHIBIT B"

ATTACHED TO AND MADE A PART OF
AMENDED AND RESTATED SURFACE USE AGREEMENT
BY AND BETWEEN
ALTA MESA LAND, L.L.C., ET AL., AS OWNER, AND
LEONCITO PROJECT, LTD., ET AL., AS OPERATOR
AMENDMENT DATE: ___________, 2016
EFFECTIVE DATE: JUNE 1, 2004

LEONCITO RANCH RULES

The following rules apply to all company employees and other third party contractors that enter the ranch.

1.	Owner may prohibit any person employed by Operator, or utilized by Operator from entering the lease if they have violated any of the Leoncito Ranch Rules.

2.	Owner may inspect any vehicle entering and exiting Property.

3.	The speed limit is 30 miles per hour.

4.	No alcoholic beverages or drugs allowed on ranch.

5.	Exterior gates are to remain locked at all times unless gate guard is present. Leave interior gates the way they are found.

6.	Use a direct route in going to and from any production operation area.

7.	All third party contractors exit same gate entered.

8.	Keep surface free of debris.

9.	Do not damage any large trees.

10.	No firewood can be taken from ranch.

11.	Do not disturb livestock or wildlife.

12.	Do not hunt or fish on lease. Do not carry any hunting or fishing paraphernalia in vehicles or on your person.

13.	No firearms or any type of weapons (bows, slingshots, blowguns, etc.).

14.	No dogs or other animals allowed to be brought on ranch.

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15.	No overnight sleeping in vehicles or camping on ranch.

16.	Report any violations or accidents immediately to Dan Miller III, A. C. Jones and/or other Owner representative.

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